UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

JUNIPER NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Juniper Networks, Inc.

February 26, 2024

Dear Juniper Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of holders of common stock, par value $0.00001 per share, of Juniper Networks, Inc. (“Juniper common stock,” and the holders thereof “Juniper Stockholders”), a Delaware corporation (“Juniper” or the “Company”), to be held on April 2, 2024, at 9:00 a.m., Pacific time. Juniper will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/JNPR2024SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of January 9, 2024 (the “Merger Agreement”), by and among Juniper, Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Juniper’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), (iii) a proposal to approve an amendment to the Restated Certificate of Incorporation of Juniper, as amended, to reflect new Delaware law provisions regarding officer exculpation (the “Officer Exculpation Proposal”), and (iv) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Pursuant to the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Juniper and the separate corporate existence of Merger Sub will cease, with Juniper continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

If the Merger is completed, you will be entitled to receive $40.00 in cash, less any applicable withholding taxes, for each share of Juniper common stock that you own, unless you have properly exercised your appraisal rights.

The Board of Directors of Juniper (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Juniper and the Juniper Stockholders; (ii) approved and authorized the Merger Agreement, including the execution and delivery of the Merger Agreement by Juniper, the performance by Juniper of its obligations thereunder and the consummation of the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the Merger Agreement, and the Merger; and (iii) authorized and approved the submission of the Merger Agreement for adoption by the Juniper Stockholders, and resolved to recommend that Juniper Stockholders adopt the Merger Agreement. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal; and (4) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting virtually and vote by virtual ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Juniper common stock entitled to vote at the Special Meeting. The failure of any Juniper Stockholder to vote by virtual ballot, to submit a validly executed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

/s/ Rami Rahim
Rami Rahim
Chief Executive Officer, President and Director

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated by it or if the information contained in the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated February 26, 2024 and, together with the enclosed form of proxy card, is first being mailed on or about February 26, 2024.

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Juniper Networks, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON APRIL 2, 2024

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of holders of common stock, par value $0.00001 per share, of Juniper Networks, Inc. (“Juniper common stock,” and the holders thereof “Juniper Stockholders”), a Delaware corporation (“Juniper” or the “Company”), will be held on April 2, 2024 at 9:00 a.m., Pacific time. Juniper will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/JNPR2024SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of January 9, 2024 (the “Merger Agreement”), by and among Juniper, Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Juniper and the separate corporate existence of Merger Sub will cease, with Juniper continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”);

2.

To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Juniper’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”);

3.

To consider and vote on the proposal to approve an amendment to the Restated Certificate of Incorporation of Juniper, as amended, to reflect new Delaware law provisions regarding officer exculpation (the “Officer Exculpation Proposal”); and

4.

To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only Juniper Stockholders of record as of the close of business on February 23, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors of Juniper (the “Board of Directors”) unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal and (4) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Juniper Stockholders who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares of Juniper common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the proposal to adopt the Merger Agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement and is incorporated therein by reference.

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Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting virtually and vote by virtual ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal, “FOR” the Officer Exculpation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

By Order of the Board of Directors,

/s/ Robert Mobassaly
Robert Mobassaly
SVP, General Counsel

Dated: February 26, 2024

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YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a Juniper Stockholder of record, voting in person by virtual ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone, or (3) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and (a) will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the Officer Exculpation Proposal and (b) will have no effect on the Compensation Proposal (if a quorum is present) or the Adjournment Proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, or would like additional copies of the accompanying proxy statement or need help voting your shares of Juniper common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Jasmine Acquisition Sub, Inc. with and into Juniper Networks, Inc. (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Juniper,” “we,” “our,” “us,” the “Company” and similar words refer to Juniper Networks, Inc. Throughout this proxy statement, we refer to Hewlett Packard Enterprise Company as “Parent” or “HPE” and Jasmine Acquisition Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated January 9, 2024, by and among Parent, Merger Sub and Juniper as the “Merger Agreement,” our common stock, par value $0.00001 per share, as “Juniper common stock,” and the holders of Juniper common stock as “Juniper Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger

Juniper Networks, Inc.

Juniper delivers reliable and secure networking technology to our customers, including network operators, telecommunication and cloud providers, enterprise IT teams, lines of businesses and network users such as individual devices, machines, applications, microservices and data stores. Businesses across the world use our solutions to access the internet and digital services, and our networks support their mission critical tasks. Since our inception, we believe that our solutions have led the way in high-performance networking when scaling the internet was a top priority. As organizations shift to remote work models, and adopt hybrid and multi-cloud architectures, our customers are facing greater challenges operating increasingly complex networks and handling more traffic with fewer staff members and lower IT budgets. Our cloud-driven, Artificial Intelligence (“AI”) native technology simplifies network operations and meaningfully improves end-user experience by proactively resolving problems, resulting in fewer support tickets and less time to deploy, manage, and maintain the network than other competitive solutions. We believe this is our key differentiator.

Our solutions address secure connectivity needs for:

•	Cloud and telecommunication service providers who build and operate the most mission critical networks in the world.

•

Enterprises in a broad array of industries including financial services, education, healthcare, retail, government agencies who are increasingly building mission critical networks to support their digital strategies.

Our AI-native, enterprise networking operations (“AIOps”) software-as-a-service (“SaaS”) platform leverages data and automation to enable reliable, predictable, measurable user experience and superior performance for operators by simplifying deployment and day-to-day operations across the entire network.

We categorize our customers into three verticals: Enterprise, Cloud and Service Provider. Our solutions are supporting the most demanding use cases across each vertical.

We strive to design and build best-in-class products and solutions to address our customer priorities, including:

•	Automated Wide Area Networking: Routing solutions for Wide Area Networking

•	AI-Driven Enterprise: Cloud management, networking and security solution for campus and branch environments such as universities, hospitals, and bank branches

•	Cloud-Ready Data Center: Fabric management, switching, network security and software-defined networking (“SDN”) solutions for next generation public and private data centers

In addition to our products, we offer a variety of services, including maintenance and support, professional services, SaaS, and education and training programs to provide solutions that address our customers’ needs.

We sell our solutions in more than 150 countries in three geographic regions: Americas; Europe, Middle East, and Africa, which we refer to as EMEA; and Asia Pacific, which we refer to as APAC.

Our corporate headquarters are located in Sunnyvale, California. Our website address is www.juniper.net. Our common stock is listed on NYSE under the symbol “JNPR.”

Hewlett Packard Enterprise Company

HPE is a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. HPE enables customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. HPE’s customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. HPE’s legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and HPE strives every day to uphold and enhance that legacy through its dedication to providing innovative technological solutions to its customers.

HPE was incorporated in Delaware in February 2015. HPE’s headquarters are in Spring, Texas. HPE common stock is listed on NYSE under the symbol “HPE.”

Jasmine Acquisition Sub, Inc.

Merger Sub is a wholly owned subsidiary of Parent and was incorporated in Delaware on December 29, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below), Merger Sub will merge with and into Juniper and the separate corporate existence of Merger Sub will cease, with Juniper continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Juniper common stock will no longer be publicly traded and will be delisted from NYSE. In addition, Juniper common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Juniper will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and Juniper and specified in the certificate of merger, the “Effective Time”).

Merger Consideration

Juniper Common Stock

At the Effective Time, each then outstanding share of Juniper common stock (other than shares of Juniper common stock (i) held by Juniper as treasury stock, (ii) held by Parent or Merger Sub, (iii) held by any direct or indirect subsidiary of Juniper or Parent (other than Merger Sub) or (iv) held by Juniper Stockholders who have properly demanded and not withdrawn their statutory rights of appraisal in respect of such shares of Juniper common stock in accordance with Section 262 of the DGCL, the shares of Juniper common stock set forth in clauses (i) through (iv), collectively, the “Excluded Shares”) will be canceled and extinguished and automatically converted into the right to receive an amount in cash equal to $40.00, without interest thereon (the “Per Share Merger Consideration”), less any applicable withholding taxes.

At or promptly following the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate Per Share Merger Consideration with a designated exchange agent for payment of each share of Juniper common stock owned by each Juniper Stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a Juniper Stockholder (except that Juniper Stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger-Dissenters’ Rights.”

Treatment of Company Equity Awards

At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each option to purchase shares granted under the Company Stock Plans (a “Company Option Award”) that is outstanding immediately prior to the Effective Time will be converted into an option (a “Parent Option Award”) to acquire (A) that number of whole shares of common stock, par value $0.01 per share, of Parent (“Parent Shares”) (rounded down to the nearest whole number of shares) equal to the product of (x) the number of Juniper common stock underlying such Company Option Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Juniper common stock of such Company Option Award by (y) the Equity Award Exchange Ratio. Except as otherwise provided in the foregoing, each such Parent Option Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company Option Award immediately prior to the Effective Time.

At the Effective Time, each restricted stock unit award (a “Company RSU Award”) that is outstanding and has not yet been settled as of immediately prior to the Effective Time and held by a non-employee member of the Board of Directors (the “Non-Employee Director RSU Awards”) will vest and be cancelled and converted into the right to receive an amount of cash equal to the product of (A) the number of Juniper common stock that were subject to the Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration.

At the Effective Time, each Company RSU Award (that is not a Non-Employee Director RSU Award) that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit award that corresponds to Parent Shares (each, a “Parent RSU Award”) with respect to a number of Parent Shares (rounded to the nearest whole number of shares) equal to the product of (i) the number of Juniper common stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Equity

Award Exchange Ratio. For purposes of clause (i) of the immediately preceding sentence, the number of Juniper common stock underlying a performance-vesting Company RSU Award will be determined (A) in respect of performance or measurement periods that have been completed and for which the Compensation Committee of the Board of Directors (the “Compensation Committee”) has determined performance achievement on or prior to the Closing Date, based on actual performance determined by the Compensation Committee (or in the case of such awards assumed by the Company from prior acquisitions, any management committee or other committee established by the Board of Directors or authorized committees thereof) in accordance with the terms thereof in the ordinary course of business consistent with past practice, and (B) in respect of all other performance or measurement periods, with applicable performance goals deemed achieved at target performance levels (or if the maximum number of shares issuable under such performance-vesting Company RSU Award is 100% of the “target” level, such “target” level), except that the achievement of TSR performance goals will be determined based on actual performance in connection with the transactions contemplated by the Merger Agreement and pursuant to the applicable award agreement. Except as otherwise provided in the foregoing, each Parent RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time, except that any such Parent RSU Award corresponding to a performance-vesting Company RSU Award will no longer be subject to performance-based vesting. For more information on the treatment of Company Options Awards and Company RSUs Awards (collectively, the “Company Equity Awards”), please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Company Equity Awards.”

Treatment of Company ESPP

In accordance with the terms of the Merger Agreement, Juniper will take such action as may be necessary or appropriate under its 2008 Employee Stock Purchase Plan (the “Company ESPP”) to ensure, provide for or cause the following to occur (i) except for any offering period under the Company ESPP that is in effect on the effective date of the Merger Agreement (the “Final Offering Period”), no new offering period under the Company ESPP will commence during the period from the date of the Merger Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of the date of the Merger Agreement; and (iii) no individuals will commence participation in the Company ESPP during the period from the date of the Merger Agreement through the Effective Time. If the Effective Time would occur during any Final Offering Period, (i) the accumulated contributions of the participants in such offering period will be used to purchase shares of Juniper common stock as of such date as Juniper determines in its sole discretion (provided that such date will be no later than five (5) business days prior to the Effective Time), (ii) the participants’ accumulated contributions under the Company ESPP will be used to purchase shares of Juniper common stock in accordance with the terms of the Company ESPP as of the date determined in accordance with the foregoing clause (i), and (iii) purchase rights under such offering period will terminate immediately after such purchase. As of no later than the business day immediately prior to the Effective Time, Juniper will terminate the Company ESPP. As promptly as practicable following the purchase of shares of Juniper common stock in accordance with the immediately foregoing clause (ii), Juniper will return to each participant the funds, if any, that remain in such participant’s account under the Company ESPP after such purchase.

For more information on the treatment of the Company ESPP, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Company ESPP.”

U.S. Federal Income Tax Considerations

The receipt of cash by Juniper Stockholders in exchange for shares of Juniper common stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger-U.S. Federal Income Tax Considerations”) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Juniper common stock surrendered pursuant to the Merger.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement captioned “The Merger-U.S. Federal Income Tax Considerations.”

Juniper Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. tax jurisdiction.

Appraisal Rights

Pursuant to Section 262 of the DGCL, dissenting Juniper Stockholders will be entitled to seek appraisal of their shares of Juniper common stock in connection with the Merger under Section 262 of the DGCL. The “fair value” of such shares as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the Per Share Merger Consideration.

The right to seek appraisal will be lost if a Juniper Stockholder votes FOR the Merger Agreement. However, abstaining or voting against the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. To exercise appraisal rights, Juniper Stockholders who wish to exercise the right to seek an appraisal of their shares of Juniper common stock must advise Juniper by submitting a written demand for appraisal to Juniper prior to the taking of the vote on the Merger Agreement at the Special Meeting, and must otherwise strictly follow the applicable procedures and requirements prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Juniper common stock held of record in the name of another person, such as a bank, broker or other nominee, may perfect appraisal rights in such person’s name if such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to Juniper Stockholders of record under Section 262(a) of the DGCL. In addition, the beneficial owner must (1) reasonably identify in his, her or its demand the holder of record of the shares of Juniper common stock for which the demand is made, (2) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by Juniper and to be set forth on the verified list of persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. In addition, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all Juniper Stockholders who have perfected their appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Juniper common stock or (2) the value of the Per Share Merger Consideration multiplied by the total number of shares of Juniper common stock entitled to appraisal exceeds $1 million. In view of the complexity of Section 262 of the DGCL, Juniper Stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors.

For a more complete description of the right of Juniper Stockholders to dissent, Juniper Stockholders should read the section of this proxy statement captioned “The Merger-Dissenters’ Rights.”

Litigation Relating to the Merger

Following the filing of the preliminary proxy statement filed in connection with the Merger, a complaint was filed in the United States District Court for the Northern District of California against Juniper and its directors: Zaita v. Juniper Networks, Inc. et. al., No. 3:24-cv-01051 (N.D. Cal.). The complaint asserts violations of

Sections 14(a) and 20(a) of the Exchange Act and alleges, among other things, that the preliminary proxy statement omitted certain purportedly material information which rendered the preliminary proxy statement incomplete and misleading. Specifically, the complaint alleges, among other things, that the preliminary proxy statement failed to disclose material information regarding the Management Projections and the Opinion of Goldman Sachs. Juniper also received demands on behalf of purported Juniper Stockholders setting forth similar claims. The complaint and demands, in each case, request corrective disclosures in advance of the Special Meeting. Juniper intends to defend against such complaint and demands. It is likely additional demands may be sent or lawsuits may be filed between the date of this proxy statement and consummation of the Merger.

Regulatory Approvals Required for the Merger

HSR Act, U.S. Antitrust Matters and Other Regulatory Approvals

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period (and any extensions thereof) and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), have expired or been terminated and all other required clearances, consents and approvals have been obtained from specified antitrust, foreign investment and other regulatory authorities, in each case, without the imposition of a condition with respect to the assets, categories of assets or portions of any business of Parent, Juniper or any of their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent and its subsidiaries and Juniper and its subsidiaries, taken as a whole as a combined company (as further defined in the Merger Agreement, a “Burdensome Condition”).

For more information, please see the section of this proxy statement captioned “The Merger-Regulatory Approvals Required for the Merger.”

Closing Conditions

The obligations of Juniper, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions) the following:

•	the absence of any injunction, law or order in an applicable jurisdiction making the Merger illegal or otherwise prohibiting the Merger;

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock;

•

the expiration or termination of the applicable waiting period (and extensions thereof) under the HSR Act and the receipt of clearances, consents and approvals under other applicable antitrust, foreign investment and regulatory regimes, in each case, without the imposition, individually or in the aggregate, of a Burdensome Condition;

•

the accuracy of the respective representations and warranties of Juniper, Parent and Merger Sub in the Merger Agreement, subject to certain applicable qualifiers, as of the date of the Merger Agreement, the Closing Date and/or the date in respect of which such representation or warranty was specifically made;

•

the performance and compliance in all material respects by Juniper, Parent and Merger Sub of their respective agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time;

•	in the case of Parent and Merger Sub, the absence, since the date of the Merger Agreement, of any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have a material adverse effect (with certain limitations as further described in the Merger Agreement) on the financial condition, business or results of operations of Juniper and its subsidiaries, taken as a whole (a “Material Adverse Effect”), and that is continuing;

•

the receipt by Parent of a certificate of Juniper, dated as of the Closing Date and signed by an executive officer of Juniper, certifying that certain of the conditions as they relate to Juniper described in the fourth (4th), fifth (5th) and sixth (6th) of the preceding bullets have been satisfied; and

•

the receipt by Juniper of a certificate of Parent and Merger Sub, dated as of the Closing Date and signed by an executive officer of Parent, certifying that certain of the conditions as they relate to Parent and Merger Sub described in the fourth (4th) and fifth (5th) of the preceding bullets have been satisfied.

Financing of the Merger

The obligations of Parent and Merger Sub to consummate the Merger are not subject to any financing condition.

In connection with its entry into the Merger Agreement, Parent obtained a debt commitment letter from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd. for a $14 billion senior unsecured delayed draw term loan facility, composed of an $11 billion 364-day tranche and a $3 billion three-year tranche, subject to customary conditions. Such financing will ultimately be replaced, in part, with a combination of new debt, mandatory convertible preferred securities, and cash on the balance sheet.

For more information, please see the section of this proxy statement captioned “The Merger-Financing of the Merger.”

Required Stockholder Approval

The affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock is required to adopt the Merger Agreement and to approve the proposal to amend the Restated Certificate of Incorporation, as amended, of Juniper (the “Restated Certificate of Incorporation”) to reflect new Delaware law provisions regarding officer exculpation (the “Officer Exculpation Proposal”). At the close of business on February 23, 2024 (the “Record Date”), 162,190,709 votes constitute a majority of the outstanding shares of Juniper common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Juniper’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and the proposal to adjourn the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Juniper common stock present or represented by proxy at the Special Meeting and entitled to vote on the subject matter and voted for or against the matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 4,082,085 shares of Juniper common stock, representing approximately 1.26% of the shares of Juniper common stock outstanding as of the Record Date (and approximately 1.32% of the shares of Juniper common stock outstanding when taking into account Company Option Awards and Company RSU Awards held, in the aggregate, by our directors and executive officers).

Although none of our directors and executive officers have entered into agreements requiring them to do so, we expect that our directors and executive officers will vote all of their respective shares of Juniper common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal and (4) “FOR” the Adjournment Proposal.

The Special Meeting

Date, Time and Place

A special meeting of Juniper Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on April 2, 2024, at 9:00 a.m., Pacific time (the “Special Meeting”). Juniper will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/JNPR2024SM (the “virtual meeting website”). You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Juniper common stock at the close of business on the Record Date. Each holder of shares of Juniper common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were 324,381,417 shares of Juniper common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of Juniper common stock issued and outstanding and entitled to vote, present or represented by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the Board of Directors

The Board of Directors has unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Juniper and the Juniper Stockholders; (ii) approved and authorized the Merger Agreement, including the execution and delivery of the Merger Agreement by Juniper, the performance by Juniper of its obligations thereunder and the consummation of the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the Merger Agreement, and the Merger; and (iii) authorized and approved the submission of the Merger Agreement for adoption by the Juniper Stockholders, and resolved to recommend that Juniper Stockholders adopt the Merger Agreement (such recommendation, the “Company Board Recommendation”).

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal; and (4) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Prior to the adoption of the Merger Agreement by Juniper Stockholders, the Board of Directors may withdraw or change the foregoing recommendation and make an Adverse Recommendation Change (as defined in the section of this proxy statement captioned “Summary-Acquisition Proposals”) regarding the Merger Agreement if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal constitutes a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers”) and that failure to change its recommendation would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent and its representatives in good faith over a four-(4)-business-day period, after which the Board of Directors shall have determined that the Superior Proposal remains a Superior Proposal and the failure of the Board of Directors to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law. In addition, prior to the adoption of the Merger Agreement by Juniper Stockholders, the Board of Directors may withdraw or change the foregoing recommendation if an Intervening Event (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers”) occurs and if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to withdraw or change its recommendation would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law. As in the case of an Adverse Recommendation Change in connection with a Superior Proposal, the Board of Directors cannot make an Adverse Recommendation Change in connection with an Intervening Event unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent and its representatives in good faith over a four-(4)-business-day period, after which the Board of Directors shall have determined that failure to make an Adverse Recommendation Change would still reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law. The termination of the Merger Agreement by Juniper following the Board of Directors’ Adverse Recommendation Change and, in the case of an Adverse Recommendation Change in connection with a Superior Proposal, termination of the Merger Agreement by Juniper to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers”), will result in the payment by Juniper of a termination fee of $407,500,000 if the Merger Agreement is terminated, payable, in the case of a termination by Parent, within two (2) business days after such termination and, in the case of a termination by Juniper, substantially concurrently with and as a condition to such termination. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers.

Opinion of Goldman Sachs & Co.

Juniper retained Goldman Sachs & Co. LLC (“Goldman Sachs”) to act as its lead financial advisor in connection with a potential transaction such as the Merger. Juniper selected Goldman Sachs to act as Juniper’s financial advisor based on Goldman Sachs’ long-standing relationship with Juniper as well as Goldman Sachs’ qualifications, expertise, reputation and knowledge of the business and affairs of Juniper and the industry in which it operates. Goldman Sachs has provided its written consent to the reproduction of its opinion in this proxy statement. Goldman Sachs rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, that, as of January 9, 2024, and based upon and subject to the factors and assumptions set forth therein, the $40.00 in cash per share of Juniper common stock to be paid to Juniper Stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such Juniper Stockholders.

The full text of the written opinion of Goldman Sachs, dated January 9, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion does not constitute a recommendation as to how any Juniper Stockholder should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Juniper and Goldman Sachs, Juniper has agreed to pay Goldman Sachs a transaction fee of approximately $93 million, $14 million of which became payable upon the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.

For more information, see the section of this proxy statement captioned “The Merger-Opinion of Goldman Sachs & Co.” and Annex B to this proxy statement.

Interests of Executive Officers and Directors of Juniper in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, Juniper Stockholders should be aware that Juniper’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Juniper Stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by Juniper Stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:

•

at the Effective Time, each Company Equity Award held by a director or executive officer will receive the treatment described in the section of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Treatment of Company Equity Awards”;

•

eligibility of Juniper’s executive officers to receive severance payments and benefits (including vesting acceleration of Company Equity Awards) either under their employment agreements with Juniper or under a new employment agreement entered into with Parent in connection with the Merger, as described in more detail in the section of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger”;

•

eligibility of certain of Juniper’s executive officers to receive a cash retention bonus from Juniper or under their employment agreement with Parent, as described in more detail in the sections of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Compensation Arrangements with Parent”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of Juniper common stock held by Juniper directors and executive officers will be treated in the same manner as outstanding shares of Juniper common stock held by all other Juniper Stockholders. For more information, see the section of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger.”

Acquisition Proposals

No Solicitation of Other Offers

From the date of the Merger Agreement until the earlier of the date the Merger Agreement is terminated and the Effective Time, Juniper may not, directly or indirectly: (i) solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Juniper or afford access to the business, properties, assets, books or records of Juniper to, or otherwise cooperate in any way with any third party in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal; (iii) (A) fail to make, withdraw or qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in this proxy statement, (C) approve, adopt or recommend an Acquisition Proposal, (D) fail to (I) publicly and without qualification recommend against any Acquisition Proposal within ten (10) business days after such Acquisition Proposal is made public, or (II) fail to reaffirm the Company Board Recommendation within ten (10) business days after any request by Parent to do so or (E) publicly propose to do any of the foregoing in clauses (A) through (D) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); or (iv) authorize or enter into any agreement or contract relating to an Acquisition Proposal.

Notwithstanding the foregoing, if, at any time prior to the time that Juniper Stockholders approve the adoption of the Merger Agreement, Juniper or any of its representatives receives an unsolicited Acquisition Proposal that the

Board of Directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws, and the Board of Directors has renegotiated the Merger Agreement with Parent in good faith pursuant to the terms of the Merger Agreement, (i) the Board of Directors may make an Adverse Recommendation Change or (ii) Juniper may terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers.”

Juniper is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal and the Board of Directors may make an Adverse Recommendation Change in respect of a Superior Proposal only if Juniper and the Board of Directors complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four-(4)-business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations and at the conclusion of such negotiation period, the Board of Directors determines in good faith that the Superior Proposal remains a Superior Proposal and failure to make the Adverse Recommendation Change or terminate the Merger Agreement to enter into a definitive agreement with respect to the Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The termination of the Merger Agreement by Juniper following the Board of Directors’ authorization for Juniper to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Juniper to Parent of a termination fee of $407,500,000. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-The Board of Directors’ Recommendation; Adverse Recommendation Change.”

Termination of the Merger Agreement

In addition to the circumstances described above, Parent and Juniper have certain rights to terminate the Merger Agreement under certain customary circumstances, including by mutual agreement, the imposition of a final and non-appealable governmental order that permanently enjoins or otherwise prohibits the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Eastern Time on January 9, 2025, as may be automatically extended pursuant to the terms of the Merger Agreement (the “End Date”), or if Juniper Stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain specified circumstances in which the Merger Agreement is terminated, Juniper is required to pay Parent a termination fee equal to $407,500,000, and under certain other specified circumstances in which the Merger Agreement is terminated, Parent is required to pay Juniper a termination fee equal to $815,000,000. Please see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Termination of the Merger Agreement” and “Proposal 1: Adoption of the Merger Agreement-Termination Fees.”

Effect on Juniper if the Merger Is Not Completed

If the Merger Agreement is not adopted by Juniper Stockholders, or if the Merger is not completed for any other reason:

(i)	Juniper Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Juniper common stock pursuant to the Merger Agreement;

(ii)

(A) Juniper will remain an independent public company; (B) Juniper common stock will continue to be listed and traded on NYSE and registered under the Exchange Act; and (C) Juniper will continue to file periodic reports with the SEC; and

(iii)

under certain specified circumstances, Juniper will be required to pay Parent a termination fee equal to $407,500,000, and under certain other specified circumstances, Parent will be required to pay Juniper a termination fee equal to $815,000,000, in each case, in connection with the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Termination of the Merger Agreement” and “Proposal 1: Adoption of the Merger Agreement-Termination Fees.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated herein by reference without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to Juniper Stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:

Juniper will hold the Special Meeting virtually via the Internet at the virtual meeting website at www.virtualshareholdermeeting.com/JNPR2024SM on April 2, 2024 at 9:00 a.m., Pacific time. You will not be able to attend the Special Meeting physically in person.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•

to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Juniper, with Juniper continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”);

•	to approve, on an advisory (non-binding) basis, the Compensation Proposal;

•	to approve the Officer Exculpation Proposal; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Juniper Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each Juniper Stockholder shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote at the meeting?

A:

Yes. If you are a Juniper Stockholder of record, you may attend the Special Meeting virtually via the Internet at the virtual meeting website at www.virtualshareholdermeeting.com/JNPR2024SM on April 2, 2024 at 9:00 a.m., Pacific time, and complete a virtual ballot, whether or not you sign and return your proxy card. If you are a Juniper Stockholder of record, you will need your assigned 16-digit control number to vote shares electronically at the Special Meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. You will not be able to attend the Special Meeting physically in person.

Even if you plan to attend the Special Meeting, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and complete a virtual ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will I receive in respect of my shares of Juniper common stock if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $40.00 in cash, less any applicable withholding taxes, for each share of Juniper common stock that you own immediately prior to the Effective Time, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of Juniper common stock immediately prior to the Effective Time, you will receive $4,000 in cash in exchange for your shares of Juniper common stock, less any applicable withholding taxes, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. In no case will you receive shares of the Surviving Corporation in exchange for your shares of Juniper common stock.

Q:	What will the holders of outstanding Company Equity Awards receive if the Merger is completed?

A:

At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each option to purchase shares granted under the Company Stock Plans (a “Company Option Award”) that is outstanding immediately prior to the Effective Time will be converted into an option (a “Parent Option Award”) to acquire (A) that number of whole shares of common stock, par value $0.01 per share, of Parent (“Parent Shares”) (rounded down to the nearest whole number of shares) equal to the product of (x) the number of Juniper common stock underlying such Company Option Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Juniper common stock of such Company Option Award by (y) the Equity Award Exchange Ratio. Except as otherwise provided in the foregoing, each such Parent Option Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company Option Award immediately prior to the Effective Time.

At the Effective Time, each restricted stock unit award (a “Company RSU Award”) that is outstanding and has not yet been settled as of immediately prior to the Effective Time and held by a non-employee member of the Board of Directors (the “Non-Employee Director RSU Awards”) will vest and be cancelled and converted into the right to receive an amount of cash equal to the product of (A) the number of Juniper common stock that were subject to the Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration.

At the Effective Time, each Company RSU Award (that is not a Non-Employee Director RSU Award) that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit award that corresponds to Parent Shares (each, a “Parent RSU Award”) with respect to a number of Parent Shares (rounded to the nearest whole number of shares) equal to the product of (i) the number of Juniper common stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. For purposes of clause (i) of the immediately preceding sentence, the number of Juniper common stock underlying a performance-vesting Company RSU Award will be determined (A) in respect of performance or measurement periods that have been completed and for which the Compensation Committee of the Board (the “Compensation Committee”) has determined performance achievement on or prior to the Closing Date, based on actual performance determined by the Compensation

Committee (or in the case of such awards assumed by the Company from prior acquisitions, any management committee or other committee established by the Board of Directors or authorized committees thereof) in accordance with the terms thereof in the ordinary course of business consistent with past practice, and (B) in respect of all other performance or measurement periods, with applicable performance goals deemed achieved at target performance levels (or if the maximum number of shares issuable under such performance-vesting Company RSU Award is 100% of the “target” level, such “target” level), except that the achievement of TSR performance goals will be determined based on actual performance in connection with the transactions contemplated by the Merger Agreement and pursuant to the applicable award agreement. Except as otherwise provided in the foregoing, each Parent RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time, except that any such Parent RSU Award corresponding to a performance-vesting Company RSU Award will no longer be subject to performance-based vesting.

For more information on the treatment of Company Options Awards and Company RSUs Awards (collectively, the “Company Equity Awards”), please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Company Equity Awards.”

Q:	What vote is required to adopt the Merger Agreement?

A:

The affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock, voting as a single class (the “Company Stockholder Approval”), is required to adopt the Merger Agreement.

The failure of any Juniper Stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Please refer to subsequent questions below for details on what constitutes a quorum. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What is the proposed Merger and what effects will it have on Juniper?

A:

The Merger is the acquisition of Juniper by HPE through the merger of Merger Sub with and into Juniper subject and pursuant to the terms and conditions of the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by Juniper Stockholders holding the requisite number of shares of Juniper common stock, and the other closing conditions under the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Juniper, with Juniper continuing as the Surviving Corporation. As a result of the Merger, Juniper will become a wholly owned subsidiary of HPE and you will no longer own shares of Juniper common stock. Juniper expects to delist the Juniper common stock from NYSE on the Closing Date and to deregister the Juniper common stock under the Exchange Act as promptly as practicable after the Effective Time. Thereafter, Juniper would no longer be a publicly traded company, and Juniper would no longer file periodic reports with the SEC on account of Juniper common stock.

Q:	How does the Per Share Merger Consideration compare to the market price of the common stock?

A:	The Per Share Merger Consideration of $40.00 per share represents a premium of:

•	approximately 32% over the closing stock price of $30.22 of Juniper common stock on January 8, 2024, the last trading day prior to the approval of the Merger;

•	approximately 16% over the 52-week high trading price of $34.43 of Juniper common stock for the period ending January 8, 2024;

•	approximately 36% over the volume-weighted average stock price of $29.45 per share of Juniper common stock during the one-month trading period ended January 8, 2024;

•	approximately 46% over the volume-weighted average stock price of $27.45 per share of Juniper common stock for the three-month trading period ended January 8, 2024; and

•	approximately 37% over the volume-weighted average stock price of $29.13 per share of Juniper common stock for the one-year trading period ended January 8, 2024.

Q:	Will Juniper pay a dividend before the completion of the merger?

A:

Under the terms of the Merger Agreement, from January 9, 2024 until the earlier of the date the Merger Agreement is terminated or the Effective Time, Juniper is permitted to declare and pay regular quarterly dividends, paid quarterly substantially in accordance with past practice (including with respect to record and payment dates), at a quarterly rate not to exceed $0.22 per share of Juniper common stock.

The Board of Directors has declared a regular quarterly cash dividend of $0.22 per share of Juniper common stock, payable on March 22, 2024, to Juniper Stockholders of record as of the close of business on March 1, 2024.

Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?

A:

The holders of a majority of the voting power, representing 162,190,709 shares of Juniper common stock, entitled to vote at the Special Meeting as of the record date must be present at the Special Meeting in order to hold the Special Meeting and conduct business. This minimum presence is called a quorum. Your shares are counted as present at the Special Meeting if you are present and vote virtually at the Special Meeting or if you have properly submitted a proxy.

Q:	How can I obtain a proxy card?

A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.

For Juniper Stockholders of record: Please call Innisfree M&A Incorporated at 877-750-8338.

For holders in street name: Please contact your account representative at your broker, bank or other similar institution.

Q:	How does the Board of Directors recommend that I vote?

A:

On January 9, 2024, the Board of Directors, after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 45 of this proxy statement, and after consultation with Juniper’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) approved the amendment to the Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation, as further described in “PROPOSAL 3: the Officer Exculpation Proposal,” (iii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair, advisable and in the best interests of Juniper and the Juniper Stockholders, (iv) resolved to recommend that the Juniper Stockholders vote in favor of the adoption the Merger Agreement and the transactions contemplated thereby and

(v) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of Juniper Stockholders at a special meeting of Juniper Stockholders.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal and (4) “FOR” the adjournment of the Special Meeting.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by Juniper Stockholders or if the Merger is not completed for any other reason, Juniper Stockholders will not receive any payment for their shares of Juniper common stock.

Instead, Juniper will remain an independent public company, Juniper common stock will continue to be listed and traded on NYSE and registered under the Exchange Act, and Juniper will continue to file periodic reports with the SEC.

Under certain specified circumstances where the Merger Agreement is terminated, Juniper will be required to pay Parent a termination fee equal to $407,500,000, and under other specified circumstances where the Merger Agreement is terminated, Parent will be required to pay Juniper a termination fee equal to $815,000,000, in each case, in connection with the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Termination Fees.”

Q:	Why are Juniper Stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require Juniper to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?

A:

The affirmative vote of the holders of a majority of the shares of Juniper common stock present or represented by proxy at the Special Meeting and entitled to vote on the subject matter and voted for or against the matter is required for approval of the Compensation Proposal, provided that a quorum is present. Abstentions and “broker non-votes” will have no effect on the Compensation Proposal.

Q:	What will happen if Juniper Stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Juniper. Therefore, if the requisite Juniper Stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Juniper’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	Why are Juniper Stockholders being asked to cast a vote to approve the Officer Exculpation Proposal?

A:

As permitted under recent amendments to the DGCL, Juniper seeks to amend its Restated Certificate of Incorporation and have Juniper Stockholders approve such amendment to reflect new Delaware law provisions regarding officer exculpation. The Board of Directors believes that it is important to provide protection from certain liabilities and expenses that may discourage prospective or current officers from accepting or continuing service with Juniper. The Board of Directors also believes the proposed amendment to the Restated Certificate of Incorporation would better position the Company to retain its current officers and attract exceptional candidates.

Q:	What vote is required to approve the Officer Exculpation Proposal?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock entitled to vote thereon is required for approval of the Officer Exculpation Proposal.

The failure of any Juniper Stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the Officer Exculpation Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Officer Exculpation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Officer Exculpation Proposal. Each “broker non-vote” will also count as a vote “AGAINST” the Officer Exculpation Proposal.

Q:	What will happen if Juniper Stockholders do not approve the Officer Exculpation Proposal at the Special Meeting?

A:

If the Officer Exculpation Proposal is not approved by a majority of the shares of Juniper common stock outstanding on the record date, then the Officer Exculpation Proposal will not be approved and the amendment to the Restated Certificate of Incorporation will not be implemented or become effective. Approval of the Officer Exculpation Proposal is not a condition to the completion of the Merger.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Q:	Am I entitled to dissenters’ rights?

A:

Yes, in certain circumstances. If the Merger is completed, dissenting Juniper Stockholders will be entitled to seek appraisal of their shares of Juniper common stock in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Juniper common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Juniper common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be the fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each Juniper Stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Holders of shares of Juniper common stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under

Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this Proxy Statement, and Section 262 of the DGCL regarding appraisal rights is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. For more information, please see the section of this proxy statement captioned “The Merger-Dissenters’ Rights.”

Q:	How do I exercise and perfect my dissenters’ rights?

A:

If you are a Juniper Stockholder of record or a beneficial holder and wish to exercise the right to seek an appraisal of your shares of Juniper common stock, you must satisfy each of the following conditions:

•

You must deliver to Juniper a written demand for appraisal before the vote on approval of the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Agreement. Voting against or failing to vote for the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the Juniper Stockholder of record or beneficial holder and the intention of such holder to demand appraisal of his, her or its shares of Juniper common stock. A failure by such holder to make a written demand for appraisal before the vote with respect to the Merger Agreement is taken will constitute a waiver of appraisal rights;

•

In the case of a Juniper Stockholder of record, you must not vote in favor of, or consent in writing to, the Merger Agreement. A vote in favor of the Merger Agreement, by proxy submitted by mail, over the Internet or by telephone, will constitute a waiver of your appraisal rights in respect of the shares of Juniper common stock so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a Juniper Stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the Merger Agreement or abstain from voting on the Merger Agreement. In the case of a beneficial owner, you must not instruct your broker, bank or other nominee to vote your share(s) of Juniper common stock, or abstain from voting, in favor of the Merger Agreement;

•

You must continuously hold or beneficially own, as applicable, shares of Juniper common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•

You must otherwise comply with the requirements of Section 262 of the DGCL, including the requirement that you, another Juniper Stockholder who has complied with the requirements of Section 262 or Juniper must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. Juniper is under no obligation to file any petition and has no present intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, but you will have no appraisal rights with respect to your shares of Juniper common stock.

In addition, because shares of Juniper common stock are listed on a national securities exchange and are expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Juniper common stock, unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Juniper common stock eligible for appraisal or (2) the value of the Per Share Merger Consideration for such total number of shares entitled to appraisal exceeds $1 million (collectively, the “Ownership Thresholds”). At least one of the Ownership Thresholds must be met in order for Juniper Stockholders to be entitled to seek appraisal with respect to such shares of Juniper common stock.

In the case of a record holder of shares of Juniper common stock, voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. If you want to exercise your appraisal rights, you must not vote your shares of Juniper common stock via the Internet during the Special Meeting or by proxy in favor of the Merger Agreement.

In the case of a beneficial owner of shares of Juniper common stock, brokers, banks and other nominees that hold shares in “street name” for their customers do not have discretionary authority to vote those shares on the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Juniper common stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the Merger Agreement, and does not revoke such instruction prior to the vote on the Merger Agreement, then such shares will be voted in favor of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, if you are a beneficial owner of shares of Juniper common stock who wishes to exercise appraisal rights, you must either not provide any instructions to your broker, bank or other nominee how to vote on the Merger Agreement or instruct such broker, bank or other nominee to vote against the Merger Agreement or abstain from voting on such proposal.

Q:	Should I surrender my book-entry shares now?

A:

No. After the Merger is completed, your shares of Juniper common stock will automatically be converted into the right to receive your portion of the Per Share Merger Consideration. Exchange of book-entry shares representing shares of Juniper common stock will be effected in accordance with the exchange agent’s customary procedures with respect to securities represented by book entry.

Q:	What happens if I sell or otherwise transfer my shares of Juniper common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Juniper common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Juniper in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Juniper common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares of Juniper common stock as a Juniper Stockholder of record and as a beneficial owner?

A:

If your shares of Juniper common stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, to be the “Juniper Stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Juniper.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Juniper common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Juniper Stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the Juniper Stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a Juniper Stockholder of record, there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Juniper common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of Juniper common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Juniper common stock by virtual ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote by virtual ballot, your previous vote by proxy will not be counted.

A:

If your shares of Juniper common stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Q:	If my broker holds my shares of Juniper common stock in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement and the Officer Exculpation Proposal, but will have no effect on the Compensation Proposal, assuming a quorum is present, or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a Juniper Stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy and prior to the Special Meeting;

•	delivering a written notice of revocation to the Secretary of Juniper prior to the Special Meeting; or

•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you hold your shares of Juniper common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of Juniper common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Juniper common stock is called a “proxy card.” Robert Mobassaly, our Senior Vice President and General Counsel, and Kenneth Miller, our Executive Vice President and Chief Financial officer, are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a Juniper Stockholder gives a proxy, how are the shares of Juniper common stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Juniper common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal and (4) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What should I do if I receive more than one (1) set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one (1) set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Juniper common stock in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a Juniper Stockholder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card.

Q:	Who will count the votes?

A:

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Where can I find the voting results of the Special Meeting?

A:

Juniper intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Juniper files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Juniper common stock for cash pursuant to the Merger?

A:

The exchange of Juniper common stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger-U.S. Federal Income Tax Considerations”) who exchanges shares of Juniper common stock for the Per Share Merger Consideration in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement captioned “The Merger-U.S. Federal Income Tax Considerations.”

You should consult your tax advisor(s) concerning the U.S. federal income tax consequences relating to the Merger in light of your particular circumstances and any consequences arising under the laws of any state, local or non-U.S. tax jurisdiction.

Q:	When do you expect the Merger to be completed?

A:

We currently expect that the Merger to close in late calendar year 2024 or early calendar year 2025. However, the exact timing of completion of the Merger cannot be predicted, because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Are there any other risks to me from the Merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Forward-Looking Statements” beginning on page 22 of this Proxy Statement.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The expenses of soliciting proxies will be paid by Juniper. Juniper has retained Innisfree M&A Incorporated to assist in soliciting proxies at a fee of $50,000, plus costs and expenses. Juniper and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, and employees of Innisfree M&A Incorporated may solicit proxies personally or in writing, by telephone, email, or otherwise. Juniper will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Juniper, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.

Q:	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

Juniper will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the Special Meeting during the check-in time or during the Special Meeting, please call the technical support number that will be posted on the Special Meeting log-in page at www.virtualshareholdermeeting.com/JNPR2024SM.

Q:	Do any of Juniper’s directors or officers have interests in the Merger that may be in addition to or differ from those of Juniper Stockholders generally?

A:

Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that Juniper’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of Juniper Stockholders generally. The Board of Directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Juniper Stockholders. For a description of the interests of Juniper’s directors and executive officers in the Merger, see the section of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, or would like additional copies of the accompanying proxy statement or need help voting your shares of Juniper common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, and any document to which Juniper refers in this proxy statement, contains “forward-looking statements” within the meaning of the federal securities laws, including safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks, uncertainties and assumptions and are based on Juniper’s current expectations, estimates, projections, beliefs and assumptions made by Juniper, all of which are subject to change. In this context, forward-looking statements often address expected future business, financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” and similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond Juniper’s control, and are not guarantees of future results. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements and you should not place undue reliance on any such statements, and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to:

(i)	the completion of the Merger on anticipated terms and timing or at all, including obtaining stockholder and regulatory approvals and other conditions to the completion of the Merger;

(ii)

the ability of HPE to integrate and implement its plans, forecasts and other expectations with respect to Juniper’s business after the completion of the Merger and realize additional opportunities for growth and innovation;

(iii)	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

(iv)	Juniper’s ability to implement its business strategies;

(v)	potential significant transaction costs associated with the Merger;

(vi)	the risks related to HPE’s financing of the Merger;

(vii)	potential litigation or regulatory actions relating to the Merger;

(viii)

the risk that disruptions from the Merger will harm Juniper’s business, including current plans and operations, and risks related to diverting management’s attention from Juniper’s ongoing business operations and relationships;

(ix)	the ability of Juniper to retain and hire key personnel;

(x)

potential adverse business uncertainty resulting from the announcement, pendency or completion of the Merger, including restrictions during the pendency of the Merger that may impact Juniper’s ability to pursue certain business opportunities or strategic transactions;

(xi)	legal, regulatory, tax and economic developments affecting Juniper’s business;

(xii)

the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Juniper’s response to any of the aforementioned factors; and

(xiii)

other risks described in Juniper’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Juniper from time to time with the SEC.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Juniper’s financial condition, results of operations, or liquidity. Juniper does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on April 2, 2024, at 9:00 a.m., Pacific time. Juniper will hold the Special Meeting virtually via the Internet at the virtual meeting website at www.virtualshareholdermeeting.com/JNPR2024SM. You will not be able to attend the Special Meeting physically in person.

Purpose of the Special Meeting

At the Special Meeting, we will ask Juniper Stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; (iii) approve the Officer Exculpation Proposal; and (iv) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only Juniper Stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of Juniper Stockholders entitled to vote at the Special Meeting will be available at the virtual meeting website during the Special Meeting. As of the Record Date, there were 324,381,417 shares of Juniper common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the shares of Juniper common stock issued and outstanding and entitled to vote, present or as represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock is required to adopt the Merger Agreement. As of the Record Date, 162,190,709 votes constitute a majority of the outstanding shares of Juniper common stock. Adoption of the Merger Agreement by Juniper Stockholders is a condition to the closing of the Merger.

The affirmative vote by holders of a majority of the votes cast at the Special Meeting, provided a quorum is present, is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

The affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock is required to approve the Officer Exculpation Proposal.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of votes present at the Special Meeting.

If a Juniper Stockholder abstains from voting, that abstention will have the same effect as if Juniper Stockholders voted “AGAINST” the proposal to adopt the Merger Agreement and the Officer Exculpation Proposal, but will have no effect on the Compensation Proposal (provided that a quorum is present) or the proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement and the Officer Exculpation Proposal, but will have no effect on the Compensation Proposal (provided that a quorum is present) or the proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Juniper does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Juniper common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Stock Ownership and Interests of Certain Persons

Shares Held by Juniper’s Directors and Executive Officers

As of the Record Date, Juniper directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 4,082,085 shares of Juniper common stock, representing approximately 1.26% of the shares of Juniper common stock outstanding on the Record Date (and approximately 1.32% of the total shares of Juniper common stock outstanding when taking into account Company Equity Awards held, in the aggregate, by Juniper directors and executive officers).

Voting of Proxies

If your shares of Juniper common stock are registered in your name with our transfer agent, EQ Shareowner Services, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person by virtual ballot at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a virtual ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting virtually and by virtual ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the Juniper Stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal; and (4) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement and the Officer Exculpation Proposal, but will not have any effect on the Compensation Proposal, assuming a quorum is present, or the Adjournment Proposal.

Revocability of Proxies

If you are a Juniper Stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy and prior to the Special Meeting;

•	delivering a written notice of revocation to the Secretary of Juniper prior to the Special Meeting; or

•	attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of Juniper common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Juniper Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors has unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Juniper and the Juniper Stockholders; (ii) approved and authorized the Merger Agreement, including the execution and delivery of the Merger Agreement by Juniper, the performance by Juniper of its obligations thereunder and the consummation of the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the Merger Agreement, and the Merger; and (iii) authorized and approved the submission of the Merger Agreement for adoption by the Juniper Stockholders, and resolved to recommend that Juniper Stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal; and (4) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expenses of soliciting proxies will be paid by Juniper. Juniper has retained Innisfree M&A Incorporated to assist in soliciting proxies at a fee of $50,000, plus costs and expenses. Juniper and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, and employees of Innisfree M&A Incorporated may solicit proxies personally or in writing, by telephone, email or otherwise. Juniper will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, Juniper, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by Juniper Stockholders of the proposal to adopt the Merger Agreement, we currently anticipate that the Merger will be consummated in late calendar year 2024 or early calendar year 2025.

Dissenters’ Rights

If the Merger is consummated, Juniper Stockholders who continuously hold shares of Juniper common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Juniper Stockholders who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Juniper common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be “fair value,” if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger-Dissenters’ Rights,” on the difference between the amount determined to be the “fair value” and the amount paid by the Surviving Corporation in the Merger to each Juniper Stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Juniper Stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to Juniper before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold your shares of Juniper common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by Juniper Stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger-Dissenters’ Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of Juniper common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Delisting and Deregistration of Juniper Common Stock

If the Merger is completed, the shares of Juniper common stock will be delisted from NYSE and deregistered under the Exchange Act, and shares of Juniper common stock will no longer be publicly traded.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting other than those proposals as set forth in this proxy statement. If any other matters properly come before the Special Meeting, your shares of Juniper common stock will be voted in accordance with the discretion of the appointed proxy holders.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to Juniper Stockholders residing at the same address, unless Juniper Stockholders have notified Juniper of their desire to receive multiple copies of this proxy statement.

Accordingly, unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two (2) or more Juniper Stockholders reside. Each Juniper Stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another Juniper Stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a Juniper Stockholder of record, you may contact us by writing to Juniper at 1133 Innovation Way, Sunnyvale, California 94089, for the attention of Investor Relations or by calling Juniper at (408) 745-2000 and requesting to speak with our investor relations department. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, or would like additional copies of this proxy statement or need help voting your shares of Juniper common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, California 94089

(408) 745-2000

Juniper delivers reliable and secure networking technology to our customers, including network operators, telecommunication and cloud providers, enterprise IT teams, lines of businesses and network users such as individual devices, machines, applications, microservices and data stores. Businesses across the world use our solutions to access the internet and digital services, and our networks support their mission critical tasks. Since our inception, we believe that our solutions have led the way in high-performance networking when scaling the internet was a top priority. As organizations shift to remote work models, and adopt hybrid and multi-cloud architectures, our customers are facing greater challenges operating increasingly complex networks and handling more traffic with fewer staff members and lower IT budgets. Our cloud-driven, Artificial Intelligence (“AI”) native technology simplifies network operations and meaningfully improves end-user experience by proactively resolving problems, resulting in fewer support tickets and less time to deploy, manage, and maintain the network than other competitive solutions. We believe this is our key differentiator.

Our solutions address secure connectivity needs for:

•	Cloud and telecommunication service providers who build and operate the most mission critical networks in the world.

•

Enterprises in a broad array of industries including financial services, education, healthcare, retail, government agencies who are increasingly building mission critical networks to support their digital strategies.

Our AI-native, enterprise networking operations (“AIOps”) software-as-a-service (“SaaS”) platform leverages data and automation to enable reliable, predictable, measurable user experience and superior performance for operators by simplifying deployment and day-to-day operations across the entire network.

We categorize our customers into three verticals: Enterprise, Cloud and Service Provider. Our solutions are supporting the most demanding use cases across each vertical.

We strive to design and build best-in-class products and solutions to address our customer priorities, including:

•	Automated Wide Area Networking: Routing solutions for Wide Area Networking

•	AI-Driven Enterprise: Cloud management, networking and security solution for campus and branch environments such as universities, hospitals, and bank branches

•	Cloud-Ready Data Center: Fabric management, switching, network security and software-defined networking (“SDN”) solutions for next generation public and private data centers

In addition to our products, we offer a variety of services, including maintenance and support, professional services, SaaS, and education and training programs to provide solutions that address our customers’ needs.

We sell our solutions in more than 150 countries in three geographic regions: Americas; Europe, Middle East, and Africa, which we refer to as EMEA; and Asia Pacific, which we refer to as APAC.

Our corporate headquarters are located in Sunnyvale, California. Our website address is www.juniper.net. Our common stock is listed on NYSE under the symbol “JNPR.”

Hewlett Packard Enterprise Company

1701 E Mossy Oaks Road

Spring, Texas 77389

(678) 259-9860

HPE is a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. HPE enables customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. HPE’s customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. HPE’s legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and HPE strives every day to uphold and enhance that legacy through its dedication to providing innovative technological solutions to its customers.

HPE was incorporated in Delaware in February 2015. HPE’s headquarters are in Spring, Texas. HPE common stock is listed on NYSE under the symbol “HPE.”

Jasmine Acquisition Sub, Inc.

1701 E Mossy Oaks Road

Spring, Texas 77389

(678) 259-9860

Merger Sub is a wholly owned subsidiary of Parent and was incorporated in Delaware on December 29, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Juniper and the separate corporate existence of Merger Sub will cease, with Juniper continuing as the Surviving Corporation. As a result of the Merger, Juniper will become a wholly owned subsidiary of Parent, and Juniper common stock will no longer be publicly traded and will be delisted from NYSE. In addition, Juniper common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

Effect on Juniper if the Merger is Not Completed

If the Merger Agreement is not adopted by Juniper Stockholders, or if the Merger is not completed for any other reason:

(i)	Juniper Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Juniper common stock pursuant to the Merger Agreement;

(ii)

(a) Juniper will remain an independent public company; (b) Juniper common stock will continue to be listed and traded on NYSE and registered under the Exchange Act; and (c) Juniper will continue to file periodic reports with the SEC;

(iii)

we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) Juniper Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Juniper’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Juniper operates and economic conditions;

(iv)

the price of Juniper common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Juniper common stock would return to the price at which it trades as of the date of this proxy statement;

(v)

the Board of Directors will continue to evaluate and review Juniper’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Juniper’s business, prospects and results of operations will be adversely impacted; and

(vi)

under certain specified circumstances where the Merger Agreement is terminated, Juniper is required to pay Parent a termination fee equal to $407,500,000, and under certain other specified circumstances where the Merger Agreement is terminated, Parent is required to pay Juniper a termination fee equal to $815,000,000, in each case, in connection with the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Termination Fees.”

Merger Consideration

Juniper Common Stock

At the Effective Time, each then outstanding share of Juniper common stock (other than Excluded Shares, which include, for example, shares of Juniper common stock owned by Juniper Stockholders who have properly exercised and not withdrawn their statutory rights of appraisal in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.

At or promptly following the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate Per Share Merger Consideration with a designated exchange agent for payment of each share of Juniper common stock owned by each Juniper Stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a Juniper Stockholder (except that Juniper Stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger-Dissenters’ Rights.”

Treatment of Company Equity Awards

At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Company Option Award that is outstanding immediately prior to the Effective Time will be converted into a Parent Option Award to acquire (A) that number of Parent Shares (rounded down to the nearest whole number of shares) equal to the product of (x) the number of Juniper common stock underlying such Company Option Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Juniper common stock of such Company Option Award by (y) the Equity Award Exchange Ratio. Except as otherwise provided in the foregoing, each such Parent Option Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company Option Award immediately prior to the Effective Time.

At the Effective Time, each Company RSU Award that is outstanding and has not yet been settled as of immediately prior to the Effective Time and is a Non-Employee Director RSU Award will vest and be cancelled and converted into the right to receive an amount of cash equal to the product of (A) the number of Juniper common stock that were subject to the Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration.

At the Effective Time, each Company RSU Award (that is not a Non-Employee Director RSU Award) that is outstanding immediately prior to the Effective Time will be converted into a Parent RSU Award with respect to a number of Parent Shares (rounded to the nearest whole number of shares) equal to the product of (i) the number of Juniper common stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. For purposes of clause (i) of the immediately preceding sentence, the number of Juniper common stock underlying a performance-vesting Company RSU Award will be determined (A) in respect of performance or measurement periods that have been completed and for which the Compensation Committee has determined performance achievement on or prior to the Closing Date, based on actual performance determined by the Compensation Committee (or in the case of such awards assumed by the Company from prior acquisitions, any management committee or other committee established by the Board of Directors or authorized committees thereof) in accordance with the terms thereof in the ordinary course of business consistent with past practice, and (B) in respect of all other performance or measurement periods, with applicable performance goals deemed achieved at target performance levels (or if the maximum number of shares issuable under such performance-vesting Company RSU Award is 100% of the “target” level, such “target” level), except that the achievement of TSR performance goals will be determined based on actual performance in connection with the transactions contemplated by the Merger Agreement and pursuant to the applicable award agreement. Except as otherwise provided in the foregoing, each Parent RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time, except that any such Parent RSU Award corresponding to a performance-vesting Company RSU Award will no longer be subject to performance-based vesting.

For more information on the treatment of Company Equity Awards, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Company Equity Awards.”

Treatment of Company ESPP

In accordance with the terms of the Merger Agreement, Juniper will take such action as may be necessary or appropriate under the Company ESPP, to ensure, provide for or cause the following to occur (i) except for the Final Offering Period, no new offering period under the Company ESPP will commence during the period from the date of the Merger Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of the date of the Merger Agreement; and (iii) no individuals will commence participation in the Company ESPP during the period from the date of the Merger Agreement through the Effective Time. If the Effective Time would occur during any Final Offering Period, (i) the accumulated contributions of the participants in such offering period will be used to purchase shares of Juniper common stock as of such date as Juniper determines in its sole discretion (provided that such date will be no later than five (5) business days prior to the Effective Time), (ii) the participants’ accumulated contributions under the Company ESPP will be used to purchase Juniper common stock in accordance with the terms of the Company ESPP as of the date determined in accordance with the foregoing clause (i), and (iii) purchase rights under such offering period will terminate immediately after such purchase. As of no later than the business day immediately prior to the Effective Time, Juniper will terminate the Company ESPP. As promptly as practicable following the purchase of shares of Juniper common stock in accordance with the immediately foregoing clause (ii), Juniper will return to each participant the funds, if any, that remain in such participant’s account under the Company ESPP after such purchase.

For more information on the treatment of the Company ESPP, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Company ESPP.”

Background of the Merger

The Board of Directors and Juniper’s senior management team regularly review Juniper’s business, financial performance and strategic direction, outlook and growth prospects in light of industry and market developments. As part of this assessment, the Board of Directors and Juniper’s senior management regularly consider potential opportunities to strengthen Juniper’s business and enhance stockholder value, including by pursuing strategic opportunities such as acquisitions, dispositions, commercial partnerships or combinations with third parties. Consistent with its fiduciary duty to enhance stockholder value, the Board of Directors and management have always remained open to considering third-party interest in strategic transactions with Juniper as well, with a view to maximizing value for Juniper Stockholders. In the past, Juniper and the Board of Directors have been approached by various potentially interested strategic and financial buyers. While the Board of Directors considered prior acquisition proposals when they were presented, the Board of Directors ultimately did not believe such proposals provided sufficient value to Juniper Stockholders. All dates and times discussed in this “Background of the Merger” are reflective of Pacific Time.

On February 13, 2023, Antonio Neri, Chief Executive Officer of HPE contacted Rami Rahim, Chief Executive Officer of Juniper, to initiate a dialogue around a potential transaction between Juniper and HPE. Mr. Neri inquired about Juniper’s willingness to explore a potential transaction with HPE. Neither price nor any other potential transaction terms were discussed at this time. Mr. Rahim expressed to Mr. Neri that Juniper was focused on executing on its standalone plan.

On February 16, 2023, Mr. Rahim reported his conversation with Mr. Neri to Scott Kriens, Chairman of the Board of Directors.

On March 13, 2023, Mr. Rahim met socially with Tarek Robbiati, then the Chief Financial Officer of HPE. During this meeting, Mr. Robbiati indicated to Mr. Rahim that HPE had serious interest in a potential transaction with Juniper, Mr. Rahim noted Juniper’s focus on its own standalone plan and highlighted that HPE would need to provide additional details for the Board of Directors to consider a potential transaction with HPE and that valuation would be a key issue.

On April 21, 2023, Mr. Rahim and Kevin Hutchins, Senior Vice President, Strategy and Corporate Development of Juniper, met with Mr. Neri, Mr. Robbiati, Sergio Letelier, Senior Vice President and Head of Corporate Development of HPE, and Kirt Karros, Senior Vice President of Finance and Treasurer of HPE, in San Jose, California. During this meeting, the parties discussed the HPE business at a high level and the potential market opportunity for a combination between HPE and Juniper. The representatives of HPE reiterated HPE’s interest in a potential transaction with Juniper and disclosed that HPE would be working with Qatalyst Partners LP and J.P. Morgan Securities LLC as its financial advisors. The representatives of HPE expressed that HPE would be making a cash offer, but no specific transaction price was discussed at this meeting.

Following the April 21, 2023 meeting, Mr. Rahim contacted Mr. Kriens to provide an update on the discussion with the representatives from HPE.

On April 22, 2023, Mr. Letelier contacted Mr. Hutchins to discuss Juniper and HPE entering into a confidentiality agreement. During this conversation, Mr. Hutchins indicated that Juniper was not currently willing to enter into a confidentiality agreement, but Mr. Hutchins and Mr. Letelier agreed to connect their respective General Counsels to negotiate a confidentiality agreement to be entered into if and when the parties were ready to do so.

On April 24, 2023, Robert Mobassaly, Senior Vice President and General Counsel of Juniper, and Rishi Varma, then the Senior Vice President and General Counsel of HPE, discussed the negotiation of a confidentiality agreement between Juniper and HPE and HPE’s preparation of initial information requests for Juniper.

Between April 24, 2023 and April 29, 2023, representatives of Juniper and HPE negotiated the terms of a confidentiality agreement, but no confidentiality agreement was entered into at this time.

In light of the various contacts between the representatives of Juniper and HPE, Juniper’s longstanding relationship with Goldman Sachs, including because of Goldman Sachs’ experience advising Juniper in connection with Juniper’s past consideration of other potential third-party acquirers, and Goldman Sachs’ knowledge and expertise of similar strategic situations and the industry in which Juniper operates, Mr. Rahim and Mr. Hutchins discussed the possibility of engaging with Goldman Sachs to assist Juniper in connection with the outreach from HPE. Mr. Rahim subsequently discussed with Mr. Kriens the possibility of reaching out to Goldman Sachs to act as financial advisor to assist Juniper should discussions with HPE progress and Mr. Kriens agreed that Goldman Sachs was the preferred option, subject to approval by the Board of Directors.

On April 26, 2023, Messrs. Rahim, Hutchins and Mobassaly met with representatives of Goldman Sachs to update them on the discussions with representatives of HPE to date.

On the evening of April 26, 2023, Mr. Letelier called Mr. Hutchins to describe the information HPE would require in order to make an initial proposal to Juniper, which request Mr. Letelier later provided by email on April 29, 2023.

On April 27, 2023, Mr. Rahim had a dinner meeting with Mr. Kriens where they discussed, among other things, HPE’s request for a confidentiality agreement. At such time, Mr. Kriens determined that a confidentiality agreement with HPE was premature.

On April 28, 2023, Mr. Rahim and Mr. Neri had a call during which they held a preliminary discussion about a potential transaction, and during which Mr. Neri suggested that the parties should enter into a confidentiality agreement to permit HPE to make an informed proposal. Mr. Rahim indicated his and the Board of Directors’ strong belief in Juniper’s outlook as a standalone company and that Juniper was not prepared to enter into a confidentiality agreement at such time without a formal written proposal for a potential transaction from HPE, which could then be considered by the Board of Directors.

On May 9, 2023, Mr. Hutchins and Mr. Letelier had another call during which they discussed Juniper’s continued reluctance to enter into a confidentiality agreement without a formal written proposal from HPE. Mr. Hutchins requested additional detail from Mr. Letelier and HPE on what questions HPE needed answered in order to justify the need for a confidentiality agreement.

The Board of Directors held its regularly scheduled quarterly meeting on May 10, 2023. At the meeting, Mr. Rahim reviewed with the Board of Directors the interactions with HPE to date as well as the interactions with representatives of Goldman Sachs. Mr. Rahim confirmed that the Company had not engaged Goldman Sachs in connection with a potential transaction and would await Board of Directors authorization before engaging any financial advisor. He also solicited the Board of Directors’ feedback on Goldman Sachs. Mr. Mobassaly reviewed with the members of the Board of Directors their confidentiality and fiduciary duty obligations with respect to a potential transaction. The Board of Directors authorized Juniper’s management team to continue to engage in discussions with HPE that do not involve disclosing material non-public information about Juniper.

On May 15, 2023, Mr. Rahim and Mr. Neri had a call and again discussed HPE’s interest in a potential transaction with Juniper. Mr. Rahim noted that the Board of Directors was focused on Juniper’s execution of its standalone plan at this time and was not willing to authorize Juniper to enter into a confidentiality agreement with HPE. However, Mr. Rahim expressed to Mr. Neri that Juniper was willing to engage in a discussion on the basis of publicly available information of Juniper. Mr. Rahim emphasized the need for such discussions to proceed expeditiously and for a strong proposal from HPE if HPE was interested in a potential transaction with Juniper.

On May 17, 2023, Mr. Rahim updated Mr. Kriens on his discussion with Mr. Neri.

Between May 17 and May 22, 2023, representatives of Juniper and HPE held calls to discuss HPE’s requests for information and to negotiate how they might be addressed.

On May 22, 2023, Messrs. Hutchins, Mobassaly and Ken Miller, Executive Vice President and Chief Financial Officer of Juniper, held a meeting with Messrs. Robbiati and Letelier, Jonathan Sturz, Vice President and Deputy General Counsel of HPE, and Hemant Hebbar, Vice President, Corporation Development of HPE, to further discuss a potential transaction, but only on the basis of public information.

On June 9, 2023, Mr. Rahim and Mr. Neri had a call during which Mr. Neri expressed HPE’s continuing interest in a potential transaction with Juniper. Mr. Neri noted that the HPE board of directors had a meeting scheduled within the following two weeks and that HPE would reach out to Juniper following such meeting with further updates.

On June 28, 2023, Mr. Rahim called Mr. Kriens and provided an update on his discussion with Mr. Neri and noted he had not heard anything further from Mr. Neri since June 9, 2023.

On August 8, 2023, Juniper had not received any outreach from the representatives of HPE since the June 9, 2023 discussion between Mr. Rahim and Mr. Neri, and the Board of Directors held a regularly scheduled meeting to discuss, among other things, (i) Juniper’s ordinary course strategy planning process, including consideration of Juniper’s strategic priorities, (ii) potential inorganic opportunities that Juniper may wish to consider in order to expand its business and (iii) an update with respect to Juniper’s year to date performance against preliminary projections of Juniper’s financial results for fiscal years 2023 through 2025 (the “Annual Projections”) and reflected in updated financial scenarios for fiscal years 2023 through 2025 prepared by Juniper management as part of its ordinary course strategy planning process (the “Financial Projections”). The Annual Projections were previously reviewed by the Board of Directors as part of Juniper’s ordinary course strategy and business planning process at a meeting of the Board of Directors on November 9, 2022 and subsequently updated and reviewed with the Board of Directors at a meeting of the Board of Directors on February 9, 2023.

On August 10, 2023, Mr. Neri called Mr. Rahim to report that HPE remained interested in exploring a potential transaction with Juniper, and explained the period of disengagement since June 9, 2023 was due to Mr. Robbiati’s resignation and the resulting search for HPE’s interim Chief Financial Officer. Mr. Neri indicated that he thought HPE would be in a position to present a proposal to Juniper within a week.

On August 22, 2023, Mr. Neri called Mr. Rahim and communicated to Mr. Rahim that HPE would be delivering a proposal to acquire Juniper at a price of $37.75 per share in cash. Later that same day, Mr. Neri sent to Mr. Rahim a written non-binding proposal for the potential acquisition of Juniper by HPE for a purchase price of $37.75 per share in cash (the “August 22 LOI”) together with a draft exclusivity agreement providing for a 45-day period for exclusive negotiations. The closing price of Juniper’s common stock on August 21, 2023 was $28.00. Mr. Rahim then forwarded the written proposal to Mr. Kriens and updated him on the discussion with Mr. Neri on the same date.

On August 29, 2023 and ahead of the Board of Directors meeting scheduled for the same day, Mr. Mobassaly forwarded the August 22 LOI to the full Board of Directors.

On August 29, 2023, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management, representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Juniper’s legal advisor, and representatives of Goldman Sachs present for all or a portion of the meeting. During this meeting, Mr. Rahim provided an update to the Board of Directors regarding his discussions with Mr. Neri and other interactions between representatives of Juniper and HPE since the May 10, 2023, Board of Directors meeting. Mr. Rahim and the Board of Directors also reviewed the terms proposed in the August 22 LOI and related exclusivity agreement. Mr. Miller reviewed with the Board of Directors two financial scenarios with respect to Juniper’s 2023 – 2028 fiscal years, one of which being the Management Projections, reflecting the Financial Projections, as described in the section “The Merger-Reasons for the Merger” and the other a more conservative scenario based on assumptions closer to consensus Wall Street estimates. Both scenarios were based on the Financial Projections provided to the Board of Directors at the August 8, 2023 meeting, but extended for three additional fiscal years from 2026 to 2028. In addition, Mr. Miller reviewed with the Board of Directors a financial scenario based on consensus Wall Street estimates out to 2025. Representatives of Goldman Sachs discussed with the Board of Directors financial aspects of the August 22 LOI. Representatives of Goldman Sachs and members of the Board of Directors also discussed six other strategic parties that might be expected to have an interest in a strategic transaction with Juniper as well as potential private equity parties that might have an interest, including their financial wherewithal and other considerations that could impact their interest and ability to consummate a transaction with Juniper. The Board of Directors and representatives of Goldman Sachs also reviewed strategic alternatives that might be available for Juniper as an alternative to a sale of the Company. After the representatives of Goldman Sachs and members of Juniper management (other than Messrs. Rahim and Mobassaly) left the meeting, representatives of Skadden provided a summary of legal considerations with respect to a potential transaction, including (i) regulatory matters and the global regulatory landscape, (ii) issues relating to maintaining the Company’s business and value during the interim period between signing and closing, and (iii) the Board of Directors’ fiduciary duties and process considerations. The Board of Directors also discussed the potential engagement of Goldman Sachs as Juniper’s financial advisor. The Board of Directors determined that it would continue its deliberations with respect to the HPE proposal, potential responses and potential alternatives at its next Board of Directors meeting scheduled for September 2, 2023. The Board of Directors authorized the Company to direct representatives of Goldman Sachs to prepare preliminary analyses of financial aspects of the August 22 LOI to also take into account the financial scenarios prepared by Juniper management and presented by Mr. Miller for the September 2, 2023 Board of Directors meeting and to continue negotiating the terms of Goldman Sachs’ engagement as the Company’s financial advisor. The independent directors of the Board of Directors also met in executive session with Mr. Mobassaly and representatives of Skadden present to discuss (i) immediate next steps, process considerations and additional workstreams in advance of the September 2, 2023 Board of Directors meeting, (ii) risks relating to maintaining Juniper’s business during the extended period that could be anticipated between signing and closing a potential transaction, including with respect to employee retention, (iii) whether the present time was an appropriate time for Juniper to actively consider engaging in a potential transaction, (iv) the risks associated with such a transaction as compared to Juniper’s standalone plan, and (v) key transaction terms, including price, that would be critical to reaching alignment in principal with HPE. During the executive session, Jim Dolce, a member of the Board of Directors, disclosed that his brother, Jeffrey Dolce, was an employee of HPE, holding the position of Vice President and General Manager – Americas at Aruba Networks, a subsidiary of HPE. Mr. Dolce expressed that he did not expect his brother to have any involvement in HPE’s consideration of a potential transaction, that he would not discuss Juniper or any matters pertaining to a potential transaction with his brother, and that he did not expect the relationship to impact his ability to make an independent judgment as to the best interests of Juniper Stockholders with respect to the HPE proposal and related matters. After Mr. Dolce left the meeting, the remaining independent directors of the Board of Directors discussed Mr. Dolce’s disclosure, the value of his contributions to the Board of Directors’ evaluation of a potential transaction, and determined that they did not expect such relationship to impair Mr. Dolce’s ability to make an independent judgment as to the best interests of the Juniper Stockholders.

On September 2, 2023, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. Representatives of Goldman Sachs reviewed with the Board of Directors financial aspects of the August 22 LOI to take into account the financial scenarios presented by Mr. Miller at the August 29, 2023 Board of Directors meeting. During the meeting, the Board of Directors also discussed (i) other strategic alternatives that may be available to Juniper, (ii) Juniper’s standalone plan, (iii) market conditions and prospects, (iv) the potential benefits and risks associated with a potential transaction with HPE, (v) the importance of key transaction terms, including with respect to deal certainty, (vi) the potential risks and benefits of reaching out to other parties that might have an interest in acquiring Juniper, (vii) the likely interest and capability of potential counterparties to consummate such a transaction at this time, (viii) related regulatory considerations associated with other potential transaction counterparties, (ix) whether HPE may be the best positioned purchaser at this time, (x) the risk that HPE might disengage if the Company elected to engage in a broader market check, and (xi) strategic and negotiating considerations related to engaging in discussion with HPE. The Board of Directors concluded that while HPE’s proposal of $37.75 per share did not, at such time, provide sufficient value to Juniper Stockholders, it was substantial enough to warrant Juniper’s continued engagement in targeted discussions with HPE’s management regarding improved valuation and other terms of a potential transaction. The Board of Directors also determined that the risks of reaching out to other potentially interested parties outweighed the potential benefits of such outreach at such time. The independent directors of the Board of Directors met in executive session with Mr. Mobassaly and representatives of Skadden present and engaged in further discussion, including with respect to regulatory matters, process and negotiation considerations, the Company’s management team and Juniper’s standalone plan.

On September 5, 2023, Mr. Rahim met with Mr. Neri. During the meeting, Mr. Rahim conveyed to Mr. Neri the Board of Directors’ view that the $37.75 proposed in the August 22 LOI did not provide sufficient value to Juniper Stockholders. Mr. Neri requested that Mr. Rahim enable Juniper’s legal and financial advisors to engage with HPE’s legal and financial advisors. Mr. Rahim indicated that such outreach between HPE’s and Juniper’s advisors would be premature in light of the Board of Directors’ view that HPE’s proposal of $37.75 per share was inadequate given Juniper’s then current performance and the accretive nature of a potential transaction with Juniper to HPE. Mr. Rahim subsequently called Mr. Kriens and provided an update on his discussion with Mr. Neri.

On September 7, 2023, Mr. Hutchins had a call with Mr. Letelier and stated that Juniper was focused on its standalone path and the Board of Directors was not interested in negotiating a potential transaction at a price of $37.75 per share proposed in the August 22 LOI.

On September 15, 2023, Mr. Hutchins and Mr. Letelier had a call during which Mr. Hutchins informed Mr. Letelier that the value of $37.75 per share proposed in the August 22 LOI compared to Juniper’s standalone path was insufficient and that he was not able to provide further guidance at such time.

On September 19, 2023, Mr. Neri called Mr. Rahim, expressing disappointment in Juniper’s response, but informing him that HPE would be increasing its proposal to acquire Juniper to $38.75 per share in cash, that a revised written proposal would follow shortly, and that this proposal was the best HPE could do without additional information from Juniper. The closing price of Juniper common stock on September 19, 2023 was $28.48.

Later that same day, Mr. Rahim called Mr. Kriens and discussed the substance of his conversation with Mr. Neri.

On September 20, 2023, HPE submitted in writing its revised non-binding proposal to acquire Juniper for $38.75 per share in cash. The revised proposal also reiterated HPE’s request for a 45-day exclusivity period. The closing price of Juniper common stock on September 20, 2023 was $28.22.

On September 27, 2023, representatives of Juniper, including Mr. Rahim, had a videoconference call with Mr. Kriens to discuss HPE’s revised proposal of September 20.

On September 28, 2023, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. The Board of Directors and representatives of Juniper management discussed the interactions between the representatives of HPE and Juniper since the last meeting of the Board of Directors, the principal terms of HPE’s revised proposal and preliminary views of Juniper’s anticipated performance during the third and fourth fiscal quarters of 2023 and full year 2024. Representatives of Juniper management reviewed with the Board of Directors draft presentation materials proposed to be shared with HPE presenting the fiscal years 2023 through 2026 of select line items of the Management Projections (the “Outlook”) and related items with a view towards highlighting the potential value of the transaction. The Board of Directors also discussed the potential risks and opportunities of Juniper’s standalone plan, recent market conditions, timing consideration of a potential transaction, risks relating to pursuing a potential transaction, including with respect to regulatory matters and employee retention, the importance of employee retention to preserving the value of the Company and the Board of Directors’ fiduciary duties in the current situation. The Board of Directors concluded that Juniper should propose to enter into a confidentiality agreement with HPE, provide to HPE limited non-public information, including the Outlook, as reflected in the draft materials reviewed with the Board of Directors and explore HPE’s willingness to transact at an improved price, but without providing a specific counteroffer, and directed Mr. Kriens and Mr. Rahim to confer on the specific message to HPE consistent with the Board of Directors discussions. The Board of Directors also reviewed the proposed terms of engagement of, and related disclosures by, Goldman Sachs and approved Juniper’s engagement of Goldman Sachs as the Company’s financial advisor for a potential transaction on the basis of Goldman Sachs’ long term relationship with Juniper, including as Juniper’s financial advisor with respect to prior acquisition proposals, as well as Goldman Sachs’ qualifications, expertise, reputation and knowledge of the business and affairs of Juniper and the industry in which it operates. During the Board of Directors meeting, Mr. Rahim noted that HPE’s proposal appeared to contemplate a post-closing position for himself at the combined company. The Board of Directors instructed Mr. Rahim that he was not authorized to discuss his post-transaction arrangements with HPE or its representatives at this time. Mr. Rahim confirmed that he had not engaged in any such discussions with HPE or its representatives and would not do so absent express authorization from the Board of Directors. The independent directors of the Board of Directors met in executive session and discussed HPE’s proposals to date, including employee incentivization, retention and compensation matters, Juniper’s standalone plan, market developments and the importance of maintaining confidentiality of the Board of Directors’ discussions regarding HPE.

On September 29, 2023, Mr. Rahim and Mr. Neri met in person at HPE’s offices in San Jose, California, during which Mr. Rahim reiterated the Board of Directors’ confidence in Juniper’s standalone plan and agreed for Juniper to provide limited information to HPE under the terms of a confidentiality agreement, provided such information was provided to a small audience, not including financial advisors.

On September 30, 2023, Mr. Rahim and Mr. Kriens had a call and Mr. Rahim provided an update on his discussion with Mr. Neri.

On October 1, 2023, representatives of Juniper and HPE continued to negotiate terms of the confidentiality agreement.

On October 2, 2023, Juniper and HPE entered into a confidentiality agreement that included customary “standstill” provisions, but did not include a so-called “don’t ask, don’t waive” provision.

On October 9, 2023, Mr. Rahim and members of Juniper’s senior management team met with Mr. Neri and members of HPE’s management team to discuss the Board of Directors’ response to HPE’s revised offer and to present to HPE the materials prepared by Juniper’s management and advisors regarding the potential value of a potential transaction with HPE, as approved by the Board of Directors.

Also on October 9, 2023, immediately following the meeting between the representatives of Juniper and HPE, Mr. Rahim called Mr. Neri and conveyed the Board of Directors’ position that the materials presented would justify a valuation well into the $40s per share.

On October 15, 2023, Mr. Neri reached out to Mr. Rahim to reiterate HPE’s interest in a potential transaction and offered to have another discussion the following week after the HPE board of directors had more time to consider

Mr. Rahim’s position conveyed on October 9, 2023. Mr. Neri indicated he understood Mr. Rahim’s stance that an offer from HPE would need to start in the $40s, but that he was not willing to negotiate against himself and requested the Board of Directors propose a specific counteroffer. Mr. Rahim clarified that any subsequent offer from HPE would need to include an offer price well into the $40s, not just starting in the $40s.

On October 16, 2023, Mr. Rahim and Mr. Kriens discussed Mr. Neri’s request for Juniper to provide HPE with a specific counteroffer.

On October 18, 2023, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting, to discuss whether to make a counterproposal to HPE. Mr. Miller reviewed preliminary views of Juniper’s anticipated performance during the third and fourth fiscal quarters of 2023 and full year 2024 and representatives of Goldman Sachs further discussed with the Board of Directors the financial aspects of HPE’s proposal from September 20, 2023, including highlighting the impact of interest rate volatility since their last discussion with the Board of Directors. The Board of Directors considered opportunities, risks, and uncertainties both with regard to Juniper on a standalone basis and in the context of a potential transaction, the substance and tactics of potential responses to HPE’s request for a counterproposal, possible HPE reactions, and transaction terms beyond purchase price that would be important to the Board of Directors. Following the discussion, consensus emerged among the Board of Directors that Juniper should respond with a counterproposal of a purchase price of $44 or $45 per share in cash and to message the Board of Directors’ willingness to actively engage in conversations with HPE to reach acceptable price and terms.

On October 20, 2023, Mr. Rahim delivered Juniper’s counterproposal of $45 per share in cash to Mr. Neri and stated he hoped Mr. Neri saw Juniper’s specific counterproposal on offer price as a constructive step by the Board of Directors. The closing price of Juniper common stock on such date was $25.32.

On October 27, 2023, in response to Juniper’s counterproposal, Mr. Neri contacted Mr. Rahim and proposed an increased offer price of $40 per share and indicated such price was HPE’s best and final offer at such time. Mr. Neri expressed to Mr. Rahim that HPE’s increased offer price was based not only on a premium to the trading price of Juniper’s common stock, but also was informed by HPE’s view as to the value of Juniper’s business. The closing price of Juniper common stock on October 27, 2023 was $26.61.

On October 29, 2023, Mr. Rahim called Mr. Kriens and provided an update on his discussions with Mr. Neri.

On November 2, 2023, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. Representatives of management and of Goldman Sachs presented updated preliminary views of Juniper’s anticipated performance during the fourth fiscal quarter of 2023 since the last Board of Directors meeting, and representatives of Goldman Sachs discussed with the Board of Directors the financial aspects of the revised HPE proposal. The Board of Directors discussed whether Mr. Rahim should further engage with Mr. Neri regarding a potential transaction. Considerations of the Board of Directors included (i) the potential to seek a higher price and the risk that HPE might attempt to reduce price, (ii) risks to Juniper’s business during negotiation of a potential transaction, and (iii) transaction terms in addition to purchase price that would need to be negotiated with HPE, particularly with respect to closing certainty and mitigation of risk to Juniper between signing and closing of a potential transaction. The Board of Directors determined that Mr. Rahim should meet with Mr. Neri in advance of the Board of Directors’ upcoming meeting and, during such meeting, Mr. Rahim should (a) indicate some willingness on behalf of the Board of Directors to accept a price below the Board of Directors’ last proposal but that there remained a gap on price (without offering a revised specific number) and (b) solicit HPE’s perspective as to various other key matters in order to inform the Board of Directors’ further consideration of a potential transaction and its potential response to HPE’s latest offer. The independent directors of the Board of Directors then met in executive session.

On November 4, 2023, as directed by the Board of Directors, Mr. Rahim contacted Mr. Neri and advised him that (i) there remained a gap on value between HPE’s latest verbal offer of $40 per share and the price at which the Board of Directors would be willing to pursue a potential transaction and (ii) the Board of Directors was seeking additional information from HPE regarding certain key non-price terms that would inform its analysis of a potential transaction. Mr. Rahim and Mr. Neri discussed contemplated commitments by the parties to mitigate risk during the period between signing and closing of a potential transaction (including with respect to employee retention), HPE’s strategic rationale and priorities relating to the potential transactions as well as deal process and timing considerations, including the need for a focused due diligence process and a desire to announce the signing of a definitive agreement by the end of December 2023.

Following the discussion between Mr. Rahim and Mr. Neri, Mr. Rahim called Mr. Kriens to provide an update on the discussion.

On November 7, 2023, Mr. Mobassaly and Mr. Hutchins discussed with Mr. Varma and Mr. Letelier, among other items, HPE’s expectations and commitment to securing required regulatory approvals for a transaction.

On November 7 and 8, 2023, the Board of Directors met in person, with members of Juniper’s senior management and representatives of Skadden present for all or a portion of the meeting. Messrs. Rahim and Mobassaly updated the Board of Directors on their respective discussions with the representatives of HPE since the November 2 Board of Directors meeting. The Board of Directors discussed various aspects of a potential transaction, including (i) the price, terms and various risks, challenges and items to be negotiated with HPE in respect of a potential transaction, (ii) Juniper’s current financial and industry position, (iii) opportunities, risks and challenges associated with Juniper’s standalone plan, (iv) strategic alternatives available to Juniper in the absence of a transaction with HPE and related risks and opportunities, (v) the desirability and risks of conducting a market check of potential alternative counterparties and likelihood of alternative buyers at the valuation range proposed by HPE, (vi) the information previously presented by the representatives at Goldman Sachs at earlier Board of Directors meetings, including the August 29, 2023 meeting and the September 28, 2023 meeting, regarding potential alternative counterparties and the likelihood of their interest and capability to undertake a comparable transaction with Juniper, (vii) the strategic importance of a potential transaction to HPE, (viii) other strategic alternatives that may be available to HPE and (ix) the risk that HPE might abandon discussions with Juniper. The Board of Directors and the representatives of management also reviewed potential terms to be proposed to HPE.

The Board of Directors expressed a willingness to engage in a potential transaction at (but not below) a price of $40 per share in the event that other key transaction matters, including those reflected in the draft term sheet discussed at the meeting, could be negotiated with HPE on acceptable terms. The Board of Directors directed Mr. Rahim to deliver a draft term sheet in substantially the form reviewed by the Board of Directors in connection with Juniper’s counterproposal. The Board of Directors also determined that pursuing alternative counterparties for an acquisition transaction was not advisable at this time relative to the benefits of and given the potential risks to continuing conversations with HPE and given that the expected terms of a potential transaction with HPE would not preclude an alternative interested party from making an offer to acquire Juniper after a definitive transaction agreement might be signed.

On November 9, 2023, Mr. Rahim spoke with Mr. Neri and relayed that: there remained a gap in price as between the parties; Juniper would require alignment on a number of additional key transaction terms particularly focused around deal certainty; the availability of a go-shop period for Juniper and mitigating potential risks associated with a potential transaction are critical to the Board of Directors; and Juniper’s position on such terms would follow in a written term sheet. Mr. Neri requested that Juniper provide an express position as to HPE’s proposal by the end of the week.

Later that day, representatives of Juniper sent HPE a draft non-binding, preliminary term sheet proposing a $43.00 per share purchase price and setting forth other principal terms on which Juniper would be prepared to pursue a transaction with HPE, including a six week go-shop period following the signing of a definitive transaction agreement, the efforts that would be required of HPE to secure required regulatory approvals, a 1% termination fee payable by Juniper in the event Juniper were to terminate the definitive transaction agreement to accept a superior proposal during the go-shop period, a 2.75% termination fee payable by Juniper in the event Juniper were to terminate the definitive transaction agreement to accept a superior proposal after the go-shop period, an 8% reverse termination fee payable by HPE for failure to obtain regulatory approvals and terms designed to mitigate risks to Juniper during the period between signing and closing of a transaction (the “November 9 Term Sheet”).

On November 17, 2023, Mr. Rahim and Mr. Neri met in person. Mr. Neri stated that HPE’s board of directors was unwilling to improve its offer price and that its proposal of $40.00 per share represented HPE’s best and final offer on price and suggested that the parties defer discussion on other terms. Mr. Rahim commented that it is important that HPE consider the terms other than price put forward by Juniper and that there remained a gap in value between HPE and Juniper, which Mr. Neri said that he would consider.

Later that same day, following discussions with Mr. Kriens, Mr. Rahim contacted Mr. Neri and proposed a purchase price of $41.00 per share. Mr. Rahim also reiterated the importance of HPE responding to the other terms proposed by Juniper. The closing price of Juniper common stock on such date was $26.99.

On November 18, 2023, HPE sent to Juniper a written non-binding proposal to acquire the Company at $40.00 per share in cash. The HPE proposal responded to some but not all of the terms set out in the November 9 Term Sheet, for example, rejecting the proposed six week go-shop period, proposing a 3.75% termination fee in the event Juniper were to terminate to accept a superior proposal, an equivalent 3.75% reverse termination fee, and addressing some of Juniper’s concerns with respect to risk during the sign-to-close period and proposing that the parties defer certain issues, including the degree of effort to be required to secure regulatory approval.

On November 20, 2023, Mr. Rahim provided Mr. Kriens an update on the written proposal from HPE. Such written proposal was subsequently shared with the Board of Directors for consideration.

On November 20, 2023, the Board of Directors met by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. The Board of Directors discussed the potential of HPE increasing its offer price and also key transaction terms, including regulatory matters, transaction and diligence timing, and employee retention. The Board of Directors concluded that it was unlikely that HPE would increase price beyond its expressed “best and final” offer of $40 per share and that Juniper should respond to HPE, indicating its willingness to proceed with diligence on the basis of HPE’s proposed $40 per share, subject to Juniper obtaining meaningful improvement on the other critical transaction terms as set out in the November 9 Term Sheet. The Board of Directors determined that Mr. Rahim and Mr. Kriens should determine the best strategy for engagement with HPE and its advisors to negotiate the best available terms that could be obtained from HPE with respect to the matters set out in the November 9 Term Sheet to bring back to the Board of Directors for its consideration prior to Juniper agreeing to provide due diligence materials or grant exclusivity to HPE in connection with a potential transaction.

On November 21, 2023, Mr. Rahim called Mr. Neri and conveyed that the Board of Directors would not authorize the Company to enter into due diligence with HPE until the parties had alignment on certain key transaction terms that relate to deal certainty and mitigation of risk to Juniper, including the risk of management distraction, leaks regarding a potential transaction, regulatory covenants, termination and reverse termination fee, employee retention and transaction timing. Mr. Rahim also informed Mr. Neri that the Board of Directors declined to enter into exclusivity with HPE at this time and at this price.

Following his discussion with Mr. Neri, Mr. Rahim called Mr. Kriens to provide an update.

From November 21, 2023 to December 8, 2023, representatives of Juniper and HPE engaged in extensive negotiations regarding key terms of a potential transaction as reflected in the November 9 Term Sheet, including with respect to regulatory covenants, termination fee, reverse termination fee, employee retention, timing and exclusivity.

On November 28, 2023, Mr. Neri and Mr. Rahim discussed various transaction issues, including HPE’s request for exclusivity, Juniper’s request for a go-shop period, regulatory covenants, termination fee, reverse termination fee and employee retention matters. Mr. Neri and Mr. Rahim also discussed the timing and scope of HPE’s desired diligence investigation, and Juniper’s concern for leaks and management disruption coming at the end of Juniper’s fiscal year. Mr. Neri reiterated HPE’s willingness and ability to conduct diligence on a focused basis and target announcement of a definitive agreement by the end of December 2023.

Later that same day, representatives of HPE sent a revised term sheet and revised exclusivity agreement to representatives of Juniper, which was characterized by the representatives of HPE as HPE’s “best and final” offer with respect to the terms under discussion (the “November 28 Term Sheet”).

On November 29, 2023, representatives of Goldman Sachs, Skadden, members of the Juniper management team, including Mr. Rahim, and Mr. Kriens had a call to discuss the November 28 Term Sheet. The November 28 Term Sheet reflected a continued gap between the parties, including with respect to regulatory approval commitments, a 4.5% reverse termination fee, the lack of a go-shop period and the risk to Juniper during the pre-signing period and the period between signing and closing of a potential transaction, including with respect to the proposed scope of diligence and employee retention matters. Given the gap between the parties, the representatives of Juniper, including Mr. Rahim and Mr. Kriens, did not believe Juniper should accept the proposal from HPE and questioned whether the November 28 Term Sheet indeed represented HPE’s best and final offer with respect to the non-price terms.

On the morning of November 30, 2023, Mr. Rahim sent the November 28 Term Sheet to the Board of Directors along with an assessment of the gap in terms between the parties and proposed that, given that gap in key terms, Juniper should reject the proposal, and invited additional feedback from the Board of Directors.

On December 1, 2023, Mr. Mobassaly informed John Schultz, Executive Vice President and Chief Operating and Legal Officer for HPE, that Juniper would not accept the terms set forth in the November 28 Term Sheet and would disengage from further discussions if the November 28 Term Sheet was indeed HPE’s “best and final” proposal. Later that same day, Mr. Neri contacted Mr. Rahim to discuss whether Juniper would entertain an updated proposal from HPE.

On December 3, 2023, Mr. Rahim and Mr. Neri had a call during which Mr. Rahim and Mr. Neri discussed the continued gap between HPE and Juniper. Following this discussion, Mr. Rahim provided an update to Mr. Kriens.

On December 5, 2023, Mr. Rahim had a call with Mr. Neri during which Mr. Neri provided an updated proposal to Mr. Rahim addressing concerns relating to deal certainty, risks prior to closing (including management distraction, leaks and employee retention) and the reverse termination fee, and agreed that these terms would be reduced to writing. Mr. Neri also informed Mr. Rahim that HPE would provide a specific due diligence request list to Juniper. Mr. Rahim then provided Mr. Kriens an update of his discussion with Mr. Neri. Later that same day, Mr. Schultz sent an overview of HPE’s proposed due diligence review of Juniper to Mr. Mobassaly.

Also on December 5, 2023, members of Juniper management discussed the HPE’s proposed updated terms with Mr. Kriens and determined that Juniper should send a revised draft of the term sheet to HPE.

On December 6, 2023, representatives of Juniper and HPE continued to negotiate the proposed terms. Following such discussions, Mr. Mobassaly sent a revised draft of the term sheet to representatives of HPE and then subsequently sent the revised draft of the term sheet to the Board of Directors.

On December 7, 2023, Mr. Rahim discussed the terms of Juniper’s revised terms sheet with Mr. Neri, including the proposal for a 6% flat reverse termination fee. Mr. Neri reiterated HPE’s need for exclusivity and willingness to further discuss employee retention concerns. Later that same day, Mr. Rahim presented a summary of his discussion with Mr. Neri to Mr. Kriens.

On December 8, 2023, Mr. Rahim and Mr. Neri further discussed additional terms around employee retention and transaction timing, including the need to announce the signing of a definitive agreement ahead of Juniper’s sales kick-off conference the week of January 15, 2024 and to the potential for exclusivity to January 15, 2024. Mr. Rahim provided an update to Mr. Kriens following his discussion with Mr. Neri.

Later that same day, Mr. Mobassaly sent a further revised draft of the term sheet and the exclusivity agreement to Mr. Schultz. Mr. Mobassaly and Mr. Schultz subsequently had a discussion regarding the revised draft of the term sheet, following which, Mr. Mobassaly provided an update to Mr. Rahim and representatives of Goldman Sachs and Skadden. That same afternoon, Mr. Hutchins had a call with Mr. Letelier to discuss the term sheet and due diligence matters.

On the evening of December 8, 2023, Mr. Schultz sent HPE’s comments to the term sheet and exclusivity agreement to Mr. Mobassaly.

On December 9, 2023, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. Ahead of such meeting, Mr. Mobassaly shared the revised term sheet and exclusivity agreement with the Board of Directors. Mr. Rahim provided an update to the Board of Directors regarding the negotiations with representatives of HPE during the previous weeks and reviewed key transaction terms, including with respect to HPE’s commitment to secure regulatory approval, reverse termination fee and requirement for exclusivity. The Board of Directors discussed the proposed terms, risks to the Company’s business between signing and closing and related to employee retention and the design of an employee retention plan intended to mitigate those risks, timing and process considerations (including considerations with respect to granting HPE exclusivity, challenges and risks associated with providing HPE with diligence materials on Juniper and tactical and strategic considerations). Following the discussion, the Board of Directors authorized the Company to enter into exclusivity with HPE through January 15, 2024 and to provide diligence materials and negotiate definitive agreements with HPE during such period, in each case, consistent with the principal terms reflected in the draft term sheet and exclusivity agreement as presented to the Board of Directors at the meeting.

Later that evening, Mr. Mobassaly sent a revised draft of the exclusivity agreement to Mr. Schultz and Mr. Schultz subsequently confirmed that the exclusivity agreement could be considered final.

On the morning of December 10, 2023, Mr. Rahim and Mr. Neri had a discussion regarding employee retention, following which Mr. Rahim updated Mr. Kriens on his discussion with Mr. Neri and Mr. Mobassaly sent a revised term sheet to Mr. Schultz. Later that same day, Mr. Schultz confirmed that the term sheet could be considered final. Juniper and HPE subsequently entered into an exclusivity agreement providing HPE with exclusivity until January 15, 2024 to finalize terms of a potential transaction based on the terms reflected in the final non-binding term sheet last sent by Mr. Mobassaly to Mr. Schultz that same morning.

From December 9, 2023 to January 9, 2024, representatives of Juniper and HPE, and their respective legal, financial and other advisors engaged in confirmatory due diligence.

On December 15, 2023, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting, to discuss updates and the status of the due diligence process. During the meeting, Mr. Miller reviewed “flash” preliminary estimates of the Company’s fourth quarter 2023 financial results, noting that revenue, sales and earnings per share would likely be below the levels reflected in the Outlook previously shared with HPE as well as the Management Projections presented to the Board of Directors, and the opportunities and challenges to achieving the results reflected in the Outlook and Management Projections.

Later that day, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), HPE’s legal advisor, sent an initial draft of the merger agreement to representatives of Skadden.

On December 17, 2023, Messrs. Hutchins, Rahim and Miller had a meeting with Jeremy Cox, Senior Vice President and Interim Chief Financial Officer of HPE, Mr. Letelier, Mr. Hebbar and Andrew Schultz, Senior Vice President and Head of Finance of HPE Aruba where Messrs. Hutchins, Rahim and Miller presented “flash” preliminary estimates of Juniper’s financial results for the fourth quarter of fiscal year 2023, noting that revenue, sales and earnings per share would likely be below the levels reflected in the Outlook, as well as the opportunities and challenges to achieving the results in the Outlook.

On December 20, 2023, Mr. Rahim had a call with Mr. Neri and discussed movement in Juniper’s share price, the status of HPE’s financing arrangements for a potential transaction as well as discussions with respect to the retention of key employees (including Sujai Hajela, Executive Vice President, AI-Driven Enterprise of Juniper). During this conversation, there was no discussion of Mr. Rahim’s post-closing position or employment arrangements with the potential combined company.

On December 21, 2023, Mr. Rahim called Mr. Kriens and provided an update on his discussion with Mr. Neri.

On December 22, 2023, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting, to discuss the updates with respect to the potential transaction with HPE. Mr. Rahim updated the Board of Directors on his discussions with Mr. Neri regarding a potential transaction. During the meeting, the Board of Directors reiterated the importance of ensuring that Juniper and HPE sufficiently advance all material terms and items relating to a potential transaction prior to the Board of Directors authorizing Mr. Rahim to engage in discussions regarding potential post-closing employment matters. Mr. Rahim confirmed that he had not engaged in any such discussions with HPE or its representatives. The Board of Directors also discussed the status of the draft definitive merger agreement and key points presented in the draft definitive merger agreement, including deal certainty matters such as the regulatory approvals covenant, the definition of “Material Adverse Effect,” and matters relating to the risk to Juniper during the period between signing and closing of a potential transaction, and the interim operating covenants proposed to apply to Juniper during the period between signing and closing, and communications planning following the announcement of a potential transaction. The independent directors of the Board of Directors then met in executive session.

Later that same day, representatives of Skadden sent a revised draft of the merger agreement to representatives of Wachtell Lipton.

Between December 23, 2023 and January 9, 2024, Juniper and HPE and their respective legal advisors continued to exchange drafts of the merger agreement and negotiate the open issues. During this period, Juniper and HPE and their respective legal advisors also engaged in numerous discussions regarding the merger agreement with particular emphasis on the interim operating covenants restricting Juniper’s business during the period between the signing of the merger agreement and the closing of the Merger, as well as the regulatory covenants and approvals required in connection with the closing of the Merger.

On December 28, 2023, Mr. Neri contacted Mr. Rahim to discuss the status of negotiations and to inform him that HPE was prepared to work to announce the signing of a definitive transaction agreement by January 10, 2024. Mr. Neri and Mr. Rahim also discussed key communications themes for the announcement of a potential transaction.

On January 1, 2024, Mr. Rahim and Mr. Kriens had a discussion regarding, among other things, Mr. Rahim’s conversation with Mr. Neri on December 28, 2023.

On January 2, 2024, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting, to further discuss the updates in various workstreams underway with respect to a potential transaction. Mr. Rahim summarized the status of the negotiation of the definitive merger agreement, the due diligence process as well as the anticipated timeline to resolve remaining issues to get to a signing. Mr. Miller provided the Board of Directors with an updated preliminary estimate of Juniper’s performance during the fourth fiscal quarter of 2023 based on information available to date, noting preliminary estimates of sales achievement, revenue and earnings per share were weaker than anticipated in the Outlook and Management Projections as well as Juniper’s prior guidance and analyst expectations. The Board of Directors discussed Juniper’s performance and the risks, challenges and opportunities that could impact the same. The Board of Directors also discussed, among other matters, the engagement with HPE’s representatives on various topics and workstreams and the status of negotiations, including with respect to regulatory matters, the interim operating covenants restricting Juniper’s business during the period between signing and closing of a potential transaction, due diligence, and HPE’s request to discuss the post-closing employment arrangements of and with Mr. Rahim and Mr. Hajela. The independent directors of the Board of Directors met in executive session and further discussed matters regarding (i) process and governance, (ii) strategic considerations related to engagement with HPE’s representatives on various topics and workstreams, (iii) the benefits and potential risks associated with authorizing Messrs. Rahim and/or Hajela to engage in discussions with representatives of HPE regarding their respective employment with the combined company at this time, (iv) the advisability of such individual(s) retaining independent counsel and Juniper’s reimbursement of certain costs and expenses in connection therewith, and (v) the importance of deal certainty and avoiding additional closing conditions in the definitive transaction agreement, including related to employee retention matters. Following the discussion, the independent directors of the Board of Directors authorized Messrs. Rahim and Hajela to enter into employment discussions with representatives of HPE regarding their respective employment with the combined company and for Juniper to reimburse their engagement of independent counsel up to a specified limit. The independent directors of the Board of Directors then further discussed matters regarding employee retention, Juniper’s and HPE’s contemplated communications messaging related to the potential transaction, key items that remained under discussion with representatives of HPE, and considerations related to Juniper’s recent stock performance and management’s most recent expectations as to Juniper’s anticipated financial performance.

On January 2, 2024, Mr. Rahim discussed with Mr. Neri and Alan May, Executive Vice President and Chief People Officer of HPE, regarding the importance of retaining Mr. Hajela for the combined company as well as the value and importance of other key Juniper leaders. Mr. Rahim informed Messrs. Neri and May that the Board of Directors had authorized him to discuss his own continued role with the combined company, although the parties did not ultimately discuss this point in detail at this meeting.

Following this discussion, Mr. Rahim provided a summary of the conversation with Messrs. Neri and May to Mr. Kriens.

On January 3, 2024, Mr. Rahim and Mr. Neri discussed Mr. Rahim’s continued role with the combined company and Mr. Neri expressed his desire that Mr. Rahim would lead the combined company’s networking business following the closing of the potential transaction. Mr. Neri then presented Mr. Rahim with a breakdown of the details of the proposed retention package. On the same day, Mr. Rahim updated Mr. Kriens on his discussion with Mr. Neri.

On January 4, 2024, Mr. Rahim called Mr. Neri and provided preliminary responses to the proposed retention package from Mr. Neri. From January 4, 2024 to January 9, 2024, Messrs. Rahim and Hajela continued to negotiate their retention packages with representatives of HPE, including Messrs. Neri and May.

On January 5, 2024, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. The Board of Directors discussed updates in various workstreams in respect of a potential transaction, including due diligence and negotiation of the definitive merger agreement. Mr. Miller provided the Board of Directors with an updated preliminary estimate of Juniper’s performance during the fourth fiscal quarter of 2023 based on information available to date, noting it was consistent with the update provided to the Board of Directors at the prior meeting on January 2, 2024. Mr. Miller also provided the Board of Directors with two financial scenarios with respect to Juniper’s 2023 – 2028 fiscal years prepared by Juniper management, the more favorable of which scenarios being the Management Projections, noting that these scenarios were consistent with the scenarios previously presented to the Board of Directors. The Board of Directors and management discussed the differences between and the assumptions underlying these scenarios, the implications of the Company’s performance in the third and fourth fiscal quarters of 2023, including that “flash” preliminary estimates of Juniper’s financial results for the fourth quarter of fiscal year 2023 indicated that revenue, sales and earnings per share would likely be below the levels reflected in the Management Projections. Although the Board of Directors recognized that there was significant uncertainty with respect to the assumptions underlying the Management Projections, including in light of the Company’s earnings, sales achievement and revenues in the fourth fiscal quarter of 2023 and that the alternative scenario reflected a more conservative view, the Board of Directors directed management to authorize Goldman Sachs to use the Management Projections for purposes of Goldman Sachs’ analysis of the fairness from a financial point of view of the merger consideration to be paid to the Juniper Stockholders. The independent directors of the Board of Directors also met in executive session and further discussed, among other matters, process and timing considerations, the status and potential implications of employment discussions between Messrs. Rahim and Hajela with representatives of HPE, and the ongoing development of the communications plan for a potential transaction.

Following the close of trading on January 8, 2024, the Wall Street Journal published an article leaking the details of a potential transaction between HPE and Juniper, noting that a definitive transaction agreement could be announced that week, valuing Juniper at approximately $13 billion.

From the close of trading on January 8, 2024 through January 9, 2024, representatives of Juniper and representatives of HPE had numerous calls to negotiate and finalize the terms of the definitive agreement, including with respect to regulatory approval matters, the interim operating covenants restricting Juniper during the period between signing and closing of a potential transaction and the definition of Material Adverse Effect.

On the morning of January 9, 2024, the Board of Directors held a meeting by teleconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. Representatives of Goldman Sachs reviewed with the Board of Directors its financial analyses of the merger consideration of $40 per share of Juniper common stock and a summary of the terms of the financing commitments received by HPE in connection with the transaction. A representative of Skadden presented a detailed overview of the fully negotiated definitive merger agreement and related documentation for the proposed transaction. After discussion among the Board of Directors and representatives of Goldman Sachs and Skadden, a representative of Goldman Sachs delivered Goldman Sachs’ oral fairness opinion, subsequently confirmed in writing, dated January 9, 2024, to the Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in the its written opinion, the $40 per share in cash to be paid to the Juniper Stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such Juniper Stockholders. (See the section of this proxy statement entitled “The Merger-Opinion of Goldman Sachs & Co.” for a detailed discussion of Goldman Sachs’ opinion). The Board of Directors was then presented with a summary of the terms of the proposed employment arrangements of Mr. Rahim and Mr. Hajela with the combined company. After additional discussions of the proposed transaction and the financial analyses and opinions and the terms of the transaction documentation summarized for the Board of Directors at the meeting, the Board of Directors, among other related matters, unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Juniper and the Juniper Stockholders; (2) approved and authorized the Merger Agreement, including the execution and delivery of the Merger Agreement by Juniper, the performance by Juniper of its obligations thereunder and the consummation of the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the Merger Agreement, and the Merger; and (3) authorized and approved the submission of the Merger Agreement for adoption by the Juniper Stockholders, and resolved to recommend that Juniper Stockholders adopt the Merger Agreement. The independent directors of the Board of Directors also met in executive session and further discussed the decision to approve and recommend to Juniper Stockholders a transaction with HPE, governance matters and matters regarding communications and responses to inquiries regarding the announcement of a transaction with HPE, compliance with proxy solicitation rules and with certain other requirements set out in the definitive transaction agreement, and best practices related to communications and interim period matters.

Later that afternoon, the parties entered into the Merger Agreement and in connection therewith, entered into an amendment extending the term of the confidentiality agreement. That same afternoon, Juniper and HPE released a joint press release announcing their entry into the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Juniper and the Juniper Stockholders; (ii) approved and authorized the Merger Agreement, including the execution and delivery of the Merger Agreement by Juniper, the performance by Juniper of its obligations thereunder and the consummation of the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the Merger Agreement, and the Merger; and (iii) authorized and approved the submission of the Merger Agreement for adoption by the Juniper Stockholders, and resolved to recommend that Juniper Stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal and (4) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

In the course of reaching its determination and recommendation, the Board of Directors consulted with representatives of Juniper management, of its legal advisor, Skadden, and of its financial advisor, Goldman Sachs. The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) determination that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Juniper and the Juniper Stockholders; (ii) approval and authorization of the Merger Agreement, including the execution and delivery of the Merger Agreement by Juniper, the performance by Juniper of its obligations thereunder and the consummation of the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the Merger Agreement, and the Merger; and (iii) authorization and approval of the submission of the Merger Agreement for adoption by the Juniper Stockholders, and resolution to recommend that Juniper Stockholders adopt the Merger Agreement:

Premium to Market Price. The fact that the Merger consideration of $40.00 per share in cash to be received by the holders of shares of Juniper common stock in the Merger represents a significant premium over the market price at which shares of Juniper common stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger consideration represents a premium of:

•	approximately 32% over the closing stock price of $30.22 of Juniper common stock on January 8, 2024, the last trading day prior to the approval of the Merger;

•	approximately 16% over the 52-week high trading price of $34.43 of Juniper common stock for the period ended January 8, 2024;

•	approximately 36% over the volume-weighted average stock price of $29.45 per share of Juniper common stock during the one-month trading period ended January 8, 2024;

•	approximately 46% over the volume-weighted average stock price of $27.45 per share of Juniper common stock for the three-month trading period ended January 8, 2024; and

•	approximately 37% over the volume-weighted average stock price of $29.13 per share of Juniper common stock for the one-year trading period ended January 8, 2024.

Potential Strategic Alternatives. The fact that none of the possible alternatives to the Merger (including continuing to operate Juniper as an independent company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to Juniper Stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Juniper to create greater value for Juniper Stockholders, taking into account execution risks as well as business, financial, industry, competitive and regulatory risks. The Board of Directors also considered other potential acquirors of Juniper, and determined that other parties were unlikely to have the interest in, or the capability to, acquire Juniper, including based on the regulatory, financing and other execution risks applicable to each party.

Negotiation Processes. The fact that the Board of Directors directed management and Juniper’s representatives to, and management and representatives of Juniper did, negotiate vigorously with HPE and its representatives with respect to price and the other terms of the Merger Agreement, including obtaining a price increase by HPE from HPE’s initial offer price of $37.75 per share of Juniper common stock to $40.00 per share of Juniper common stock, which the Board of Directors believed represented the highest price that HPE was willing to pay, and with respect to additional terms and conditions which the Board of Directors believed were important to protecting the value of Juniper and its relationships during the interim period prior to the closing of such a transaction.

Opinion of Goldman Sachs. The opinion of Goldman Sachs to the effect that, as of January 9, 2024 and based upon and subject to the factors and assumptions set forth therein, the $40.00 per share in cash to be paid to the Juniper Stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such Juniper Stockholders (as described in the section of this proxy statement entitled “The Merger—Opinion of Goldman Sachs & Co.”).

Conditions to the Consummation of the Merger; Likelihood of Closing. The fact that there is a high degree of certainty that the Merger will be consummated in light of the conditions in the Merger Agreement to the obligations of HPE, including the exceptions to the events that would constitute a material adverse effect on Juniper for purposes of the Merger Agreement, and Juniper’s ability to seek specific performance to prevent breaches of the Merger Agreement, including to cause the Merger to be consummated if all of the conditions to HPE’s obligations to effect the Merger closing have been satisfied or waived.

Merger Consideration; Certainty of Value. The fact that the all-cash Per Share Merger Consideration will provide Juniper Stockholders with immediate liquidity and certainty of value. The Board of Directors also considered the fact that this certainty of value was compelling, especially when viewed against the risks and uncertainties associated with Juniper’s stand-alone strategy or with an alternative transaction and the potential impact of such risks and uncertainties on the trading price of Juniper common stock. The Board of Directors believed that the Per Share Merger Consideration represents the highest value reasonably available for the shares of Juniper common stock for the foreseeable future, taking into account the Board of Director’s familiarity with the business strategy, assets and prospects of Juniper and the recent historical market price of Juniper common stock.

Terms of the Merger Agreement. The fact that the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights of the parties, are reasonable and customary. The Board of Directors also considered the fact that the terms of the Merger Agreement include the most favorable terms reasonably attainable from HPE as of the date of the Board of Directors’ approval of the Merger Agreement.

Regulatory Approvals. The fact that the Merger Agreement requires that HPE and Merger Sub use their respective reasonable best efforts to obtain the required regulatory approvals as contemplated by the Merger Agreement, and that HPE and Merger Sub have agreed not to take certain actions that would reasonably be expected to materially delay or make materially more difficult the obtaining of approval from, any governmental authority necessary to consummate the Merger as specified in the Merger Agreement or otherwise materially delay, impede or prevent the consummation of the Merger. For a more complete description of HPE’s obligations to obtain required regulatory approvals and the reverse termination fee, see the sections below entitled “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 84 and “Proposal 1: Adoption of the Merger Agreement-Termination Fees” beginning on page 87. The Merger Agreement also provides an appropriate “End Date” by which time the closing conditions to the Merger are required to be satisfied, which is subject to automatic extension for three three-month periods if the regulatory conditions are the only closing conditions not satisfied or capable of being satisfied at such time. For a more complete description of the End Date, see the section below entitled “Proposal 1: Adoption of the Merger Agreement-Termination of the Merger Agreement” beginning on page 85.

Financing; No Financing Condition. The fact that HPE and Merger Sub provided fully executed and complete copies of its debt commitment letter to Juniper and that HPE and Merger Sub represent and covenant in the Merger Agreement that its debt commitment letter has not been amended, withdrawn rescinded or modified in any respect, and that the net proceeds of the financing contemplated by the debt commitment letter along with other financial resources of HPE and its subsidiaries will, in the aggregate, be sufficient to pay the Merger Consideration and any other fees and expenses reasonably expected to be incurred in connection with the Merger Agreement. In addition, the fact that the Merger is not subject to a financing condition or any limitation on Juniper’s available remedies in the event the debt financing contemplated by the debt commitment letter is not available in connection with the closing of the Merger.

Change of Recommendation. The fact that the Board of Directors has the right to change its recommendation that Juniper Stockholders vote to adopt the Merger Agreement in response to an alternative unsolicited Acquisition Proposal that it determines to be a superior proposal than the terms set forth in the Merger Agreement or upon the occurrence of certain intervening events, subject to certain conditions, and the Board of Directors’ view that the termination fee of $407,500,000, equal to 3% of the transaction equity value, payable by Juniper to HPE under certain circumstances, including upon a change of the Board of Directors’ recommendation, is customary and reasonable and would not preclude or deter a willing and financially capable third party from making an Acquisition Proposal for an alternative transaction.

Termination Fee. The fact that the amount of the termination fee payable by Juniper of $407,500,000, equal to 3% of the transaction equity value, the Board of Directors believed to be reasonable in light of, among other matters, the benefits of the Merger to Juniper Stockholders, the typical size of such termination fees in similar transactions and the Board of Directors’ belief that a fee of such size would not be a meaningful deterrent to alternative Acquisition Proposals.

Reverse Termination Fee. The fact that if the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances relating to the failure to obtain required regulatory clearances, then HPE will be required to pay Juniper a reverse termination fee of $815,000,000, equal to 6% of the transaction equity value, which amount the Board of Directors believed to be reasonable in light of the typical size of such reverse termination fees in similar transactions.

Employee Retention Matters. The belief of the Board of Directors that a retention program and an enhanced severance plan for certain employees of Juniper that Juniper would be permitted to implement in connection with the Merger would help assure the continuity of management and other key employees, and increase the likelihood of the successful operation of Juniper during the period prior to closing.

Appraisal Rights. The fact that Juniper Stockholders who do not vote to adopt the Merger Agreement will have the right to demand appraisal of their shares of Juniper common stock in accordance with the procedures of Section 262 of the DGCL

The Board of Directors, in consultation with members of Juniper’s senior management and representatives of Juniper’s outside financial and legal advisors, also considered a number of uncertainties and risks concerning the Merger, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

Potential Negative Effect of Transaction Announcement and Pendency of Merger. The fact that there is a risk that disruptions from the announcement of Juniper’s entry into the Merger Agreement or pendency of the Merger could harm, among other things, (i) Juniper’s business, including current plans and operations, (ii) the ability of Juniper to retain and hire key personnel, and (iii) Juniper’s current and future business relationships with customers, suppliers and other third parties, all of which could affect Juniper’s financial performance.

No Stockholder Participation in Future Growth and Earnings. Due to the nature of the Merger as an all-cash transaction, the fact that, following the Merger, Juniper Stockholders will no longer participate in Juniper’s or the combined company’s future earnings or growth, or benefit from any future appreciation in value of HPE’s common stock.

Inability to Solicit Takeover Proposals. The fact that, under the terms of the Merger Agreement, Juniper is unable to solicit alternative Acquisition Proposals during the pendency of the Merger, subject to a customary “fiduciary out” in the event of an unsolicited alternative Acquisition Proposal.

Tax Treatment. The fact that the receipt of the Merger Consideration, which is all cash, in exchange for shares of Juniper common stock pursuant to the Merger Agreement will be taxable to Juniper Stockholders that are U.S. holders for U.S. federal income tax purposes.

Stockholder Approval Risk. The fact that holders of Juniper common stock may not approve the adoption of the Merger Agreement at the Special Meeting.

Closing Uncertainty. The fact that there can be no assurance that, even if approved by the holders of Juniper common stock, the Merger will be completed on the anticipated timeline or at all.

Transaction Expenses. The significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Juniper management and employees required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results.

Business Operation Restrictions. The restrictions on Juniper’s business prior to completion of the Merger as set forth in the Merger Agreement, including that Juniper is required to use commercially reasonable efforts to conduct in all material respects its business in the ordinary course of business, subject to specific limitations and exceptions, which could delay or prevent Juniper from pursuing certain non-ordinary course business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without HPE’s consent, and the impact of such delay or loss of business opportunities on Juniper’s business in the event that the Merger is not consummated.

Interest of the Board of Directors and Management. The fact that Juniper’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Juniper Stockholders generally.

Litigation Risk. The risk of potential litigation relating to the Merger that could be instituted against Juniper or its directors and officers, and the potential effects of any associated costs, burden, inconvenience and outcomes related thereto.

Regulatory Risk. The fact that the approval under the HSR Act, EU Merger Regulation, EU Foreign Subsidies or any other required regulatory approval in other jurisdictions may be delayed, conditioned or denied, and the risk that the applicable governmental agencies may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals.

The Board of Directors considered the factors described above as a whole, including by engaging in discussions with members of Juniper’s management team and legal and financial advisors. Based on this review and consideration, the Board of Directors unanimously concluded that these factors, on balance, supported a determination that the terms of the Merger Agreement and the Merger were advisable, fair to and in the best interests of Juniper and Juniper Stockholders, and to make its recommendation to Juniper Stockholders that they vote to adopt the Merger Agreement.

The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement is intended to be illustrative and not exhaustive but addresses the material information, reasons and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

Opinion of Goldman Sachs & Co.

Juniper retained Goldman Sachs to act as its lead financial advisor in connection with a potential transaction such as the Merger. Juniper selected Goldman Sachs to act as Juniper’s financial advisor based on Goldman Sachs’ long-standing relationship with Juniper as well as Goldman Sachs’ qualifications, expertise, reputation and knowledge of the business and affairs of Juniper and the industry in which it operates. Goldman Sachs has provided its written consent to the reproduction of its opinion in this proxy statement. Goldman Sachs rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, that, as of January 9, 2024, and based upon and subject to the factors and assumptions set forth therein, the $40.00 in cash per share of Juniper common stock to be paid to Juniper Stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such Juniper Stockholders.

The full text of the written opinion of Goldman Sachs, dated January 9, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion does not constitute a recommendation as to how any Juniper Stockholder should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to Juniper Stockholders and Annual Reports on Form 10-K of Juniper for the five fiscal years ended December 31, 2022;

•	certain interim reports to Juniper Stockholders and Quarterly Reports on Form 10-Q of Juniper;

•	certain other communications from Juniper to Juniper Stockholders;

•	certain publicly available research analyst reports for Juniper; and

•	the Management Projections (as defined in the section of this proxy statement captioned “The Merger-Management Projections”).

Goldman Sachs also held discussions with members of the senior management of Juniper regarding their assessment of the past and current business operations, financial condition and future prospects of Juniper; reviewed the reported price and trading activity for the shares of Juniper common stock; compared certain financial and stock market information for Juniper with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the networking and telecommunications technology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Juniper’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Juniper’s consent that the Management Projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Juniper. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Juniper or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Juniper or the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Juniper to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Juniper; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Juniper or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $40.00 in cash per share of Juniper common stock to be paid to Juniper Stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, Juniper Stockholders of any other class of securities, creditors, or other constituencies of Juniper; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Juniper, or class of such persons, in connection with the Merger, whether relative to the $40.00 in cash per share of Juniper common stock to be paid to Juniper Stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the shares of Juniper common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Juniper, Parent, or the Merger, or as to the impact of the Merger on the solvency or viability of Juniper or Parent or the ability of Juniper or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 8, 2024, the last full trading day before the meeting of the Board of Directors at which the Merger was approved, and is not necessarily indicative of current market conditions.

Illustrative Discounted Cash Flow Analysis. Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Juniper to derive a range of illustrative present values per share of Juniper common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 7.75% to 9.75%, reflecting estimates of Juniper’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2023 (i) estimates of unlevered free cash flow for Juniper for the fourth quarter of 2023 and the fiscal years 2024 through 2028 as reflected in the Management Projections and (ii) a range of illustrative terminal values for Juniper, which were calculated by applying perpetuity growth rates ranging from 1.00% to 2.00% (which analysis implied terminal year next twelve-month (“NTM”) EBITDA exit multiples ranging from 7.0x to 10.6x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Management Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Juniper’s target capital structure weightings, the after-tax cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Juniper, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for Juniper by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Juniper the amount of Juniper’s total debt and debt-like items and added the amount of Juniper’s cash and cash equivalents and short-term investments, in each case, as of September 30, 2023, and provided by and approved for Goldman Sachs’ use by the management of Juniper, to derive a range of illustrative equity values for Juniper. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Juniper, as provided by and approved for Goldman Sachs’ use by the management of Juniper, using the treasury stock method, to derive a range of illustrative present values per share ranging from $37.05 to $55.79.

Illustrative Present Value of Future Share Price Analysis. Using the Management Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Juniper common stock. For this analysis, Goldman Sachs derived a range of theoretical future values per share of Juniper common stock (excluding dividends) as of December 31 for each of the fiscal years 2024 and 2025 by applying illustrative NTM P/E multiples ranging from 12.0x to 15.0x to estimates of Juniper’s non-GAAP earnings per share for each of the fiscal years 2025 and 2026. This illustrative range of NTM P/E multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM P/E multiples for Juniper and current and historical NTM P/E multiples for certain publicly traded companies, as described below in the section captioned “The Merger-Opinion of Goldman Sachs & Co.-Selected Public Company Comparables Analysis.”

Goldman Sachs then discounted these implied future values per share of Juniper common stock to September 30, 2023, using the end-year convention and an illustrative discount rate of 9.0%, reflecting an estimate of Juniper’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Juniper, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added the cumulative dividends per share of Juniper common stock expected to be paid to Juniper Stockholders through the end of each of fiscal years 2024 and 2025, respectively (including the $0.22 per share of Juniper common stock dividends paid in the fourth quarter of fiscal year 2023), as set forth in the Management Projections, discounted to September 30, 2023, using the mid-year convention and the same illustrative discount rate of 9.0%. This analysis resulted in a range of implied present values of $34.16 to $46.33 per share of Juniper common stock.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the telecommunications, media and technology industry since 2014. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s NTM EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions is directly comparable to Juniper, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Juniper’s results, market sizes and product profile.

The following table presents the results of this analysis:

	Selected Transactions		EV / NTM EBITDA
Announcement Date	Acquiror	Target
August 2021	Adtran Holdings, Inc.	ADVA Optical Network SE	6.2x
November 2017	Thoma Bravo, LLC	Barracuda Networks, Inc.	18.6x
October 2017	Elliot Management	Gigamon Inc.	14.9x
February 2017	ARRIS International plc	Ruckus Networks, Inc.	17.7x
November 2016	Broadcom Limited	Brocade Communications Systems, Inc.	10.3x
April 2016	Brocade Communications Systems, Inc.	Ruckus Networks, Inc.	18.2x
April 2015	Nokia Oyj	Alcatel–Lucent S.A.	8.6x
March 2015	Hewlett Packard Enterprise	Aruba Networks, Inc.	11.8x
February 2015	Broadcom Limited	Emulex Corporation	7.9x
December 2014	Thoma Bravo, LLC	Riverbed Technology LLC	11.0x
Median			11.4x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/NTM EBITDA multiples of 9.0x to 12.0x to Juniper’s NTM EBITDA (time-weighted as of January 8, 2024), as provided by and approved for Goldman Sachs’ use by the management of Juniper, to derive a range of implied enterprise values for Juniper. Goldman Sachs then subtracted the net debt of Juniper as of September 30, 2023, as provided by and approved for Goldman Sachs’ use by the management of Juniper, and divided the result by the number of fully diluted outstanding shares of Juniper common stock, as provided by and approved for Goldman Sachs’ use by the management of Juniper, using the treasury stock method to derive a reference range of implied values per Juniper common stock of $33.14 to $44.46.

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2013, through January 8, 2024 involving a public company in the telecommunications, media and technology industry based in the United States as the target where the disclosed enterprise values for the transaction were greater than $1.0 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 212 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 30% across the period. This analysis also indicated a 25th percentile premium of 20% and 75th percentile premium of 50% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 20% to 50% to the undisturbed closing price per shares of Juniper common stock of $30.22 as of January 8, 2024, and calculated a range of implied equity values per shares of Juniper common stock of $36.26 to $45.33.

Selected Public Company Comparables Analysis. Goldman Sachs reviewed and compared NTM P/E multiples for Juniper to corresponding NTM P/E multiples for the following publicly traded corporations in the telecommunications, media and technology industry (collectively, the “Selected Companies”):

Service Provider Selected Companies

•	Ciena Corporation

•	Telefonaktiebolaget LM Ericsson

•	Nokia Oyj

Enterprise Selected Companies

•	Arista Networks, Inc.

•	Cisco Systems, Inc.

•	Extreme Networks, Inc.

•	F5, Inc.

•	Parent

•	NetApp, Inc.

Although none of the Selected Companies is directly comparable to Juniper, the Selected Companies included were chosen because they are publicly traded companies in the telecommunications, media and technology industry with operations that, for purposes of analysis, may be considered similar to certain operations of Juniper.

Goldman Sachs calculated and compared NTM P/E multiples with respect to Juniper and the Selected Companies based on financial and trading data as of January 8, 2024, information Goldman Sachs obtained from public filings, and the Management Projections.

The results of these calculations are summarized as follows:

	Selected Companies (Service Provider)		Selected Companies (Enterprise)		Juniper (Street)	Juniper (Management Projections)
Multiple	Range	Median	Range	Median
NTM P/E	9.2x - 15.6x	12.2x	9.0x - 33.7x	13.2x	12.9x	11.8x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Juniper or Parent or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors as to the fairness from a financial point of view, as of the date of the opinion, of the $40.00 in cash per shares of Juniper common stock to be paid to Juniper Stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Juniper, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Juniper and Parent and was approved by the Board of Directors. Goldman Sachs provided advice to Juniper during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Juniper or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Juniper, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Juniper in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. During the two-year period ended January 9, 2024, Goldman Sachs Investment Banking has not been engaged by Juniper or its subsidiaries to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended January 9, 2024, Goldman Sachs has provided certain financial advisory and/or underwriting services to Parent and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as co-manager with respect to the public offering of Parent’s notes in March 2023 and co-manager with respect to the public offering of Parent’s notes in June 2023. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Juniper, Parent and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated September 27, 2023, Juniper engaged Goldman Sachs to act as its lead financial advisor in connection with the Merger. The engagement letter between Juniper and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $93 million, $14 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, Juniper has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Management Projections

Summary of Management Projections

Other than providing near term financial guidance in connection with ordinary course earnings announcements, Juniper does not typically provide public forecasts, projections, estimates or predictions of future earnings, income or other financial results due to the inherent unpredictability of such financial results and variability in the underlying assumptions necessary to forecast, project, estimate and predict future financial results, especially over longer periods of time. In connection with the Merger, however, at the direction of the Board of Directors, Juniper’s management prepared projections of Juniper’s financial results for fiscal years 2023 through 2028 that Juniper’s management then reviewed with the Board of Directors at a meeting of the Board of Directors on August 29, 2023. We refer to these projections as the “Management Projections.” During a September 28, 2023 meeting of the Board of Directors, the Board of Directors authorized and directed that a subset of the Management Projections covering projections of Juniper’s financial results for fiscal years 2023 through 2026 be made available to HPE (at HPE’s request) in connection with its due diligence review of Juniper and the Merger. On January 5, 2024 and prior to the Board of Directors’ approval of the Merger Agreement, Juniper management presented the Management Projections, in the context of a preliminary estimate of Juniper’s performance for the fourth quarter of fiscal year 2023, to the Board of Directors and the Board of Directors approved and instructed Goldman Sachs to use the Management Projections on a go-forward basis in connection with its opinion and related financial analyses as summarized under “The Merger-Opinion of Goldman Sachs & Co.” beginning on page 49. Juniper management presented a further updated preliminary estimate of Juniper’s performance in the fourth quarter of fiscal year 2023 on January 9, 2024, prior to the Board of Directors’ approval of the Merger Agreement.

Juniper is including below a summary of the Management Projections in order to provide Juniper Stockholders with access to information that was made available to, and approved by, the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger.

The following table presents a summary of the Management Projections.

Management Projections

(in millions, except per share)	2023E		2024E	2025E	2026E	2027E	2028E	Terminal
Total Revenues	$5,597		$5,738	$6,236	$6,922	$7,614	$8,223	$8,223
EBITDA	$1,134		$1,278	$1,487	$1,699	$1,901	$2,083	$2,083
Non-GAAP Operating Income	$937		$1,078	$1,287	$1,499	$1,701	$1,883	$1,920
Unlevered Free Cash Flow(1)	$(311	)(3)	$1,026	$1,294	$1,371	$1,490	$1,562	$1,555
Unlevered Free Cash Flow less SBC(2)	$(335	)(3)	$797	$1,045	$1,094	$1,185	$1,233	$1,226

(1)

“Unlevered Free Cash Flow” was calculated as Non-GAAP Operating Income, less cash taxes to derive net operating profit after taxes, which was then adjusted by adding back depreciation & amortization, deducting or adding back changes in working capital and deducting capital expenditures.

(2)

“Unlevered Free Cash Flow less SBC” was calculated as Non-GAAP Operating Income, less cash taxes to derive net operating profit after taxes, which was then adjusted by adding back depreciation & amortization, deducting or adding back changes in working capital, deducting capital expenditures and deducting stock-based compensation.

(3)	The values presented reflect projections for the last fiscal quarter of fiscal year 2023.

Important Information Regarding the Management Projections

The Management Projections were developed by Juniper management on a standalone basis without giving effect to the Merger and any other transactions contemplated by the Merger Agreement and, therefore, the Management Projections do not give effect to any changes to Juniper’s operations or strategy that may be implemented after the consummation of the Merger, including potential cost synergies to be realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the Management Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context. Although the Management Projections are presented with numerical specificity, they were based on numerous variables and assumptions made by Juniper management with respect to industry performance, customer purchase expectations, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Juniper’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Juniper’s control. The Management Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such the Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, general business and economic conditions, conditions in the industries and businesses in which Juniper operates, Juniper’s business and financial performance, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, the ability to successfully pursue and complete acquisitions, and the various other risks set forth in Juniper’s periodic reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than the Management Projections. The Management Projections cover numerous years, and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by Juniper’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections herein should not be regarded as an indication that Juniper or Goldman Sachs, their respective directors, officers, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. Further, the inclusion of the Management Projections herein should not be deemed an admission or representation by Juniper or any other person that they view such Management Projections as material information. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by Juniper or any other person regarding the Management Projections or Juniper’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Juniper contained in Juniper’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, Juniper Stockholders are cautioned not to place undue, if any, reliance on the Management Projections.

The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Management Projections included in this document have been prepared by, and are the responsibility of, Juniper’s management. Ernst & Young LLP (“Ernst & Young”), Juniper’s independent auditor since 1996, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Management Projections and, accordingly, Ernst & Young does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this proxy statement relates to Juniper’s previously issued financial statements. It does not extend to the Management Projections and should not be read to do so.

Non-GAAP Operating Income and Unlevered Free Cash Flow contained in the Management Projections summarized above are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Management Projections were relied upon by the Board of Directors in connection with its evaluation of the Merger and, at the direction of the Board of Directors, by Goldman Sachs for purposes of its financial analyses and opinion delivered to the Board of Directors. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Board of Directors in connection with its evaluation of the Merger or by Goldman Sachs for purposes of its opinion delivered to the Board of Directors. Accordingly, Juniper has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Juniper may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The summary of the Management Projections above is included herein solely to give Juniper Stockholders access to the information that was made available to the Board of Directors and Goldman Sachs, as well as Parent (who was provided the above-referenced subset of the Management Projections), in connection with the Merger and is not included in this proxy statement in order to influence any Juniper Stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares of Juniper common stock in connection with the Merger. In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared, including the transactions contemplated by the Merger Agreement or the announcement thereof, or as of the date of this proxy statement, and except as required by applicable securities laws, Juniper does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

Interests of Executive Officers and Directors of Juniper in the Merger

In considering the recommendation of the Board of Directors that Juniper Stockholders vote to adopt the Merger Agreement, Juniper Stockholders should be aware that Juniper’s executive officers and non-employee directors have interests in the Merger that may be different from, or in addition to, those of Juniper Stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Juniper Stockholders.

Executive Officers and Non-Employee Directors

For purposes of this disclosure, Juniper’s current executive officers are as follows:

Name	Position
Rami Rahim*	Chief Executive Officer and Director
Manoj Leelanivas*	Executive Vice President, Chief Operating Officer
Robert Mobassaly*	Senior Vice President, General Counsel and Secretary
Kenneth B. Miller*	Executive Vice President, Chief Financial Officer
Thomas A. Austin	Group Vice President, Chief Accounting Officer
Christopher Kaddaras*	Executive Vice President, Chief Revenue Officer

*	Each of Messrs. Rahim, Leelanivas, Mobassaly, Miller and Kaddaras were “named executive officers” for purposes of Juniper’s annual proxy statement for fiscal year ended December 31, 2022.

For purposes of this disclosure, Juniper’s current non-employee directors are as follows:

Name
Anne T. DelSanto
Kevin DeNuccio
James Dolce
Steven Fernandez
Christine M. Gorjanc
Janet B. Haugen
Scott Kriens
Rahul Merchant
William R. Stensrud

None of our former non-employee directors are eligible for any payment or benefit in connection with the Merger, other than to the extent any non-employee director is a Juniper Stockholder.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The assumed price per share of Juniper common stock is $40.00, which is the Per Share Merger Consideration that will be paid by Parent to Juniper Stockholders in connection with the Merger;

•	The Effective Time is February 21, 2024, which is the assumed date of the Closing solely for purposes of the disclosure in this section;

•

Each executive officer of Juniper experiences a qualifying termination of employment (i.e., a termination of employment by Juniper and/or Parent without “cause” or by the executive officer for “good reason,” as such terms are defined in the relevant plans and agreements) immediately following the assumed Effective Time of February 21, 2024;

•

The performance metrics applicable to performance-based Company RSU Awards (a) will have been achieved at the target level of performance for undetermined performance metrics, or (b) were achieved at actual performance level in the case of performance metrics that have been determined but, in each case, for which the Company RSU Award (or portion thereof) remains unvested;

•

The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	No director or executive officer receives any additional equity grants or other awards on or prior to the assumed Effective Time of February 21, 2024.

None of our executive officers or non-employee directors hold restricted stock awards. As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Company Equity Awards

At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Company Option Award that is outstanding immediately prior to the Effective Time will be converted into a Parent Option Award to acquire (A) that number of Parent Shares (rounded down to the nearest whole number of shares) equal to the product of (x) the number of Juniper common stock underlying such Company Option Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Juniper common stock of such Company Option Award by (y) the Equity Award Exchange Ratio. Except as otherwise provided in the foregoing, each such Parent Option Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company Option Award immediately prior to the Effective Time.

At the Effective Time, each Company RSU Award that is outstanding and has not yet been settled as of immediately prior to the Effective Time and is a Non-Employee Director RSU Award will vest in full and be cancelled and converted into the right to receive an amount of cash equal to the product of (A) the number of Juniper common stock that were subject to the Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration.

At the Effective Time, each Company RSU Award (that is not a Non-Employee Director RSU Award) that is outstanding immediately prior to the Effective Time will be converted into a Parent RSU Award with respect to a number of Parent Shares (rounded to the nearest whole number of shares) equal to the product of (i) the number of Juniper common stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. For purposes of clause (i) of the immediately preceding sentence, the number of Juniper common stock underlying a performance-vesting Company RSU Award will be determined (A) in respect of performance or measurement periods that have been completed and for which the Compensation Committee has determined performance achievement on or prior to the Closing Date, based on actual performance determined by the Compensation Committee (or in the case of such awards assumed by the Company from prior acquisitions, any management committee or other committee established by the Board of Directors or authorized committees thereof) in accordance with the terms thereof in the ordinary course of business consistent with past practice, and (B) in respect of all other performance or measurement periods, with applicable performance goals deemed achieved at target performance levels (or if the maximum number of shares issuable under such performance-vesting Company RSU Award is 100% of the “target” level, such “target” level), except that the achievement of TSR performance goals will be determined based on actual performance in connection with the transactions contemplated by the Merger Agreement and pursuant to the applicable award agreement. Except as otherwise provided in the foregoing, each Parent RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time, except that any such Parent RSU Award corresponding to a performance-vesting Company RSU Award will no longer be subject to performance-based vesting.

Quantification of Company Equity Awards

At the Effective Time, each Non-Employee Director RSU Award (the only type of equity award held by the non-employee members of the Board) will convert into Per Share Merger Consideration in the manner described above. Based on the assumptions described above under the section of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Certain Assumptions,” the estimated aggregate amount that would become payable to Juniper’s ten (10) non-employee directors in respect of their Non-Employee Director RSU Awards is $2,765,520, which excludes any grants of Company RSU Awards that may be made by Juniper to the non-employee directors following the date of this proxy statement.

At the Effective Time, each Company Option Award and Company RSU Award held by Juniper’s executive officers will convert into Parent Option Awards and Parent RSU Awards in the manner described above and will generally remain subject to the same time-based vesting conditions and other terms and conditions as were applicable immediately prior to and after giving effect to the Effective Time, except as described below under the section of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Compensation Arrangements with Parent.” Each unvested Parent Option Award and unvested Parent RSU Award will vest in the event that the executive officer experiences a termination of employment by Juniper and/or Parent without cause, or by the executive officer for good reason, in either case, on or within eighteen (18) months following the Effective Time.

See the section of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Golden Parachute Compensation” for an estimate of the amounts that would become payable to each Juniper named executive officer in respect of their unvested Company Option Awards and unvested Company RSU Awards. Based on the assumptions described above under the section of this proxy statement captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Certain Assumptions,” the estimated aggregate amounts that would become payable to Juniper’s single current executive officer who is not a named executive officer in respect of his unvested Company Option Awards is $0, and unvested Company RSU Awards is $1,090,440.

Potential Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time

Change of Control Agreements

With the exception of Mr. Rahim, whose CIC Agreement will terminate at the Effective Time, Juniper maintains change of control agreements with each of its current executive officers (the “CIC Agreements”) that expire per their terms on the later of (i) January 1, 2027 or (ii) the date all obligations are satisfied under the CIC Agreements. The CIC Agreements with executive officers other than Mr. Rahim generally provide that if an executive officer is terminated by Juniper and/or Parent without cause or by the executive officer for good reason, on or within 18 months following the Effective Time, then the executive officer will receive:

•

a lump sum payment equal to 150% of the executive officer’s then-current base salary, plus the executive officer’s annual target bonus for the fiscal year of the change of control or the termination (whichever is greater);

•	a lump sum cash payment equal to the cost of COBRA coverage for 12 months in lieu of continuation of benefits coverage; and

•

acceleration of vesting of all of the executive’s then unvested outstanding Company Option Awards and Company RSU Awards and other Juniper equity compensation awards that vest based on time, and with respect to equity compensation awards that vest wholly or in part based on factors other than time, such as performance-based Company RSU Awards: (i) any portion for which the measurement or performance period or performance measures will have been completed as of the date of the qualifying termination (as provided for in the applicable award agreement) will immediately vest, if at all, based on actual performance and, if applicable, become exercisable (and any rights of repurchase by the Company or restriction on sale will lapse), and (ii) the remaining portions will immediately vest and, if applicable, become exercisable (and any rights of repurchase by Juniper or restriction on sale will lapse), in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (provided that if there is no “target” level, then such amount will equal 100% of the equity compensation awards that could vest with respect to that measurement period).

Severance benefits are subject to the executive officer timely executing and not revoking a release of claims in favor of Juniper. The CIC Agreements further provide that if an executive officer receives any amount that is subject to the “golden parachute” excise tax imposed pursuant to Section 4999 of the Code, the amount of the payments to be made to the executive officer will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the after-tax amount of the reduced payments exceeds the after-tax amount that the executive officer would receive without any such reduction following imposition of the excise tax and all income and related taxes.

280G Mitigation Actions

In connection with the Merger, Juniper may, subject to prior consultation with Parent, take certain tax-planning actions to mitigate any adverse tax consequences under the “golden parachute” provisions of Sections 280G and 4999 of the Code that could arise in connection with the completion of the Merger. The tax-planning and mitigation actions may include accelerating payments that would have vested and otherwise become payable in calendar year 2025 or later in the ordinary course of business. As of the date of this proxy statement, the Board of Directors or a committee thereof has not approved specific actions that it will take to mitigate the potential impact of the excise tax imposed on amounts that constitute “excess parachute payments” under Section 280G of the Code on any affected individuals (including Juniper’s executive officers).

Compensation Arrangements with Parent

On January 9, 2024, Parent entered into an at-will employment arrangement with Mr. Rahim (the “Parent Offer Letter”), setting forth the terms and conditions of Mr. Rahim’s continued employment with Parent from and after the Closing. The effectiveness of the Parent Offer Letter is contingent on Closing.

The Parent Offer Letter provides, following the Effective Time of the Merger, for (a) Mr. Rahim to be paid an annual base salary of $1,000,000 for the first three years of employment, (b) participation in Parent’s annual bonus plan, with an annual target bonus opportunity of 175% of base salary and a maximum bonus opportunity of 200% of target annual bonus opportunity for the three-year period commencing with the year following the end of the year in which the Merger closing occurs, (c) a retention package comprising (i) a Parent RSU Award with a grant date value of $3,000,000 that will vest in equal installments on each of the first three anniversaries of the Closing Date (the “Retention RSU Award”), subject to continued employment through each vesting date, and (ii) a $9,000,000 cash award (the “Retention Cash Award”) with the same vesting terms as the Retention RSU Award, and (d) an annual long-term incentive award for each of the first three years of employment, each with a $11,000,000 target grant date value (the “Annual LTI Grant”). For each Annual LTI Grant, 50% of the target grant date value will be granted in the form of time-based Parent RSU Awards (“Parent Time-Based RSUs”) and the other 50% will be granted in the form of performance-based Parent RSU Awards (“Parent Performance RSUs”). The Parent Time-Based RSUs will vest in equal annual installments on the first three anniversaries of the grant date, subject to continued employment through such vesting dates; provided, however, if both (i) the Closing Date occurs after Juniper makes its 2025 annual incentive award grants (“2025 Juniper Grants”) and (ii) the 2025 Juniper Grants are at least 75% of the value of the annual incentive award grants made by Juniper in 2024 (the “Modified Vesting Conditions”), then subject to continued employment through each vesting date, the Parent Time-Based RSUs will vest in equal annual installments on December 15, 2026, 2027 and 2028. The Parent Performance RSUs will vest based on operating profit goals for the Networking business unit and will vest after the completion of a three-year performance period; provided that if the Modified Vesting Conditions are applicable, the initial grant of Parent Performance RSUs will cliff vest in December 2028, subject to continued employment through the applicable performance periods. The Parent Performance RSUs will performance vest at a rate of 50% for threshold achievement of the applicable operating profit goals and up to 200% for maximum achievement of such goals, with a total shareholder return modifier of plus or minus 20% (but in no event greater than 200%).

Treatment of Mr. Rahim’s Juniper Equity Awards

Under Mr. Rahim’s Parent Offer Letter, Mr. Rahim’s Company Option Awards and Company RSU Awards that are converted into Parent Option Awards and Parent RSU Awards following the Effective Time (the “Unvested Rollover Equity Awards”) pursuant to the Merger Agreement, will vest in accordance with their terms; provided that, approximately 30% of the unvested equity value of such Unvested Rollover Equity Awards will vest on the Closing Date and the remaining portion will vest upon the earliest to occur of: (i) their regularly scheduled vesting dates, subject to continued employment with Parent through such dates, (ii) the date that is one year plus one day following the Closing Date, subject to continued employment with Parent through such date, and (iii) the termination of employment by Parent without cause, by Mr. Rahim for good reason or due to death or disability (as such terms are defined in the Parent Offer Letter), subject in the case of clause (iii) only to Mr. Rahim’s execution of an effective release of claims.

Termination Protections for Mr. Rahim

Under the terms of the Parent Offer Letter, the Retention RSU Award and the Retention Cash Award will vest in full in the event of a termination of employment by Parent without cause, by Mr. Rahim for good reason or due to death or disability. The Parent Offer Letter further provides that (a) if Mr. Rahim’ employment is terminated without cause, (b) if Mr. Rahim resigns with good reason, or (c) in the event of Mr. Rahim’s death or disability, in each case, on or within 18 months following the Closing Date, then, subject to Mr. Rahim’s execution of an effective release of claims, Mr. Rahim will be entitled to receive (i) a lump sum cash payment equal to 200% of the sum of (x) Mr. Rahim’s annual base salary for the fiscal year in which the employment termination or the Closing occurs, whichever is greater, and (y) Mr. Rahim’s target annual bonus for the fiscal year in which the employment termination or the Closing occurs, whichever is greater, and (ii) a lump sum cash payment equal to the cost of COBRA coverage for 12 months. After the 18-month anniversary of the Closing Date, Mr. Rahim will be eligible for severance benefits under the Parent Severance and Long-term Incentive Change in Control Plan for Executive Officers (the “Parent Severance Plan”). The Parent Offer Letter further provides that the Annual LTI Grants will be subject to accelerated vesting as set forth in the Parent Severance Plan, which provides for either (i) full accelerated vesting of restricted stock units (with achievement of any applicable performance measures determined at target) in the event of a termination of employment not for cause or termination by the participant for good reason within 24 months following a change in control of Parent (if such awards are assumed in connection with such change in control of Parent) or (ii) if the awards are not assumed, vesting acceleration upon such change in control of Parent (with achievement of any applicable performance measures determined based on the greater of the number that would vest based on actual performance and the number that would vest pro rata based upon target performance). In the event of a qualifying termination of employment absent a change in control of Parent occurs, the Parent Severance Plan provides for pro rata vesting of restricted stock units (including performance based awards if performance conditions have been satisfied).

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, the present and former officers and directors of Juniper or any of its subsidiaries will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the effective time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Juniper that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to the named executive officers of Juniper.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger transaction. For purposes of calculating such amounts, the following assumptions were used:

•	The assumed price per share of Juniper common stock is $40.00, which is the Per Share Merger Consideration that will be paid by Parent to Juniper Stockholders in connection with the Merger;

•	The Effective Time is February 21, 2024, which is the assumed date of Closing solely for purposes of the disclosure in this section;

•

Each named executive officer of Juniper experiences a qualifying termination of employment (i.e., a termination of employment by Juniper and/or Parent without “cause” or by the executive officer for “good reason,” as such terms are defined in the relevant plans and agreements) immediately following the assumed Effective Time of February 21, 2024;

•

The performance metrics applicable to performance-based Company RSU Awards (a) will have been achieved at the target level of performance for undetermined performance metrics, or (b) were achieved at actual performance level in the case of performance metrics that have been determined but, in each case, for which the Company RSU Award (or portion thereof) remains unvested;

•

The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code; and

•	No named executive officer receives any additional equity grants or other awards on or prior to the assumed Effective Time of February 21, 2024.

For purposes of this disclosure, Juniper’s named executive officers are: (i) Rami Rahim, Chief Executive Officer and Director; (ii) Manoj Leelanivas, Executive Vice President, Chief Operating Officer; (iii) Robert Mobassaly, Senior Vice President, General Counsel and Secretary; (iv) Kenneth B. Miller, Executive Vice President, Chief Financial Officer; and (v) Christopher Kaddaras, Executive Vice President, Chief Revenue Officer.

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($) (4)
Rami Rahim	14,500,000	35,436,029	40,410	49,976,439
Manoj Leelanivas	1,950,000	12,728,600	40,410	14,719,010
Robert Mobassaly	1,440,000	7,517,280	40,410	8,997,690
Kenneth B. Miller	1,950,000	10,395,960	40,410	12,386,370
Christopher Kaddaras	1,905,000	12,818,680	28,664	14,752,344

(1)

Cash. Represents (i) the cash severance payable to Messrs. Rahim, Leelanivas, Mobassaly, Miller and Kaddaras upon a termination of employment by Juniper or Parent other than for cause or by such named executive officer for good reason, in each case, pursuant to the named executive officer’s CIC Agreement or for Mr. Rahim his Parent Offer Letter and (ii) for Mr. Rahim, the Retention Cash Award. The cash severance payable to Messrs. Rahim, Leelanivas, Mobassaly, Miller and Kaddaras are “double-trigger” payments, which means that the amounts will become payable upon a qualifying termination of employment that occurs within 18 months following Closing. The Retention Cash Award payable to Mr. Rahim is also double trigger since it too becomes payable if Mr. Rahim’s employment is terminated prior to the applicable vesting dates following the Closing. For further details regarding the Retention Cash Award and the cash severance that may become payable to Juniper’s named executive officers, see “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Potential Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time-Change of Control Agreements” and “The Merger-

Interests of Executive Officers and Directors of Juniper in the Merger-Compensation Arrangements with Parent.” The estimated amount of each such payment is shown in the following table:

Name	Base Salary Severance ($)	Annual Target Bonus Severance ($)	Retention Cash Award ($)	Total ($)
Rami Rahim	2,000,000	3,500,000	9,000,000	14,500,000
Manoj Leelanivas	975,000	975,000	—	1,950,000
Robert Mobassaly	720,000	720,000	—	1,440,000
Kenneth B. Miller	975,000	975,000	—	1,950,000
Christopher Kaddaras	952,500	952,500	—	1,905,000

(2)

Equity. Represents (i) the value of unvested and outstanding Company Option Awards and Company RSU Awards held by Messrs. Leelanivas, Mobassaly, Miller and Kaddaras that will vest in accordance with their CIC Agreements (and for Mr. Rahim, the Parent Offer Letter), and in connection with the Effective Time and (ii) for Mr. Rahim, the Retention RSU Award, with the number of Parent RSUs subject to such grant determined by dividing the grant value of $3,000,000 by $15.01, which was the closing trading price of Parent Shares on February 20, 2024 (one trading day prior to the presumed date of Closing of February 21, 2024), consistent with the terms of the Parent Offer Letter, which is contingent on the consummation of the Merger. The value of unvested Company Option Awards was determined by reference to the applicable exercise price of $34.32, which is the exercise price of all such options. The accelerated vesting of Company Option Awards and Company RSU Awards held by Messrs. Rahim, Leelanivas, Mobassaly, Miller and Kaddaras are “double-trigger” payments, which means that they will vest and become payable only upon a qualifying termination of employment on or within 18 months following the Closing, except that the 30% of unvested equity value of Mr. Rahim’s Unvested Rollover Equity Awards that vests on the Closing Date is single trigger in nature since it is payable solely upon the Closing and not a subsequent termination of employment. For further details regarding the treatment of the equity awards held by the named executive officers, see “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger—Treatment of Company Equity Awards,” “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Potential Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time-Change of Control Agreements” and “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Compensation Arrangements with Parent.” The estimated amount of each such payment is shown in the following table:

	Company Option Awards		Company RSU Awards		Parent Retention RSU Award		Total ($)
Name	Number (#)	Value ($)	Number (#)	Value ($)	Number (#)	Value ($)
Rami Rahim	90,822	515,869	789,004	31,920,160	199,867	3,000,000	35,436,029
Manoj Leelanivas	—	—	318,215	12,728,600	—	—	12,728,600
Robert Mobassaly	—	—	187,932	7,517,280	—	—	7,517,280
Kenneth B. Miller	—	—	259,899	10,395,960	—	—	10,395,960
Christopher Kaddaras	—	—	320,467	12,818,680	—	—	12,818,680

(3)

Perquisites/Benefits. Represents the estimated total cost to Juniper and/or Parent of the COBRA benefits payment provided to Mr. Rahim pursuant to the Parent Offer Letter and to Messrs. Leelanivas, Mobassaly, Miller and Kaddaras pursuant to the CIC Agreements and are based on each executive’s current benefit elections. The amounts shown in this column are “double-trigger” and will not be payable unless the named executive officer’s employment is terminated by the employer without cause or by the named executive officer for good reason, in either case, on or within 18 months following the Closing. For further details regarding these benefits, see “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Potential Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time-Change of Control Agreements” and “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger-Compensation Arrangements with Parent.”

(4)

Section 280G. The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G in order to avoid any applicable excise tax thereunder. A definitive analysis of the need, if any, for such reductions will depend on the effective time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations.

Financing of the Merger

The obligations of Parent and Merger Sub to consummate the Merger are not subject to any financing condition.

In connection with its entry into the Merger Agreement, Parent obtained a commitment from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd. for a $14 billion senior unsecured delayed draw term loan facility, comprised of an $11 billion 364-day tranche and a $3 billion three-year tranche, subject to customary conditions. Such financing will ultimately be replaced, in part, with a combination of new debt, mandatory convertible preferred securities, and cash on the balance sheet.

Closing and Effective Time

The closing of the Merger will take place at a time specified by Juniper, Parent and Merger Sub on the third (3rd) business day following the satisfaction or waiver of all conditions to Closing of the Merger (other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions) (as described in the section of this proxy statement captioned, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”) or such other time agreed to in writing by Parent, Juniper and Merger Sub.

Dissenters’ Rights

General

Under the DGCL, Juniper Stockholders have the right to demand appraisal and to receive payment in cash for the fair value of their shares of Juniper common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the Per Share Merger Consideration, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Juniper Stockholders of record and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Juniper Stockholder of record or beneficial owner should exercise his, her or its right to seek appraisal under Section 262 of the DGCL.

Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders of record, and beneficial owners, of shares of Juniper common stock who: (1) submit a written demand for appraisal of such person’s shares to Juniper prior to the vote on the Merger Agreement; (2) have not consented to or otherwise voted in favor of the Merger Agreement or otherwise withdrawn, lost or waived appraisal rights; (3) continuously are the record holders or beneficial holders, as applicable, of such shares through the Effective Time; and (4) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the

Per Share Merger Consideration. Any such Juniper Stockholder of record or beneficial holder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Per Share Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as the Per Share Merger Consideration.

Section 262 of the DGCL requires that Juniper Stockholders for whom appraisal rights are available be notified not less than 20 days before the Special Meeting. Either a copy of Section 262 of the DGCL or information directing Juniper Stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost must be included with such notice. This proxy statement constitutes our notice to the Juniper Stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL, which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. Juniper Stockholders of record and beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Juniper unless certain stock ownership conditions are satisfied by the Juniper Stockholders of record and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, Juniper Stockholders of record and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Juniper Stockholder of record or beneficial owner who loses, waives or otherwise fails to properly exercise his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration.

How to Exercise and Perfect Your Appraisal Rights

If you are a Juniper Stockholder of record or a beneficial holder and wish to exercise the right to seek an appraisal of your shares of Juniper common stock, you must satisfy each of the following conditions:

•

You must deliver to Juniper a written demand for appraisal before the vote on approval of the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Agreement. Voting against or failing to vote for the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the Juniper Stockholder of record or beneficial holder and the intention of such holder to demand appraisal of his, her or its shares and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which the beneficial owner consents to receive notices given by Juniper and to be set forth on the verified list of persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. A failure by such holder to make a written demand for appraisal before the vote with respect to the Merger Agreement is taken will constitute a waiver of appraisal rights;

•

In the case of a Juniper Stockholder of record, you must not vote in favor of, or consent in writing to, the Merger Agreement. A vote in favor of the Merger Agreement, by proxy submitted by mail, over the Internet or by telephone, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a Juniper Stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the Merger Agreement or abstain from voting on the Merger Agreement. In the case of a beneficial owner, you must not instruct your broker, bank or other nominee to vote your share(s), or abstain from voting, in favor of the Merger Agreement;

•

You must continuously hold or beneficially own, as applicable, shares of Juniper common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•

You must otherwise comply with the requirements of Section 262 of the DGCL, including the requirement that you, another Juniper Stockholder who has complied with the requirements of Section 262 or Juniper must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. Juniper is under no obligation to file any petition and has no present intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, but you will have no appraisal rights with respect to your shares of Juniper common stock.

In addition, because shares of Juniper common stock are listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Juniper common stock, unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Juniper common stock eligible for appraisal or (2) the value of the Per Share Merger Consideration for such total number of shares entitled to appraisal exceeds $1 million. At least one of the Ownership Thresholds must be met in order for Juniper Stockholders to be entitled to seek appraisal with respect to such shares of Juniper common stock.

In the case of a record holder of shares of Juniper common stock, voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. If you want to exercise your appraisal rights, you must not vote your shares of Juniper common stock via the Internet during the Special Meeting or by proxy in favor of the Merger Agreement.

In the case of a beneficial owner of shares of Juniper common stock, brokers, banks and other nominees that hold shares in “street name” for their customers do not have discretionary authority to vote those shares on the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Juniper common stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the Merger Agreement, and does not revoke such instruction prior to the vote on the Merger Agreement, then such shares will be voted in favor of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, if you are a beneficial owner of shares of Juniper common stock who wishes to exercise appraisal rights, you must either not provide any instructions to your broker, bank or other nominee how to vote on the Merger Agreement or instruct such broker, bank or other nominee to vote against the Merger Agreement or abstain from voting on such proposal.

Who May Exercise Appraisal Rights

A holder of record or beneficial owner of shares of Juniper common stock issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of Juniper common stock held of record or beneficially in that holder’s name. A demand for appraisal must be executed by or on behalf of the Juniper Stockholder of record or beneficial owner, as applicable, and must reasonably inform Juniper of the identity of the Juniper Stockholder of record or beneficial owner and that the Juniper Stockholder intends to demand appraisal of his, her or its shares of Juniper common stock. In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must (1) reasonably identify the holder of record of the shares for which the demand is made, (2) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by Juniper and to be set forth on the verified list of persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Juniper common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the holder of record.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Juniper Networks, Inc.

Attention: General Counsel and Secretary

1133 Innovation Way

Sunnyvale, California 94089

(408) 745-2000

Litigation Relating to the Merger

Following the filing of the preliminary proxy statement filed in connection with the Merger, a complaint was filed in the United States District Court for the Northern District of California against Juniper and its directors: Zaita v. Juniper Networks, Inc. et. al., No. 3:24-cv-01051 (N.D. Cal.). The complaint asserts violations of Sections 14(a) and 20(a) of the Exchange Act and alleges, among other things, that the preliminary proxy statement omitted certain purportedly material information which rendered the preliminary proxy statement incomplete and misleading. Specifically, the complaint alleges, among other things, that the preliminary proxy statement failed to disclose material information regarding the Management Projections and the Opinion of Goldman Sachs. Juniper also received demands on behalf of purported Juniper Stockholders setting forth similar claims. The complaint and demands, in each case, request corrective disclosures in advance of the Special Meeting. Juniper intends to defend against such complaint and demands. It is likely additional demands may be sent or lawsuits may be filed between the date of this proxy statement and consummation of the Merger.

U.S. Federal Income Tax Considerations

The following discussion is a summary of the U.S. federal income tax considerations of the Merger generally applicable to U.S. Holders (as defined below) who receive cash in exchange for their shares of Juniper common stock pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to holders who hold their shares of Juniper common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement.

This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular facts and circumstances, nor does it address any consequences to holders subject to special rules under the U.S. federal income tax laws, such as:

•	banks and other financial institutions;

•	insurance companies;

•	brokers or dealers in securities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities or governmental organizations;

•	mutual funds;

•	holders who hold their shares of Juniper common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transaction;

•	holders whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	persons subject to the alternative minimum tax;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Juniper common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Juniper common stock (by vote or value); and

•	holders that received their shares of Juniper common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation.

This discussion does not address any U.S. federal tax consequences other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Juniper common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Juniper common stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.

In addition, the following discussion does not address the tax consequences of acquisitions or disposition of shares of Juniper common stock outside of the Merger or transactions pertaining to options, warrants or similar rights to purchase shares of Juniper common stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Juniper common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in Section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Juniper common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Juniper common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Juniper common stock. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held its Juniper common stock for more than one year as of the effective date of the Merger. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Juniper common stock at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately for each block of Juniper common stock.

Payments of cash in exchange for shares of Juniper common stock to a U.S. Holder generally are subject to information reporting and may be subject to backup withholding (currently, at a rate of 24%), unless such U.S. Holder provides the withholding agent with a properly completed Internal Revenue Service Form W-9 or successor form (or appropriate substitute) certifying its correct taxpayer identification number and that such U.S. Holder is not subject to backup withholding and otherwise complies with the backup withholding rules or otherwise establishes an exemption from backup withholding. Any amounts withheld from payments to a U.S. Holder of shares of Juniper common stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. Holder’s U.S. federal income tax liability; provided that such U.S. Holder timely furnishes the required information to the Internal Revenue Service.

JUNIPER STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Regulatory Approvals Required for the Merger

Juniper and Parent have agreed to use their respective reasonable best efforts to obtain all consents, waiting period expirations or terminations, waivers and approvals required to be obtained by it to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under the HSR Act and certain other applicable antitrust, foreign investment laws and the EU Foreign Subsidies Regime.

In addition, each of Juniper and Parent have agreed to use its reasonable best efforts to (i) cooperate and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, (ii) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by an applicable governmental authority or brought by a third party before any applicable governmental authority, (iii) keep the other party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other party of any substantive communication to or from any applicable governmental authority in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party, subject to an appropriate confidentiality agreement, copies of documents provided to or received from any applicable governmental authority in connection with any such request, inquiry, investigation, action or legal proceeding, (vi) subject to an appropriate confidentiality agreement, consult in advance and cooperate with the other party and consider in good faith the views of the other party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) except as may be prohibited by any applicable governmental authority or by applicable law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by the Merger Agreement, to provide advance notice of and permit authorized representatives to be present at each material meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any applicable governmental authority in connection with such request, inquiry, investigation, action or legal proceeding.

Each of Juniper and Parent have agreed to use their reasonable best efforts to promptly take, and cause their affiliates to take, all actions and steps requested or required by any governmental authority as a condition to granting any required regulatory approval under the Merger Agreement and to avoid the entry of, or to effect the dissolution of, any order in any action or legal proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date, including defending through litigation, contending or appealing, any claim asserted in any court with respect to the proposed transaction by any person. Such reasonable best efforts by the parties and/or their affiliates shall include (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, lease, license, transfer or other disposition of such businesses, product lines or assets of Juniper, Parent or any of their respective subsidiaries, (2) terminating, modifying or assigning existing relationships, contracts or obligations of Parent or any of its subsidiaries or those relating to any assets, properties or businesses of Juniper or any of its subsidiaries, (3) agreeing to other structural, behavioral or conduct relief, or changing or modifying any course of conduct regarding future operations of Juniper, Parent or any of their respective subsidiaries or the assets, properties or businesses of Juniper or any of its subsidiaries, and (4) otherwise taking or committing to take any other action that would limit Parent’s or any of its subsidiaries’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties or businesses of Juniper or any of its subsidiaries, in each case, as may be required in order to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably practicable (and in any event no later than the End Date). Notwithstanding the foregoing, Parent will not be required to propose, negotiate, commit to or effect any action or remedy that would reasonably be expected to result in a material adverse effect on Parent and its subsidiaries and Juniper and its subsidiaries, taken as a whole as a combined company (provided that for these purposes, a material adverse effect will be measured relative to the size of Juniper and its subsidiaries, taken as a whole, regardless of whether such actions are imposed on, or affect Parent, Juniper or any of their respective subsidiaries).

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Juniper and Parent each files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period (and any extension thereof) has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms. If the FTC or DOJ issues a request for additional information and documents (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the

Merger, seeking divestiture of substantial assets of the parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals

The Merger is also subject to clearance or approval under certain other antitrust regimes, including in the European Union and the EU Foreign Subsidies Regime. The Merger cannot be completed until all applicable waiting periods (and any extensions thereof) applicable to the Merger under the antitrust laws in the relevant jurisdictions have expired or otherwise been terminated, or all requisite clearances, consents and approvals pursuant thereto have been obtained.

The Merger is subject to the expiration or otherwise termination of the applicable review periods (and any extensions) under, or the receipt of approvals, clearances, consents and approvals under, the relevant foreign investment laws of certain jurisdictions. In addition, relevant regulatory bodies could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Merger on regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Juniper, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Juniper, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Juniper Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Juniper, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Juniper, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Juniper, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Juniper and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Closing and Effective Time”): (i) Merger Sub will be merged with and into Juniper, with Juniper surviving as the Surviving Corporation and becoming a wholly owned subsidiary of Parent; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) Juniper will continue as the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Juniper and Merger Sub, and all of the debts, liabilities and duties of Juniper and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the initial directors and officers of the Surviving Corporation will be the directors and officers of Merger Sub as of immediately prior to the Effective Time. At the Effective Time, the certificate of incorporation and bylaws of Juniper as the Surviving Corporation will be amended and restated in their entirety such that the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended or changed as provided therein or by applicable law.

Closing and Effective Time

The closing of the Merger (the “Closing”) will take place at 10:00 a.m. ET on the third (3rd) business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions) or such other time as Parent and Juniper may mutually agree.

At the Closing, Juniper and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective at the Effective Time, which is the time at which the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

Merger Consideration

Juniper Common Stock

At the Effective Time, and without any action required by any Juniper Stockholder, each share of Juniper common stock (other than Excluded Shares, which include, for example, shares of Juniper common stock owned by Juniper Stockholders who have properly exercised and not withdrawn their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be canceled and retired, and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.

Treatment of Company Equity Awards

At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Company Option Award that is outstanding immediately prior to the Effective Time will be converted into a Parent Option Award to acquire (A) that number of Parent Shares (rounded down to the nearest whole number of shares) equal to the product of (x) the number of Juniper common stock underlying such Company Option Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Juniper common stock of such Company Option Award by (y) the Equity Award Exchange Ratio. Except as otherwise provided in the foregoing, each such Parent Option Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company Option Award immediately prior to the Effective Time.

At the Effective Time, each Company RSU Award that is outstanding and has not yet been settled as of immediately prior to the Effective Time and is a Non-Employee Director RSU Award will vest in full and be canceled and converted into the right to receive an amount of cash equal to the product of (A) the number of Juniper common stock that were subject to such Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration.

At the Effective Time, each Company RSU Award (that is not a Non-Employee Director RSU Award) that is outstanding immediately prior to the Effective Time will be converted into a Parent RSU Award with respect to a number of Parent Shares (rounded to the nearest whole number of shares) equal to the product of (i) the number of Juniper common stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. For purposes of clause (i) of the immediately preceding sentence, the number of Juniper common stock underlying a performance-vesting Company RSU Award will be determined (A) in respect of performance or measurement periods that have been completed and for which the Compensation Committee has determined performance achievement on or prior to the Closing Date, based on actual performance determined by the Compensation Committee (or in the case of such awards assumed by the Company from prior acquisitions, any management committee or other committee established by the Board of

Directors or authorized committees thereof) in accordance with the terms thereof in the ordinary course of business consistent with past practice, and (B) in respect of all other performance or measurement periods, with applicable performance goals deemed achieved at target performance levels (or if the maximum number of shares issuable under such performance-vesting Company RSU Award is 100% of the “target” level, such “target” level), except that the achievement of TSR performance goals will be determined based on actual performance in connection with the transactions contemplated by the Merger Agreement and pursuant to the applicable award agreement. Except as otherwise provided in the foregoing, each Parent RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time, except that any such Parent RSU Award corresponding to a performance-vesting Company RSU Award will no longer be subject to performance-based vesting.

Treatment of Company ESPP

In accordance with the terms of the Merger Agreement, Juniper will take such action as may be necessary or appropriate under the Company ESPP to ensure, provide for or cause the following to occur: (i) except for the Final Offering Period, no new offering period under the Company ESPP will commence during the period from January 9, 2024 through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of January 9, 2024; and (iii) no individuals will commence participation in the Company ESPP during the period from January 9, 2024 through the Effective Time. If the Effective Time would occur during any Final Offering Period, (i) the accumulated contributions of the participants in such offering period will be used to purchase Juniper common stock as of such date as Juniper determines in its sole discretion (provided that such date will be no later than five (5) business days prior to the Effective Time), (ii) the participants’ accumulated contributions under the Company ESPP will be used to purchase Juniper common stock in accordance with the terms of the Company ESPP as of the date determined in accordance with the foregoing clause (i), and (iii) purchase rights under such offering period will terminate immediately after such purchase. As of no later than the business day immediately prior to the Effective Time, Juniper will terminate the Company ESPP. As promptly as practicable following the purchase of Juniper common stock in accordance with the immediately foregoing clause (ii), Juniper will return to each participant the funds, if any, that remain in such participant’s account under the Company ESPP after such purchase.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will appoint an agent reasonably acceptable to Juniper (the “Exchange Agent”) for the purpose of exchanging for the Per Share Merger Consideration (i) certificates representing shares of Juniper common stock (the “Certificated Shares”) or (ii) uncertificated shares of Juniper common stock (the “Uncertificated Shares”). Prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent the Per Share Merger Consideration to be paid in respect of the Certificated Shares and the Uncertificated Shares that have been converted into the right to receive the Per Share Merger Consideration. Promptly after the Effective Time (but not later than three (3) business days thereafter), Parent must cause the Exchange Agent to send, to each holder of such shares of Juniper common stock at the Effective Time (1) in the case of holders of Certificated Shares, a letter of transmittal in reasonable and customary form (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificated Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificated Shares pursuant to such letter of transmittal and (2) in the case of Uncertificated Shares not held through Depository Trust and Clearing Corporation (“DTC”), reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Uncertificated Shares.

Each holder of shares of Juniper common stock that have been converted into the right to receive the Per Share Merger Consideration will be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificated Share, together with a properly complete letter of transmittal, or (ii) receipt of an “agent’s message” by the

Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares of Juniper common stock not held through DTC, the Per Share Merger Consideration payable for each share of Juniper common stock represented by a Certificated Share or for each Uncertificated Share of Juniper common stock, without interest. Until so surrendered or transferred, as the case may be, each such Certificated Shares or Uncertificated Share will represent after the Effective Time for all purposes only the right to receive the Per Share Merger Consideration. No interest will be paid or will accrue on any cash payable to holders of Certificated Shares, Uncertificated Shares or any other securities pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties of Juniper, HPE and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Juniper are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to Juniper, any effect, change, event, circumstances or occurrences that, individually or in the aggregate (i) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or (ii) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Juniper and its subsidiaries, taken as a whole; provided that, for purposes of clause (ii) only, none of the following will be deemed in and of themselves to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably be expected to be a Material Adverse Effect:

•	changes in GAAP, or other accounting standards or regulations or principles or interpretations thereof, that apply to Juniper and its subsidiaries, in each case, after January 9, 2024;

•

changes generally affecting the financial, securities, credit or other capital markets or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates);

•	changes in applicable law or binding interpretation thereof after January 9, 2024;

•

geopolitical conditions, acts of war, sabotage or terrorism (including cyberterrorism), outbreak of hostilities, trade war, natural disasters, acts of God, weather or environmental events or health emergencies, pandemics or epidemics or contagions, quarantine restrictions or other similar measures related to public health matters and any governmental or industry responses thereto (or the worsening of any of the foregoing);

•

changes arising from or attributable to the execution or announcement of the Merger Agreement or pendency or the consummation of the transactions contemplated by the Merger Agreement (including the identity of Parent), including any impact on Juniper’s and its subsidiaries’ relationships with employees, contractors, customers, suppliers, distributors, regulators or business partners, subject to certain exceptions;

•

changes in the market price or trading volume of Juniper common stock (provided that such exception will not prevent a party from asserting any effect, to the extent not otherwise excluded in the definition of Material Adverse Effect, that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect);

•

any failure by Juniper and its subsidiaries to meet any internal (including analyst or financial advisor-prepared) or published budgets, projections, forecasts or predictions of financial performance for any period (provided that this exception will not prevent a party from asserting any effect, to the extent not otherwise excluded in the definition of Material Adverse Effect, that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect);

•	any action taken or not taken, as applicable, by Juniper or any of its subsidiaries at the written request of Parent or Merger Sub;

•

any action taken by Juniper or any of its subsidiaries that is expressly required to be taken pursuant to the Merger Agreement (subject to certain exceptions) or failure to take any action that is expressly prohibited pursuant to the Merger Agreement; or

•	certain matters set forth in the confidential disclosure schedules.

Except with respect to bullets 1-4 above, such effects will not be considered exceptions to the definition of “Material Adverse Effect” to the extent that such changes do not have a disproportionate impact on Juniper and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Juniper and its subsidiaries operate. With respect to HPE, “Material Adverse Effect” means any effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by the Merger Agreement. Additionally, the absence or failure to obtain any consent, approval, waiver or clearance from a governmental authority in connection with any of required regulatory approvals or otherwise required in connection with the Merger Agreement will not in and of itself be a Material Adverse Effect, with respect to HPE, subject to certain exceptions.

In the Merger Agreement, Juniper has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and confidential disclosure schedules. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and corporate power and authority to conduct business with respect to Juniper and its subsidiaries;

•	the organizational documents of Juniper and its subsidiaries;

•

Juniper’s corporate power and authority to enter into and perform the Merger Agreement, the approval of the Board of Directors, the necessary vote of Juniper Stockholders in connection with the Merger Agreement, the enforceability of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•

the absence of any conflict, violation or breach of any organizational documents, applicable laws, existing material contracts, or the resulting creation of any lien upon Juniper’s assets (subject to certain exceptions) due to the performance of the Merger Agreement;

•	the capital structure of Juniper as well as ownership and capital structure of its subsidiaries;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Juniper common stock;

•

the absence of any undisclosed contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Juniper’s securities;

•	the accuracy and required filings of Juniper’s SEC filings and financial statements;

•	Juniper’s internal accounting controls and procedures;

•	Juniper’s disclosure controls and procedures;

•	Juniper’s compliance with the applicable listing and corporate governance rules and regulations of the NYSE;

•	this proxy statement;

•	since December 31, 2022, the absence of certain changes relating to the business of Juniper and its subsidiaries;

•	the absence of specified undisclosed liabilities;

•	Juniper’s compliance with all laws;

•	export controls matters and compliance with applicable anti-corruption and anti-money laundering laws;

•	the absence of change in business relationships or terms of the business relationships with any top supplier or customers;

•	litigation matters;

•	certain real property owned or leased by Juniper and its subsidiaries and valid title or property and assets;

•	trademarks, patents, copyrights and other intellectual property matters, including data security requirements and privacy;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	data protection and Juniper’s systems;

•	environmental matters;

•	the existence and enforceability of specified categories of Juniper’s material contracts;

•	insurance matters;

•	payment of fees to Goldman Sachs & Co. in connection with the Merger Agreement and the absence of any other brokers used;

•	the rendering of Goldman Sachs & Co.’s fairness opinion to the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger; and

•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

In the Merger Agreement, Parent has made customary representations and warranties to Juniper that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s ownership of all outstanding capital stock of Merger Sub;

•

Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	no foreign person, as defined in CFIUS regulations;

•

the absence of any conflict, violation or breach of any organizational documents, applicable laws, existing material contracts, or the resulting creation of any lien upon Parent or Merger Sub’s assets (except in limited circumstances) due to the performance of the Merger Agreement;

•	accuracy of information to be provided in the proxy statement;

•	the absence of fees payable to brokers or investment banks or financial advisors in connection with the Merger Agreement;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the absence of litigation, orders and investigations;

•	litigation matters;

•	ownership of capital stock of Juniper; and

•	the exclusivity and terms of the representations and warranties made by Juniper.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

During the period of time between the date of signing of the Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement (the “interim period”), except (i) with prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly required or contemplated by the Merger Agreement, (iii) as disclosed in the confidential disclosure schedules to the Merger Agreement or (iv) as required by applicable law (the “interim period exceptions”), Juniper will, and will cause its subsidiaries to:

•

use commercially reasonable efforts to (x) conduct in all material respects its business in the ordinary course of business, and (y) preserve intact the material components of its current business organizations and relationships and goodwill with material suppliers, material customers, governmental authorities and other material business relations and to keep available the services of its present executive officers.

During the interim period and subject to the interim period exceptions and certain other exceptions, Juniper will not, and will not allow its subsidiaries, as applicable to, among other things (as more fully set out the Merger Agreement):

•	amend the organizational documents of Juniper or its subsidiaries;

•	split, combine, reclassify, redeem or repurchase any of its capital stock;

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or its subsidiaries’ securities;

•

issue, deliver, encumber, pledge, grant, transfer or sell, or authorize the issuance, delivery, encumbrance, pledge, grant, transfer or sale of any shares of its capital stock or other equity or voting interests or its securities or its subsidiaries’ securities;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, businesses;

•

sell, lease, license, sublicense or otherwise transfer or dispose of, waive or subject to any lien (other than any permitted lien) any of its material rights, assets, securities, properties (excluding intellectual property), interests or businesses;

•

sell, lease, license, sublicense, or otherwise transfer to any third party, or waive or subject to any lien in favor of a third party (other than any permitted lien), any patent or patent application, or any other material intellectual property (other than patents and patent applications);

•	abandon, allow to lapse, fail to renew or otherwise dispose of any registered intellectual property (including any granted or issued patents or patent applications);

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	enter into any new line of business that would materially change Juniper’s business, or abandon or discontinue any material existing line of business;

•

redeem, prepay or satisfy and discharge any indebtedness that has a “make whole” amount, prepayment penalty or similar obligation triggered by such redemption, prepayment, or satisfaction and discharge;

•	make or authorize, or make any commitment with respect to, capital expenditures that, in the aggregate, exceed $200,000,000 per calendar year or $55,000,000 per calendar quarter;

•	enter into, terminate or amend of certain material contracts;

•	increase the compensation, bonus, incentive compensation, severance, termination pay or other benefits payable to any current or former employee or other individual service provider of Juniper;

•	enter into, establish, adopt, amend or terminate any Employee Plan;

•	make any contributions or payments to any trust or other funding vehicle with respect to any Employee Plan;

•

change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

•	pay, grant or award any Company Equity Awards or other incentive awards;

•

accelerate the payment or vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of any Company Equity Award;

•	accelerate the payment or vesting of any other compensatory payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider;

•	loan or advance any money or other property to any current or former employee or other service provider of Juniper;

•	hire, engage or terminate (other than for cause) certain key employees;

•	change Juniper’s financial accounting methods, principles or practices;

•	settle, release, waive or compromise, or offer or propose to settle, release, waive or compromise, any litigation or arbitration, proceeding or other claim involving or against Juniper;

•

adopt a plan or agreement of, or effect any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Juniper or any of its significant subsidiaries;

•

enter into a collective bargaining agreement or other agreement with any labor organization or recognize or certify a labor union, works council or other labor organization as the bargaining representative for any employees of Juniper or any of its subsidiaries;

•	undertake certain tax-related actions; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitation of Other Offers

From January 9, 2024 until the earlier of the date the Merger Agreement is terminated or the Effective Time, Juniper and its subsidiaries may not, and must use reasonable best efforts to cause its and their respective representatives not to, directly or indirectly (subject to certain limited exceptions described below):

•	solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

•

enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Juniper or any of its subsidiaries or afford access to the business, properties, assets, books or records of Juniper or any of its subsidiaries to, or otherwise cooperate in any way with any third party in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal;

•	fail to make, withdraw or qualify or modify in a manner adverse to Parent, the Company Board Recommendation;

•	fail to include the Company Board Recommendation in this proxy statement;

•	approve, adopt or recommend an Acquisition Proposal;

•

fail to publicly and without qualification recommend against any Acquisition Proposal within ten (10) business says after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Special Meeting so long as such Acquisition Proposal is made at least one (1) business day prior to the Special Meeting);

•

fail to reaffirm the Company Board Recommendation within ten (10) business days after any request by Parent to do so (or such fewer number of days as remains prior to the Special Meeting so long as such Acquisition Proposal is made at least one (1) business day prior to the Special Meeting);

•	publicly propose to do any of the foregoing; or

•	authorize or enter into any agreement relating to an Acquisition Proposal.

In addition, Juniper has agreed to, and to cause its subsidiaries and representatives to, (i) cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any third party and its representatives conducted prior to January 9, 2024 with respect to any Acquisition Proposal or offer, proposal, inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal and (ii) promptly terminate access by any such third party and its representatives to any physical or electronic data room relating to any such discussions or negotiations and request the return or destruction of all information furnished by Juniper or on its behalf to any such third party and its representatives, and to enforce and not waive, amend or release any third party from the provisions of its confidentiality agreements with such third parties.

Notwithstanding these restrictions, pursuant to the terms and conditions set out in the Merger Agreement, Juniper is permitted to waive any standstill agreement with any third party (other than Parent, Juniper and their respective affiliates), or any standstill provision included in a confidentiality agreement with a third party in response to an unsolicited request from a third party in the event that the Board of Directors determines in good faith, after consultation with Juniper’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable law.

Juniper must notify Parent in writing promptly (but in no event later than forty-eight (48) hours) after receipt by Juniper of any Acquisition Proposal or any offers, proposals, inquiries or indications of interest with respect thereto or that Juniper believes is or that would reasonably be expected to lead to an Acquisition Proposal, including (i) the identity of the third party making the Acquisition Proposal or offer, proposal, inquiry or indication of interest, (ii) in certain circumstances, a summary of the material terms and conditions thereof and (iii) an unredacted copy of any written proposal, written offer or other written material received from such third party or its representatives in connection with an Acquisition Proposal, and will keep Parent reasonably informed as to the status of such Acquisition Proposal, offer, proposal, inquiry or indication of interest on a reasonably prompt basis and within forty-eight (48) hours of (A) any such material changes or material developments or (B) any written request of Parent for such information. Juniper will also notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt by Juniper of any initial request for non-public information relating to Juniper or for access to the business, properties, assets, books or records of Juniper by any third party that, to the knowledge of Juniper, may be considering making, or has made, an Acquisition Proposal.

Notwithstanding the foregoing, if, at any time prior to the time that Juniper Stockholders approve the adoption of the Merger Agreement, Juniper or any of its representatives receives an unsolicited Acquisition Proposal that the Board of Directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to Juniper Stockholders under applicable laws:

•	the Board of Directors may make an Adverse Recommendation Change; or

•	Juniper may terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal.

However, prior to taking any of the actions listed above, Juniper must have complied with the following:

•	none of Juniper, its subsidiaries or any of their respective representatives has violated the non-solicitation and related provisions contained in the Merger Agreement in any material respect;

•

the Board of Directors must first determine in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable law;

•

prior to making available to any such person any material non-public information, Juniper first must have received from such person an executed confidentiality agreement with terms no less favorable to Juniper in the aggregate than those contained in the Confidentiality Agreement; and

•

prior to or contemporaneously with delivering or making available any such non-public information to such persons, Juniper must have delivered or made available such non-public information to Parent (to the extent such non-public information has not previously been delivered or made available by Juniper to Parent).

Juniper is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four (4)-business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a Superior Proposal relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

If, prior to obtaining the Company Stockholder Approval, Juniper terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal or Parent terminates the Merger Agreement following an Adverse Change Recommendation of the Board of Directors, Juniper must pay a $407,500,000 termination fee to Parent.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any offer, proposal, inquiry or indication of interest of any third party relating to, in a single transaction or a series of related transactions, (i) any direct or indirect acquisition, purchase, exchange, transfer or license of assets (including equity or voting securities of any subsidiary of Juniper) representing 20% or more of the consolidated assets of Juniper and its subsidiaries or to which 20% or more of the consolidated revenues or earnings of Juniper and its subsidiaries are attributable; (ii) any direct or indirect issuance, acquisition, purchase, exchange or transfer of 20% or more of any class of equity or voting securities of Juniper; (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party or the equityholders of such third party beneficially owning 20% or more of any class of equity or voting securities of Juniper; or (iv) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with a third party involving Juniper or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Juniper or to which 20% or more of the consolidated revenues or earnings of Juniper or any of its subsidiaries are attributable, in each case in this clause (iv), in which the stockholders of Juniper immediately prior to such transaction will not own, directly or indirectly, at least 80% of the surviving company in the same proportions as immediately prior to such transaction.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account the financial, legal, regulatory and other aspects of such proposal and any revisions to the Merger Agreement made or offered in writing by Parent prior to the time of such determination, would be more favorable to Juniper Stockholders from a financial point of view than the Merger; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal will be deemed references to “80%.”

The Board of Directors’ Recommendation; Adverse Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the unanimous recommendation that Juniper Stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect Adverse Recommendation Change except as described below.

Prior to the adoption of the Merger Agreement by Juniper Stockholders, the Board of Directors or any committee thereof may not take any action described in the following (any such action, an “Adverse Recommendation Change”):

•	fail to make, withdraw or qualify or modify in a manner adverse to Parent, the Company Board Recommendation;

•	fail to include the Company Board Recommendation in this proxy statement;

•	approve, adopt or recommend an Acquisition Proposal;

•

fail to publicly and without qualification recommend against any Acquisition Proposal within ten (10) business days after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Special Meeting so long as such Acquisition Proposal is made at least one (1) business day prior to the Special Meeting); or

•

fail to reaffirm the Company Board Recommendation within ten (10) business days after any request by Parent to do so (or such fewer number of days as remains prior to the Special Meeting so long as such Acquisition Proposal is made at least one (1) business day prior to the Special Meeting).

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by Juniper Stockholders, the Board of Directors may effect Adverse Recommendation Change if (i) Juniper has received a Superior Proposal or (ii) there has been an Intervening Event (as defined herein), in each case, that the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The Board of Directors may only effect Adverse Recommendation Change or authorize Juniper to terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal if:

•

the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable law;

•	Juniper has given Parent at least four (4) business days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate the Merger Agreement;

•

Juniper has provided Parent with the identity of the third party making the Acquisition Proposal, the terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection with such Acquisition Proposal;

•

if requested to do so by Parent, during the period of four (4) business days following delivery of such notice, Juniper has discussed and negotiated in good faith, and must have made its representatives available to discuss and negotiate in good faith, with Parent and Parent’s representatives any proposed amendments or modifications to the terms and conditions of the Merger Agreement; and

•

No earlier than the end of such four (4) business day period, the Board of Directors must have concluded, after considering the terms of any amendment or modification to the Merger Agreement reflected in a written and binding offer by Parent, and after consultation with its financial advisor and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and that the failure to either effect an Adverse Recommendation Change or terminate the Merger Agreement and enter into a definitive agreement with respect to such Superior Proposal would still reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable law.

In addition, the Board of Directors may only effect Adverse Recommendation Change for an Intervening Event if:

•

the Board of Directors determines, in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable law;

•

Juniper has given Parent at least four (4) business days’ prior written notice of its intention to affect an Adverse Recommendation Change, which notice must include a reasonably detailed description of such Intervening Event;

•

if requested to do so by Parent, during the period of four (4) business days following delivery of such notice, Juniper has discussed and negotiated in good faith, and must have made its representatives available to discuss and negotiate in good faith, with Parent and Parent’s representatives, any proposed amendments or modifications to the terms and conditions of the Merger Agreement; and

•

no earlier than the end of such four (4) business day period, the Board of Directors has concluded, after considering the terms of any amendment or modification to the Merger Agreement reflected in a written and binding offer by Parent during such period, and after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change in respect of such Intervening Event would still reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable law.

Employee Benefits

The Merger Agreement provides that, subject to applicable law, for a period of twelve (12) months after the Effective Time, Parent or the Surviving Corporation will provide the employees of Juniper or its subsidiaries as of immediately prior to the Effective Time during the period they continue to be employed by Parent, the Surviving Corporation and/or its or Parent’s subsidiaries on and after the Effective Time (the “Covered Employees”) with (i) annual base salary or base wages, target cash bonus opportunity and severance benefits that are, in each case, no less favorable than those in effect prior to the Effective Time, and (ii) other employee benefits that are substantially comparable in the aggregate to the greater of those provided by Juniper to such employee prior to the Effective Time and those provided to similarly situated employees of Parent or its subsidiaries.

The Merger Agreement further provides that, Parent will provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Corporation and/or their subsidiaries in which Covered Employees are eligible to participate (the “Parent Plans”) for all periods of employment with Juniper or its subsidiaries (or any predecessor entities) prior to the Effective Time to the same extent as such Covered Employee was entitled, prior to the Effective Time, to credit for such service under any similar Employee Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time, and with Parent, the Surviving Corporation and any of their subsidiaries on and after the Effective Time; provided that the foregoing will not apply (A) for any purpose under any defined benefit pension plan or retiree welfare plan or equity incentive plan or award agreement thereunder, (B) for purposes of any Parent Plan that is grandfathered or frozen to new participants, either with respect to level of benefits or participation or (C) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent must use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time, and (ii) to the extent not prohibited by the terms and which terms may not be amended without material cost to Juniper, or by any third-party administrator, of any fully insured medical, dental, pharmaceutical or vision benefit plan of Parent or the Surviving Corporation, credit each Covered Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Covered Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Juniper prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Covered Employee has satisfied the deductible, co-payments or maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Parent or its affiliates, as if such amounts had been paid in accordance with such plan (to the extent such credit would have been given under comparable Employee Plans prior to the Closing).

The Merger Agreement further provides that, if requested by Parent not less than ten (10) business days before the Closing Date, Juniper must adopt resolutions and take such corporate action as is necessary to terminate the Employee Plans that are United States tax-qualified defined contribution plans (collectively, the “Company DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions approved in connection with the foregoing termination will be subject to the reasonable prior review of Parent. Upon the distribution of the assets in the accounts under the Company DC Plan to the participants, Parent must permit the Covered Employees who are then actively employed by Parent or its subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including rollovers of outstanding plan loans, in the form of cash, from the Company DC Plan to the applicable tax-qualified defined contribution plans of Parent or its subsidiaries.

Indemnification and Insurance

Parent, Merger Sub and Juniper have agreed that, for six (6) years after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of Juniper or any of its subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time in their capacity as an officer or director of Juniper or its subsidiaries to the same extent as such Indemnified Persons are entitled to indemnification as of the Effective Time as provided (i) under the Restated Certificate of Incorporation or bylaws of Juniper or the articles of incorporation and bylaws or similar organizational documents of the applicable subsidiaries or (ii) in specified indemnification agreements of Juniper or its subsidiaries in existence as of the Effective Time, in each case as in effect as of the Effective Time; provided that such indemnification will be subject to any limitation imposed from time to time under applicable law.

In addition, prior to the Effective Time, Parent or Surviving Corporation will, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of

Juniper’s then existing directors’ and officers’ liability insurance policies as selected by Juniper (collectively, “D&O Tail Policy”), in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Juniper’s and its subsidiaries’ existing directors’ and officers’ liability insurance policies in effect as of the date hereof; provided that in no event will Parent or the Surviving Corporation be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 400% of the annual premium amount paid or payable by Juniper or its subsidiaries with respect to their existing directors’ and officers’ liability insurance policies as in effect as of the Effective Time (the “Premium Cap”), and if the aggregate premium amount of such insurance coverage would exceed such Premium Cap, Parent or the Surviving Corporation will be obligated to obtain policies with the greatest coverage available for a cost equal to or not to exceed the Premium Cap.

Other Covenants

Stockholders Meeting

Juniper will, as promptly as reasonably practicable (in accordance with applicable law and Juniper’s organizational documents) following the date upon which Juniper learns that this proxy statement will not be reviewed, or that the SEC staff no further comments to this proxy statement, duly call, give notice of, convene and hold the Special Meeting and use its reasonable best efforts to obtain the Company Stockholder Approval.

Stockholder Litigation

Juniper must give Parent prompt written notice and the opportunity to participate in the defense (at Parent’s sole cost) of any litigation, action, suit, claim, demand or proceeding brought against Juniper or its directors or officers relating to the transactions contemplated by the Merger Agreement. Juniper must also give Parent the right to review and comment on all filings or responses to be made by Juniper in connection with any such action, suit, claim, demand or proceeding, and the right to consult on the settlement with respect to such litigation, and Juniper will in good faith take such comments from Parent into account, and, no such settlement must be offered or agreed to without Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) and keep Parent reasonably informed with respect to any such action, suit, claim, demand or proceeding.

Financing Assistance

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, Juniper has agreed that it will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its and its subsidiaries and their respective representatives to, on a timely basis, provide cooperation, to the extent reasonably requested by Parent in writing, in connection with the Debt Financing or any other debt, equity, equity-linked or other or other financing of Parent or any of its subsidiaries in connection with the Merger and the other transactions contemplated in the Merger Agreement, including taking certain customary actions specified in the Merger Agreement. The financing cooperation covenant is subject to customary exceptions, including that any required cooperation shall not unreasonably interfere with the ongoing operations of Juniper and its subsidiaries.

Debt Modification

Juniper must, and must cause its subsidiaries to, deliver all notices and take all other actions required to facilitate the termination of commitments in respect of the Credit Agreement, dated as of June 15, 2023, among Juniper, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and, to the extent requested in writing by Parent, any other indebtedness for borrowed money incurred by Juniper after January 9, 2024, the repayment in full of all obligations in respect of such indebtedness and the release of any liens securing such indebtedness and guarantee therewith on the Closing Date.

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and Juniper, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the absence of any injunction, law or order in an applicable jurisdiction making the Merger illegal or otherwise prohibiting the Merger;

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock, voting together as a single class; and

•

the expiration or termination of the applicable waiting period, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority, applicable to the consummation of the Merger under the HSR Act and the receipt of clearances, consents and approvals under other applicable antitrust, foreign investment and regulatory regimes, in each case, without the imposition, individually or in the aggregate, of a Burdensome Condition.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permitted by applicable law) of each of the following additional conditions:

•	Juniper having performed and complied in all material respects with all agreements and covenants required by the Merger Agreement at or prior to the Effective Time;

•

the representations and warranties of Juniper relating to organization, good standing, corporate power, enforceability, required corporate authorization, subsidiaries, absence of a Material Adverse Effect on Juniper since December 31, 2022, brokers fees and the opinion of Goldman Sachs being true and correct in all respects as of January 9, 2024 and as of the Closing Date with the same force and effect as if made on and as of such date;

•

the representations and warranties of Juniper relating to certain aspects of Juniper’s capitalization being true and correct in all aspects except for any de minimis inaccuracy as of January 9, 2024 and as of the Closing Date with the same force and effect as if made on and as of such date;

•

the other representations and warranties of Juniper set forth elsewhere in the Merger Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) being true and correct as of January 9, 2024 and as of the Closing Date with the same force and effect as if made on and as of such date, except for such failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Juniper;

•

the absence, since January 9, 2024, of any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect (with certain limitations) on the financial condition, business or results of operations of Juniper and its subsidiaries, taken as a whole, and that is continuing; and

•

the receipt by Parent of a certificate of Juniper, dated as of the Closing Date and signed by its executive officer, certifying that the conditions described in the preceding five (5) bullets have been satisfied.

In addition, the obligation of Juniper to consummate the Merger is subject to the satisfaction or written waiver (where permitted by applicable law) of each of the following additional conditions:

•

Parent and Merger Sub having performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by Parent or Merger Sub prior to the Closing;

•

the representations and warranties of Parent and Merger Sub relating to organization, good standing, corporate power, enforceability, required corporate authorization and brokers set forth in the Merger Agreement being true and correct as of January 9, 2024 and as of the Closing Date with the same force and effect as if made on and as of such date;

•

the other representations and warranties of Parent and Merger Sub set forth elsewhere in the Merger Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) being true and correct as of January 9, 2024 and as of the Closing Date with the same force and effect as if made on and as of such date, except for such failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

•

the receipt by Juniper of a certificate of Parent dated as of the Closing Date and signed by an executive officer of Parent, certifying that the conditions described in the preceding three (3)  bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by Juniper Stockholders, in the following ways:

•	by mutual written agreement of Juniper and Parent;

•	by either Juniper or Parent if:

•

the Merger has not been consummated by January 9, 2025, as may be automatically extended for three consecutive three (3) month periods until October 9, 2025, if, in each case as of such prior date, the closing conditions relating to required regulatory approvals have not been satisfied but all other closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) ;

•

any court of competent jurisdiction or other governmental entity has issued or entered an injunction or similar order permanently enjoining or prohibiting the consummation of the Merger and has become final and non-appealable, provided that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of any provision of the Merger Agreement is the primary cause of any of the event specified in this item occurring; or

•	Juniper Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof at which a vote on the Merger Agreement is taken;

By Juniper if:

•

Parent or Merger Sub has breached or failed to perform any of their covenants or other agreements under the Merger Agreement or any of the representations and warranties of Parent or Merger Sub under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) thirty (30) days following Juniper’s delivery of written notice to Parent that Juniper is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy and (y) the date that is two (2) days prior to the End Date, provided that Juniper will not have the right to terminate the Merger Agreement pursuant to this bullet if Juniper is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement; or

•

at any time prior to the adoption of the Merger Agreement by Juniper Stockholders if (i) the Board of Directors has determined that an Acquisition Proposal constitutes a Superior Proposal, (ii) Juniper has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal, (iii) Juniper, substantially concurrently with and as a condition to such termination, pays or has paid Parent a termination fee of $407,500,000; and (iv) Juniper, substantially concurrently with such termination, enters into a definitive agreement with respect to that Superior Proposal in accordance with the terms of the Merger Agreement;

By Parent if:

•

Juniper has breached or failed to perform any of its covenants or other agreements under the Merger Agreement or any of the representations and warranties of Juniper under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) thirty (30) days following Parent’s delivery of written notice to Juniper that Parent is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy and (y) the date that is two (2) days prior to the End Date provided that Parent will not have the right to terminate the Merger Agreement pursuant to this bullet if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement; or

•	prior to the adoption of the Merger Agreement by Juniper Stockholders, the Board of Directors effects an Adverse Recommendation Change.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be void and of no effect without liability of any party to the other parties. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for intentional fraud by such party. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Juniper and Parent, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Parent will be entitled to receive a termination fee of $407,500,000 from Juniper if the Merger Agreement is terminated:

•	by Juniper, prior to obtaining the Company Stockholder Approval, for the purposes of entering into a definitive agreement in connection with a Superior Proposal;

•	by Parent, because, prior to obtaining the Company Stockholder Approval, the Board of Directors has effected an Adverse Recommendation Change; or

•

(i) after January 9, 2024, an Acquisition Proposal (for purposes of termination under this bullet substituting in the definition of “Acquisition Proposal” (as defined in this proxy statement) “50%” for “20%” in each place such reference appears in such definition) is publicly announced prior to, and not publicly withdrawn at least two (2) business days prior to, the Special Meeting, (ii) the Merger Agreement is terminated because Juniper Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof, and (iii) prior to the date that is twelve (12) months after such termination, Juniper has (a) consummated any Acquisition Proposal or (b) entered into a definitive agreement with respect to an Acquisition Proposal, which Acquisition Proposal is subsequently consummated.

Juniper will be entitled to receive a reverse termination fee of $815,000,000 from Parent if the Merger Agreement is terminated:

•

by Juniper or Parent, (i) due to a final and non-appealable order or any other action by a governmental authority, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, arising solely in connection with any antitrust, foreign direct investment or other regulatory law in certain applicable jurisdictions or (ii) because the Merger has not been consummated by the End Date and at such time, all conditions to the Merger Agreement are satisfied or waived, other than those conditions related to (a) obtaining approval of antitrust, foreign direct investment or other regulatory law in the certain applicable jurisdictions and (b) an order or any other action by a governmental authority, in any case having the effect of restraining, enjoining or otherwise prohibiting the Merger, arising solely in connection with any antitrust law in certain applicable jurisdictions, and except for those conditions which by their nature are to be satisfied at the Closing (provided that such conditions would be satisfied if the Closing were to take place on such date).

Specific Performance

Parent, Merger Sub and Juniper agree that irreparable damage would occur if any provision of the Merger Agreement is not performed in accordance with the terms in the Merger Agreement. Parent, Merger Sub and Juniper acknowledge and agree that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Parent, Merger Sub and Juniper agree not to raise any objections to the granting of an injunction, specific performance or any other equitable relief on the basis that the other parties have an adequate remedy at law or equitable relief is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the Merger Agreement, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring or required to incur such expenses.

Amendment

The Merger Agreement may be amended by the parties in an executed written instrument at any time before or after adoption of the Merger Agreement by Juniper Stockholders. However, after adoption of the Merger Agreement by Juniper Stockholders, no amendment that requires further approval by such Juniper Stockholders pursuant to applicable law may be made without such approval.

Governing Law; Venue

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rule s of such state. The parties have agreed that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated by the Merger Agreement shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE JUNIPER COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Juniper is required to submit a proposal to Juniper Stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Juniper’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

Accordingly, the Board of Directors is asking you to approve the following resolution:

“RESOLVED, that the stockholders of Juniper approve, on a non-binding, advisory basis the compensation that will or may become payable to Juniper’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger-Interests of Executive Officers and Directors of Juniper in the Merger.””

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Juniper. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of Juniper common stock representing a majority of the outstanding shares present at the Special Meeting virtually or by proxy, provided a quorum is present. (i) A failure to vote in person by virtual ballot or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will not be counted as votes “FOR” or “AGAINST” and will have no effect on the outcome of the Compensation Proposal and (iii) assuming a quorum is present, broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Juniper common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Juniper Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Juniper common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: THE OFFICER EXCULPATION PROPOSAL

We are asking you to approve an amendment to the Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law.

Background of the Proposed Amendment to the Restated Certificate of Incorporation

The State of Delaware, our state of incorporation, recently enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. Specifically, Section 102(b)(7) of the DGCL was amended to authorize corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers, or exculpation, for direct claims brought by stockholders for breach of the fiduciary duty of care. Previously, the DGCL allowed only exculpation of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) “named executive officers” identified in the corporation’s SEC filings, and (iii) other individuals who have agreed to be identified as officers of the corporation. Section 102(b)(7) of the DGCL, as amended, only permits, and the Officer Exculpation Proposal would only permit, the exculpation of certain officers in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by Juniper Stockholders in the name of the Company.

In addition, as is currently the case with directors under the Restated Certificate of Incorporation, the Officer Exculpation Proposal would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit. Article Eighth in the Restated Certificate of Incorporation currently provides for the exculpation of directors, but does not include a provision that allows for the exculpation of officers.

The description of the proposed amendment and the applicable provisions of the DGCL contained herein are summaries and are qualified in their entirety by the text of the amendment to the Restated Certificate of Incorporation, as set forth in Annex D to the proxy statement, and the full text of the applicable provisions of the DGCL.

Rationale for the Proposed Amendment to the Restated Certificate of Incorporation

The Board of Directors believes that it is important to provide protection from certain liabilities and expenses that may discourage prospective or current officers from accepting or continuing service with corporations. As with directors, officers frequently must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight.

The Board of Directors also believes the proposed amendment to the Restated Certificate of Incorporation would better position the Company to attract exceptional officer candidates. In the absence of this exculpatory protection, candidates might be deterred from serving as officers due to exposure to personal liability in an environment with increasing litigation and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. A number of our peers have adopted, and we expect that others will adopt, similar exculpation clauses that limit the personal liability of officers in their respective certificates of incorporation, and failing to adopt the Officer Exculpation Proposal could impact our recruitment and retention of exceptional officer candidates.

The Board of Directors also took into account recent case law, the narrow class and type of claims from which such officers would be exculpated from liability pursuant to DGCL Section 102(b)(7), the limited number of our officers that would be impacted and the benefits the Board of Directors believes would accrue to Juniper by providing exculpation in accordance with DGCL Section 102(b)(7), including the ability to further enable our officers to best exercise their business judgment in furtherance of the best interests of stockholders without the potential for distraction posed by the risk of personal liability.

After weighing these considerations, the Board of Directors approved and declared it advisable to adopt, subject to Juniper Stockholder approval, the proposed amendment to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law.

If the Officer Exculpation Proposal is not approved by a majority of the shares of Juniper common stock outstanding on the Record Date, then the Officer Exculpation Proposal will not be approved and will not be implemented or become effective. Approval of the Officer Exculpation Proposal is not a condition to the completion of the Merger. Approval of the Officer Exculpation Proposal will constitute approval of the amendment to the Restated Certificate of Incorporation, as set forth in Annex D to the proxy statement.

If the Officer Exculpation Proposal is approved, Juniper intends to file the amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and the Officer Exculpation Proposal will become effective at the time of that filing. The Board of Directors may, at any time prior to the effectiveness of the amendment to the Restated Certificate of Incorporation, abandon the Officer Exculpation Proposal without further action by Juniper Stockholders (even if the requisite Juniper Stockholder vote is obtained).

Vote Required and Board of Directors Recommendation

Approval of the Officer Exculpation Proposal requires the affirmative vote of the outstanding shares of Juniper common stock representing a majority of the outstanding shares present at the Special Meeting virtually or by proxy, provided a quorum is present. (i) A failure to vote in person by virtual ballot or by proxy at the Special Meeting, (ii) abstentions and (iii) broker “non-votes” (if any), in each case, will have the same effect as a vote “AGAINST” the Officer Exculpation Proposal. Shares of Juniper common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Juniper Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Juniper common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 4: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). If Juniper Stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Juniper Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Vote Required and Board of Directors Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the outstanding shares of Juniper common stock representing a majority of the outstanding shares present at the Special Meeting virtually or by proxy, whether or not a quorum is present. (i) A failure to vote in person by virtual ballot or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (ii) abstentions will not be counted as votes “FOR” or “AGAINST” and will have no effect on the outcome of the Adjournment Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. Shares of Juniper common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Juniper Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Juniper common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by holders of more than 5% of our common stock, each of our directors; each of our named executive officers; and all of our directors and executive officers as a group. Except for the information about the greater than 5% stockholders, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 21, 2024, by each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 324,368,072 shares of our common stock outstanding on February 21, 2024. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within sixty (60) days of February 21, 2024, and the shares subject to restricted stock unit awards that will be released within sixty (60) days of February 21, 2024, to be outstanding and to be beneficially owned by the person holding the option and the restricted stock unit award for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned(1)
5% Stockholders
The Vanguard Group, Inc.(2)	41,126,775	12.68%
BlackRock, Inc.(3)	34,956,435	10.78%
Dodge & Cox (4)	34,469,105	10.63%
State Street Corporation (5)	16,225,114	5.00%
Directors and Executive Officers
Anne DelSanto	25,643	*
Kevin DeNuccio	13,868	*
James Dolce	24,313	*
Steven Fernandez	7,107	*
Christine Gorjanc	36,443	*
Janet Haugen	36,443	*
Christopher Kaddaras**	70,697	*
Scott Kriens(6)	2,262,820	*
Manoj Leelanivas**	57,046	*
Rahul Merchant(7)	73,813	*
Kenneth Miller(8)**	260,669	*
Robert Mobassaly**	36,061	*
Rami Rahim(9)**	1,025,144	*
William Stensrud(10)	109,837	*
All executive officers and directors as a group (15 persons)	4,082,085	1.26%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
**	(a) For performance-based Company RSU Awards (or portions thereof) that are earned based on the achievement of annual financial performance during a three-year performance period, the equity value is calculated based on the sum of (i) earned, but unvested shares and (ii) target unearned and unvested shares, and (b) for performance-based Company RSU Awards (or portions thereof) that are earned based on the Company’s TSR relative to the S&P 500 Index, the amounts reflect target achievement of such awards.
(1)

The percentages are calculated using 324,368,072 outstanding shares of the Juniper common stock on February 21, 2024, as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, shares beneficially owned by a person or group includes shares of common stock that such person or group has the right to acquire within 60 days after February 21, 2024, which includes, but is not limited to, shares subject to Company RSU Awards or performance-based Company RSU Awards that will vest within 60 days of February 21, 2024.

(2)

Based on information reported, as of December 31, 2023, on Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group and certain of its subsidiaries (collectively, “Vanguard”). According to its Schedule 13G/A, Vanguard reported having the sole power to vote or direct the vote over 0 shares of Juniper common stock, the shared power to vote or direct the vote over 399,796 shares of Juniper common stock, the sole power to dispose of or to direct the disposition of 39,717,010 shares of Juniper common stock and the shared power to dispose or to direct the disposition of 1,409,765 shares of Juniper common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based on information reported, as of December 31, 2023, on Schedule 13G/A filed with the SEC on January 23, 2024, by BlackRock, Inc. and certain of its subsidiaries (collectively, “BlackRock”). According to its Schedule 13G/A, BlackRock reported having the sole power to vote or direct the vote over 31,985,154 shares of Juniper common stock, the shared power to vote or direct the vote over 0 shares of Juniper common stock, the sole power to dispose of or to direct the disposition of 34,956,435 shares of Juniper common stock and the shared power to dispose or to direct the disposition of 0 shares of Juniper common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

Based on information reported, as of December 31, 2023, on Schedule 13G/A filed with the SEC on February 13, 2024, by Dodge & Cox (“D&C”). According to its Schedule 13G/A, D&C reported having the sole power to vote or direct the vote over 32,748,893 shares of Juniper common stock and dispositive power over all shares of Juniper common stock beneficially owned. The address for D&C is 555 California Street, 40th Floor, San Francisco, CA 94014.

(5)

Based on information reported, as of December 31, 2023, on Schedule 13G filed with the SEC on January 29, 2024, by State Street Corporation and certain of its subsidiaries (collectively, “State Street”). According to its schedule According to its Schedule 13G, State Street reported having the sole power to vote or direct the vote over 0 shares of Juniper common stock, the shared power to vote or direct the vote over 9,360,981 shares of Juniper common stock, the sole power to dispose of or to direct the disposition of 0 shares of Juniper common stock and the shared power to dispose or to direct the disposition of 16,171,321 shares of Juniper common stock. The address for State Street is 1 Congress Street, Suite 1, Boston, MA 02114.

(6)

Includes 118,168 shares of Juniper common stock held in trust of which Mr. Kriens is the sole trustee, 97,545 shares of Juniper common stock held in trust of which Mr. Kriens’ spouse is the trustee, 1,860,000 shares of Juniper common stock held by the 2020 Kriens Charitable Remainder Unitrust, of which Mr. Kriens and his spouse are the trustees, and 180,000 shares of Juniper common stock held by KDI Trust LP.

(7)

Includes 6,256 shares of Juniper common stock held in trust of which Mr. Merchant’s wife is the sole trustee and 6,255 shares of Juniper common stock held in trust of which Mr. Merchant is the sole trustee.

(8)	Includes 180,828 shares of Juniper common stock held in a trust of which Mr. Miller is the trustee.
(9)	Includes 840,518 shares of Juniper common stock held by the Rahim Family Trust, of which Mr. Rahim and his spouse are the trustees.
(10)	Includes 109,837 shares of Juniper common stock held in a trust of which Mr. Stensrud is the trustee.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, Juniper will have no public stockholders and there will be no public participation in any future meetings of Juniper Stockholders. However, if the Merger is not completed, Juniper Stockholders will continue to be entitled to attend and participate in stockholder meetings.

Juniper anticipates holding its 2024 annual meeting of Juniper Stockholders. If the Merger is completed, Juniper does not expect to hold future annual meetings thereafter.

Requirements for stockholder proposals to be considered for inclusion in Juniper’s proxy materials. For a stockholder proposal to be considered for inclusion in Juniper’s proxy statement for the 2024 annual meeting of Juniper Stockholders, the written proposal must have been received by the Corporate Secretary of Juniper at its principal executive offices by November 30, 2023. If the date of the 2024 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of the 2023 annual meeting of Juniper Stockholders, the deadline for inclusion of proposals in Juniper’s proxy statement for the 2024 annual meeting of Juniper Stockholders will be a reasonable time before Juniper begins to print and mail its proxy materials for the 2024 annual meeting of Juniper Stockholders. All such proposals also will need to comply with SEC regulations under Rule 14a-8 of the Exchange Act, in which case, Juniper will notify Juniper Stockholders of the deadline in a subsequent report.

Proxy Access. Any Juniper Stockholder (or group of up to 20 Juniper Stockholders) meeting Juniper’s continuous ownership requirements of three percent (3%) or more of Juniper common stock for at least three years prior to such nomination who wishes to nominate a candidate or candidates for election in connection with the 2024 annual meeting of Juniper Stockholders and require Juniper to include such nominee(s) in the proxy statement and form of proxy, must have previously submitted a notice to the Corporate Secretary at the principal executive offices of Juniper no earlier than October 31, 2023 and by November 30, 2023 (i.e., no earlier than the 150th day and no later than the 120th day before the one-year anniversary of the date on which Juniper first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the 2023 annual meeting of Juniper Stockholders). If the date of the 2024 annual meeting of Juniper Stockholders is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one-year anniversary of 2023 annual meeting of Juniper Stockholders, then, for the notice to be timely delivered, it must be received by the secretary not earlier than the close of business on the 120th day prior to the 2024 annual meeting of Juniper Stockholders and not later than the close of business on the later of (i) the ninetieth (90th) day prior to the 2024 annual meeting of Juniper Stockholders or (ii) the 10th day following the day on which public announcement of the 2024 annual meeting of Juniper Stockholders is first made by Juniper.

Requirements for other stockholder proposals and director nominations. Notice of any proposal that a Juniper Stockholder intends to present at the 2024 annual meeting of Juniper Stockholders, but does not intend to have included in Juniper’s proxy statement and form of proxy relating to the 2024 annual meeting of Juniper Stockholders, as well as any director nominations, must be timely delivered to the Corporate Secretary in accordance with the bylaws of Juniper, which require that the proper notice be received by the Corporate Secretary not more than seventy-five (75) days and not less than forty-five (45) days prior to the one year anniversary of the date Juniper first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) to stockholders in connection with the 2023 annual meeting of Juniper Stockholders. In addition, to be in proper form, a stockholder’s notice to the Corporate Secretary must set forth the information required by Juniper’s bylaws.

For the 2024 annual meeting of Juniper Stockholders, the notice must be received no earlier than January 14, 2024 and no later than February 13, 2024. However, if the date of the 2024 annual meeting of Juniper Stockholders is advanced more than thirty (30) days before or delayed by more than sixty (60) days after the anniversary date of the 2023 annual meeting of Juniper Stockholders, then for notice to be timely, the notice must be received by the Corporate Secretary not earlier than the close of business on the one-hundred and twentieth (120th) day prior to the 2024 annual meeting of Juniper Stockholders and not later than the close of business on the later of (i) the ninetieth (90th) day prior to the 2024 annual meeting of Juniper Stockholders or (ii) the tenth (10th) day following the day on which public announcement of the date of the 2024 annual meeting of Juniper Stockholders is first made by Juniper. In no event will the adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period for the giving of a stockholder’s notice as provided above. In addition, Juniper Stockholders who intend to solicit proxies in support of director nominees other than Juniper’s nominees must comply with the additional requirements of Rule 14a-19 under the Exchange Act.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. All notices of proposals and director nominations by Juniper Stockholders should be sent to Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089, Attention: General Counsel and Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates herein by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated herein by reference.

The following Juniper filings with the SEC are incorporated herein by reference:

•	Juniper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 7, 2024; and

•

Juniper’s Current Report on Form 8-K, filed on January 10, 2024 (other than the portions of such documents not deemed to be filed). We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated herein by reference.

You may obtain any of the documents we file with the SEC through the SEC’s website at www.sec.gov, or from our website at https://investor.juniper.net/investor-relations/sec-filings. The information included on our website is not incorporated herein by reference.

You may also request copies of any of the documents we file with the SEC by requesting in writing or by telephone from us at the following address:

Juniper Networks, Inc.

Attn: Investor Relations

1133 Innovation Way

Sunnyvale, California 94089

(408) 745-2000

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, or would like additional copies of this proxy statement or need help voting your shares of Juniper common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

MISCELLANEOUS

Juniper has supplied all information relating to Juniper, and Parent has supplied, and Juniper has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 26, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Juniper Stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

January 9, 2024

among

JUNIPER NETWORKS, INC.,

HEWLETT PACKARD ENTERPRISE COMPANY

and

JASMINE ACQUISITION SUB, INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 9, 2024, among Juniper Networks, Inc., a Delaware corporation (the “Company”), Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation following the Merger and as a wholly-owned Subsidiary of Parent; and

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company; and

WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have (i) determined that it is in the best interests of the stockholders of Parent and Merger Subsidiary, respectively, to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest of any Third Party relating to, in a single transaction or a series of related transactions, (i) any direct or indirect acquisition, purchase, exchange, transfer or license of assets (including equity or voting securities of any Subsidiary of the Company) representing 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable; (ii) any direct or indirect issuance, acquisition, purchase, exchange or transfer of 20% or more of any class of equity or voting securities of the Company; (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party or the equityholders of such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company; or (iv) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with a Third Party involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable, in each case in this clause (iv), in which the stockholders of the Company immediately prior to such transaction will not own, directly or indirectly, at least 80% of the surviving company in the same proportions as immediately prior to such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, foreign or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given such term in Rule 13d-3 under the 1934 Act.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2023.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2023, and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means September 30, 2023.

“Company Certificate” means the Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof.

“Company Data” means all proprietary and confidential data and information collected, generated or used in the conduct of the Company, including all Personal Data in the possession, custody or control of the Company, or otherwise held or processed on the Company’s behalf.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company ESPP” means the Company’s 2008 Employee Stock Purchase Plan, as amended and restated as of May 14, 2020, and as may be further amended and restated following the date hereof in accordance with the terms of this Agreement.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Products” means all products, technologies and services (including Software, platform, infrastructure or other products that are provided as a service, engineering, support and maintenance and other professional services, including education and training programs) that the Company or any of its Subsidiaries makes commercially available.

“Company RSU Award” means (i) each time-vesting restricted share unit award with respect to Shares granted under the Company Stock Plans and (ii) each performance-vesting or performance share award with respect to Shares granted under the Company Stock Plans.

“Company Stock Plans” means the (i) Company’s 2015 Equity Incentive Plan, as amended, (ii) Mist Systems, Inc. 2014 Incentive Plan, (iii) 128T Technology, Inc. Amended and Restated 2014 Equity Incentive Plan, and (iv) Apstra, Inc. Amended and Restated 2014 Equity Incentive Plan.

“Company Systems” means the computer systems and other information technology equipment, including the Software, cloud storage/computing platforms, mobile devices, firmware and hardware, in each case that are owned, leased or licensed by the Company or any of its Subsidiaries for use in the conduct of its business.

“Compensation Committee” means the compensation committee of the Board of Directors.

“Contract” means any contract, lease, indenture, note, bond, mortgage, franchise, license, agreement, instrument or other commitment that, in each case, is legally binding.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection or data security, and applicable to the Company or any of its Subsidiaries, all (i) Applicable Laws, (ii) any internal or externally-facing written policies (including written privacy policies or notices) of the Company or any of its Subsidiaries; (iii) generally accepted industry standards applicable to the industry in which the Company and its Subsidiaries operate and to which the Company or any of its Subsidiaries have agreed or are otherwise legally bound; and (iv) contractual requirements to which the Company or any of its Subsidiaries is subject.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all applicable statutes, laws, regulations or rules relating to the protection of the environment, human health or safety, or pollution, including the use, handling, transportation, treatment, storage, release or threat of release of, or exposure of any Person to, Hazardous Substances.

“Equity Award Exchange Ratio” means the quotient of (i) the Merger Consideration divided by (ii) the volume weighted average price of a Parent Share over the ten (10) trading-day period starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date and ending at the close of trading on the second-to-last trading day prior to the Closing Date, as reported by Bloomberg.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 15, 2023, among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Financing Sources” means each debt provider (including each agent and arranger) that commits to provide Parent or any of its Subsidiaries Debt Financing (including any Persons providing Substitute Financing) pursuant to the Debt Commitment Letter (the “Financing Entities”), and their respective Representatives and other Affiliates; provided that neither Parent nor Merger Subsidiary shall be a Financing Source.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, municipal or local governmental, quasi-governmental, regulatory or administrative authority, or self-regulatory organization, department, ministry, court, arbitrator or arbitral body, other tribunal, commission, commissioner, board, subdivision, bureau, agency or official, including any political subdivision thereof.

“Hazardous Substances” means petroleum and petroleum distillates, polychlorinated biphenyls, friable asbestos or friable asbestos containing materials, PFAS, compounds, substances, products, materials or wastes that are defined, classified, limited or regulated as hazardous, toxic, a contaminant or pollutant, PBT chemicals, or that could give rise to any liability due to their harmful or deleterious properties, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any contract designated to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable; provided that “Indebtedness” shall not include any such obligations of any kind between the Company and any of its Wholly-Owned Subsidiaries or between any Wholly-Owned Subsidiary of the Company and another Wholly-Owned Subsidiary of the Company.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights arising anywhere in the world, whether statutory, based on common law or otherwise, and whether registered or unregistered, including in or with respect to, or arising from, any of the following: (i) works of authorship, including exclusive exploitation rights, copyrights, moral rights of authors, Software and mask works; (ii) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names, URLs, together with all goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) trade secrets, know-how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (iv) patents, utility models, designs and industrial property rights; (v) data and database rights, including any such rights provided by contract; and (vi) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, reexaminations, divisions or reissues of, and applications for, any of the rights referred to in clauses (i) through (v).

“Intervening Event” means any material change, event, occurrence or development with respect to the Company and its Subsidiaries occurring after the date of this Agreement that was not known to, or reasonably foreseeable by, the Board of Directors as of the date of this Agreement (or if known, the material consequences of which were not known or reasonably foreseeable to the Board of Directors as of the date of this Agreement); provided that, none of the following, in and of itself, shall constitute an Intervening Event: (i) any Acquisition

Proposal or consequence thereof, (ii) any breach of this Agreement by the Company, (iii) any change in the market price or trading volume of the Shares or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (iii)), or (iv) the timing of any licenses, authorizations, permits, consents or approvals required to be obtained pursuant to this Agreement prior to the Closing in connection with the transactions contemplated by this Agreement.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(b) of the Parent Disclosure Schedule.

“Lease” means any lease of real property leased, subleased or licensed by the Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, license, sublicense, covenant not to sue, right of first refusal, preemptive right or adverse claim in respect of such property or asset, or any restriction on the voting of any security, any restriction on the transfer of any security or other attribute of ownership of any property or asset.

“Material Adverse Effect” means, (a) with respect to the Company, any effect, change, event, circumstance or occurrence (each an “Effect,” and collectively, “Effects”) that, individually or in the aggregate, (i) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, for purposes of this clause (ii) only, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (A) any Effect to the extent arising out of or attributable to changes after the date hereof in GAAP or other accounting standards or regulations or principles applicable to the Company or any of its Subsidiaries or authoritative interpretations thereof, or other regulatory accounting requirements applicable to the Company or its Subsidiaries, (B) any Effect generally affecting the financial, securities, credit or other capital markets or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates), (C) any Effect to the extent arising out of or attributable to changes after the date hereof in Applicable Law or the binding interpretation thereof, (D) any Effect to the extent arising out of or attributable to geopolitical conditions, acts of war, sabotage or terrorism (including cyberterrorism), outbreak of hostilities, trade war, natural disasters, acts of God, weather or environmental events or health emergencies, pandemics or epidemics or contagions, quarantine restrictions or other similar measures related to public health matters and any governmental or industry responses thereto (or the worsening of any of the foregoing), (E) any Effect to the extent arising from or attributable to the execution or announcement of this Agreement or pendency or the consummation of the transactions contemplated by this Agreement (including the identity of Parent), including any impact on the Company’s and its Subsidiaries’ relationships with employees, contractors, customers, suppliers, distributors, regulators or business partners; provided that the exception in this clause (E) shall not apply for purposes of the representations and warranties in Section 4.04 or any other representations and warranties that are intended to address the consequence of the execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, (F) changes in the market price or trading volume of the Shares (it being understood that this clause (F) shall not prevent a party from asserting any Effect, to the extent not otherwise excluded in the definition of Material Adverse Effect, that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (G) any failure by the Company and its Subsidiaries to meet any internal (including analyst-or financial advisor-prepared) or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent a party from asserting any Effect, to the extent not otherwise excluded in the definition of Material Adverse Effect, that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (H) any action taken or not taken, as applicable, by the Company or any of its Subsidiaries at the written request of Parent or Merger Subsidiary, (I) any action taken by the Company or any of its Subsidiaries that is expressly required to be taken pursuant to this Agreement (other than pursuant to the first paragraph of Section 6.01) or failure to take any action that is expressly prohibited pursuant to this Agreement or (J) the matters set forth on Section 1.01(c) of the Company Disclosure Schedule; provided that the exclusions set forth in clauses (A), (B), (C), and (D) shall only apply to the extent that such Effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate, and (b) with respect to Parent, any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, further that the absence or failure to obtain any consent, approval, waiver or clearance from a Governmental Authority in connection with any of the Required Regulatory Approvals or otherwise required in connection with Section 8.01(a) and Section 8.01(b) shall not in and of itself be a Material Adverse Effect (provided that the exception in this proviso shall not apply for purposes of the representations and warranties in Section 4.03 or Section 5.03, as applicable).

“NYSE” means the New York Stock Exchange.

“Open Source Materials” means any Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (such as the Creative Commons licenses, GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“PBT chemicals” means persistent, bioaccumulative and toxic chemicals.

“Permitted Lien” means (i) Liens reflected on the Company Balance Sheet; (ii) Liens for Taxes (A) that are not due and payable or (B) the validity of which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been maintained in accordance with GAAP; (iii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (v) zoning, building and other similar codes and regulations which are not violated in any material respect by the use and operation of any property of the Company and its Subsidiaries; (vi) in the case of real property, Liens, easements, rights-of-way, covenants, contractual liens, common law liens and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case that do not adversely affect in any material respect the occupancy or use of any property of the Company and its Subsidiaries; (vii) licenses under Intellectual Property Rights granted by the Company or any of its Subsidiaries other than in connection with a security interest or lien; (viii) Liens representing the right of suppliers, vendors, service providers, contractors or subcontractors in the ordinary course of business under the terms of any Contract to which the relevant party is a party under general principles of commercial or government contract law, (ix) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries; and (x) restrictions on transfers of Company Securities or Company Subsidiary Securities as under Applicable Law or, in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means any information, in any form or format, that, alone or in combination with other reasonably available information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be used to identify or be linked with, directly or indirectly, any natural person, or that is otherwise regulated under any applicable privacy, data protection or data security laws applicable to the Company or any of its Subsidiaries, including any personal information, personal data, personally identifiable information, PI or PII.

“PFAS” means per- and polyfluoroalkyl substances.

“Registered Company IP” means all Company IP that is registered or issued under the authority of any Governmental Authority or Internet domain name registrar, including all patents, utility models, registered copyrights, registered mask works and registered Trademarks, registered domain names and all applications for any of the foregoing.

“Required Regulatory Approvals” means any consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period listed on Section 1.01(d) of the Company Disclosure Schedule.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including: (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, operating, organized or resident, or that is a blocked national of, in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, par value $0.00001, of the Company.

“Software” means all software and computer programs, whether in source code, object code or other form, including (i) software implementations of algorithms, architecture, models, menus, buttons, icons and methodologies, firmware and application programming interfaces, and (ii) any documentation, including user documentation, user manuals and training materials, files, scripts, design notes, programmers’ notes and records, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar law or regulation, including Section 203 of the DGCL, and any similar provisions in the Company Certificate or bylaws of the Company.

“Tax” means any and all U.S. federal, state, local and foreign taxes, assessments, levies, customs duties, tariffs, imposts and other like charges and fees of any kind whatsoever imposed by any Governmental Authority, including any income, alternative or add-on minimum, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, windfall profits or other tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether or not disputed.

“Tax Return” means any report, return, document, declaration, statement, notice, schedule, form, election, certificate, claim for refund or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any of the foregoing, and including any schedule, supplement or attachment thereto and any amendments thereof.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent, the Company or any of their respective Affiliates.

“Trade Controls” means (a) all applicable trade, export control, import, customs and antiboycott laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part 30), and Section 999 of the Code; and (b) all applicable trade, export control, import and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Treasury Regulations” means the regulations promulgated under the Code.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person if all of the equity ownership interests in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by Applicable Law) is owned directly or indirectly by such Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Anti-Corruption Laws	4.12(b)
Antitrust Laws	4.03
Burdensome Condition	8.01(b)
Certificates	2.03(a)
Clean Team Agreement	6.02
Closing	2.01(b)
Closing Date	2.01(b)
Common Interest Agreement	6.02
Company	Preamble
Company Board Recommendation	4.02(b)

Term	Section
Company DC Plan	7.03(c)
Company Equity Awards	4.05(c)
Company Option Award	2.05(a)
Company Preferred Stock	4.05(a)
Company Related Parties	11.04(b)(iv)
Company SEC Documents	4
Company Securities	4.05(b)(iv)
Company Stockholder Approval	4.02(c)
Company Stockholders’ Meeting	6.04(b)
Company Subsidiary Securities	4.06(b)(iii)
Company Termination Fee	11.04(b)(i)
Company Trademark	4.16(e)
Confidentiality Agreement	6.02
control	1.01
controlled by	1.01
Covered Employees	7.03(a)
D&O Tail Policy	7.02(b)
Data Transfer Agreement	6.02
Debt Commitment Letter	5.08
Debt Financing	5.08
Defaulting Party	11.04(d)
DOJ	8.01(b)
Effective Time	2.01(c)
e-mail	11.01
Employee Plan	4.18(a)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Existing Debt Modification	6.06
Final Offering Period	2.05(d)
FTC	8.01(b)
Indemnified Person	7.02(a)
Internal Controls	4.07(e)
Material Contracts	4.22(a)
Material Lease	4.15(b)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.18(c)
Non-Defaulting Party	11.04(d)
Owned Real Property	4.15(b)
Parent	Preamble
Parent Option Award	2.05(a)
Parent Plans	7.03(b)
Parent Related Parties	11.04(b)(iii)
Parent RSU Award	2.05(c)
Parent Shares	2.05(a)
Parent Termination Fee	11.04(c)(i)
Payoff Letter	6.06
Premium Cap	7.02(b)
Proxy Statement	4.03
Remedy Actions	8.01(b)

Term	Section
Representatives	4.09(c)
Specified Date	10.01(b)(i)
Substitute Financing	7.04(c)
Superior Proposal	6.03(e)
Surviving Corporation	2.01(a)
Top Customers	4.13(b)
Top Suppliers	4.13(a)
Uncertificated Shares	2.03(a)
under common control with	1.01

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” shall not be exclusive. The word “extent” or phrase “to the extent” means the degree to which something extends and does not mean merely “if.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “ordinary course” or “ordinary course of business” or words of similar import with respect to any Person shall mean action taken, or omitted to be taken, by such Person in the ordinary course of such Person’s business. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof (provided, that any such references in the Company Disclosure Schedule shall only refer to such amendments, modifications or supplements made available by or on behalf of the Company to Parent prior to the date hereof). References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “made available” with respect to any document or other information mean such document or other information was (i) provided by one party or its Representatives to the other party or its Representatives, (ii) uploaded by a party or its Representatives to the virtual data room of such party available to the other party or its Representatives or (iii) filed by a party with the SEC and publicly available on EDGAR, in each case by no later than 12:00 pm Pacific Time as of the date of this Agreement. References to “law” or “laws” shall be deemed also to include any Applicable Law. References to the date hereof mean to the date of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 am, New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, (i) each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $40.00 per Share in cash, without interest (the “Merger Consideration”) and (ii) as of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.00001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section  2.02(c)).

Section 2.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02(a). Promptly after the Effective Time (but not later than three (3) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of such Shares at the Effective Time (1) in the case of holders of Certificates, a letter of transmittal in reasonable and customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.08) to the Exchange Agent) and instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal and (2) in the case of Uncertificated Shares not held through DTC, reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Uncertificated Shares.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or an affidavit of loss in lieu thereof pursuant to Section 2.08), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares not held through DTC, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share, without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates, Uncertificated Shares or any other securities pursuant to this Agreement.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall have paid to the Exchange Agent any transfer and other similar Taxes required as a result of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share or shall have established to the satisfaction of the Exchange Agent and Parent that such Taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares that have been converted into the right to receive the Merger Consideration are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent, Merger Subsidiary or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding as of immediately prior to the Effective Time (other than such Shares converted or canceled, as applicable, pursuant to Section 2.02(b) or Section 2.02(c)) and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and has properly exercised appraisal rights in respect of such Shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such Shares determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares or transfer of such Uncertificated Shares, as the case may be, in accordance with Section 2.03. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand or agree to do any of the foregoing.

Section 2.05. Treatment of Company Equity Awards.

(a) At the Effective Time, each option to purchase Shares granted under the Company Stock Plans (a “Company Option Award”) that is outstanding immediately prior to the Effective Time shall be converted into an option (a “Parent Option Award”) to acquire (A) that number of whole shares of common stock, par value $0.01 per share, of Parent (“Parent Shares”) (rounded down to the nearest whole number of shares) equal to the product of (x) the number of Shares underlying such Company Option Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Share of such Company Option Award by (y) the Equity Award Exchange Ratio. Except as otherwise provided in the foregoing, each such Parent Option Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Option Award immediately prior to the Effective Time.

(b) At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time and held by a non-employee member of the Board of Directors shall vest in full and be cancelled and converted into the right to receive an amount of cash equal to the product of (A) the number of Shares that were subject to such Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Merger Consideration.

(c) At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time and that is not covered by Section 2.05(b) of this Agreement shall be converted into a restricted stock unit award that corresponds to Parent Shares (each, a “Parent RSU Award”) with respect to a number of Parent Shares (rounded to the nearest whole number of shares) equal to the product of (i) the number of Shares underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. For purposes of clause (i) of the immediately preceding sentence, the number of Shares underlying a performance-vesting Company RSU Award shall be determined (A) in respect of performance or measurement periods that have been completed and for which the Compensation Committee has determined performance achievement on or prior to the Closing Date, based on actual performance determined by the Compensation Committee (or in the case of such awards assumed by the Company from prior acquisitions, any management committee or other committee established by the Board of Directors or authorized committees thereof) in accordance with the terms thereof in the ordinary course of business consistent with past practice, and (B) in respect of all other performance or measurement periods, with applicable performance goals deemed achieved at target performance levels (or if the maximum number of shares issuable under such performance-vesting Company RSU Award is 100% of the “target” level, such “target” level), except that the achievement of TSR performance goals shall be determined based on actual performance in connection with the transactions contemplated by this Agreement pursuant to the applicable award agreement. Except as otherwise provided in the foregoing, each Parent RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time, except that any such Parent RSU Award corresponding to a performance-vesting Company RSU Award shall no longer be subject to performance-based vesting.

(d) The Company shall take such action as may be necessary or appropriate under the Company ESPP to ensure, provide for or cause the following to occur: (i) except for any offering period under the ESPP that is in effect on the date hereof (the “Final Offering Period”), no new offering period under the Company ESPP will commence during the period from the date of this Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement; and (iii) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. If the Effective Time would occur during any Final Offering Period, (i) the accumulated contributions of the participants in such offering period shall be used to purchase Shares as of such date as the Company determines in its sole discretion (provided that such date shall be no later than five (5) Business Days prior to the

Effective Time), (ii) the participants’ accumulated contributions under the Company ESPP shall be used to purchase Shares in accordance with the terms of the Company ESPP as of the date determined in accordance with the foregoing clause (i), and (iii) purchase rights under such offering period shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the Company ESPP. As promptly as practicable following the purchase of Shares in accordance with the immediately foregoing clause (ii), the Company shall return to each participant the funds, if any, that remain in such participant’s account under the Company ESPP after such purchase.

(e) Parent shall cause the Surviving Corporation to pay to each holder of a Company RSU Award any amounts that become due pursuant to this Section 2.05, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(f) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plans and the Company ESPP) shall adopt resolutions, provide any notices, obtain any consents or take any other actions as are necessary or appropriate to provide for the transactions contemplated by this Section 2.05.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or similar transaction, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of any Company Option Award outstanding as of the date hereof), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide Parent and the holders of Shares and equity awards of the Company the same economic effect for the aggregate Shares and equity awards of the Company held thereby, as applicable, as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.06 shall permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, Parent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation, Parent or other applicable withholding agent, as the case may be, so deducts and withholds amounts and timely remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that, other than with respect to any consideration or other amounts payable pursuant to Section 2.05, each of the Surviving Corporation and Parent, as the case may be, shall use commercially reasonable efforts to provide the Company advance notice of any anticipated deduction or withholding and to cooperate with the Company to reduce or eliminate any amounts that would otherwise be deducted or withheld.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated such that the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided that the name of the Surviving Corporation shall be “Juniper Networks, Inc.”

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated such that the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided that the name of the Surviving Corporation shall be “Juniper Networks, Inc.”

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents publicly filed by the Company with the SEC or publicly furnished by the Company to the SEC, in each case, on or after January 1, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to own, lease and operate its properties and assets and carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the Company Certificate and bylaws of the Company, each as amended to the date of this Agreement, are on file with the SEC. The Company is not in violation in any material respect of any provisions of the Company Certificate or bylaws of the Company.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and, except for the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held on or prior to the date hereof, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, to recommend the adoption of this Agreement and approval of the Merger by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders, each of which resolutions, as of the date hereof, have not been rescinded, modified or withdrawn in any way.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting, is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, notification to, or approval or consent of, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, EU Merger Regulation, EU Foreign Subsidies Regulation, and competition, merger control, antitrust, foreign investment or similar Applicable Law of any other jurisdiction outside of the United States (such Applicable Laws, collectively with the HSR Act, “Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Company Certificate or bylaws of the Company or the articles of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Material Contract or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property or asset of the Company or any of its Subsidiaries (including any Intellectual Property Rights), with only such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.00001 per share, of the Company (the “Company Preferred Stock”). At the close of business on January 5, 2024, there were (i) 320,272,100 Shares outstanding; (ii) an aggregate of 3,004,557

Shares reserved for future issuance under the Company Stock Plans; (iii) an aggregate of 624,380 Shares subject to outstanding Company Option Awards; (iv) an aggregate of 14,432,738 Shares subject to outstanding time-vesting Company RSU Awards, and an aggregate of 4,720,011 Shares subject to outstanding performance-vesting Company RSU Awards (assuming maximum performance in respect of incomplete performance or measurement periods); (v) 3,631,005 Shares reserved for future issuance pursuant to the Company ESPP; and (vi) no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plans or the Company ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(b) Except as set forth in Section 4.05(a) and Section 4.05(c) of the Company Disclosure Schedule and except for changes since January 5, 2024 resulting from the exercise, settlement or forfeiture of Company Equity Awards outstanding on such date, in each case in accordance with the terms of the Company Stock Plans and Company Equity Award, as of the date hereof there are no issued, reserved for issuance or outstanding (i) Shares, shares of Company Preferred Stock, Company Option Awards, Company RSU Awards or other shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) subscriptions, warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Other than the Company Stock Plan and the award agreements thereunder governing the Company Option Awards and Company RSU Awards, there are no stockholder agreements or voting trusts (or other agreements or commitments), in each case, restricting the transfer or affecting the voting rights of any Company Securities to which the Company or any of its Subsidiaries is a party or is bound, and there are no outstanding agreements, commitments or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company. Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on matters on which the holders of Shares have the right to vote. No Company Securities are owned by any Subsidiary of the Company.

(c) Section 4.05(c) of the Company Disclosure Schedule sets forth a true and correct list, as of the close of business on January 5, 2024, of each Company Option Award and each Company RSU Award (collectively, “Company Equity Awards”), including with respect to each Company Equity Award, as applicable (i) the employee or grantee identification number, (ii) the number of Shares underlying such award (assuming maximum performance in respect of incomplete performance or measurement periods), (iii) the date on which such award was granted, (iv) the exercise price for options, (v) whether such award is a nonqualified stock option or intended to qualify as an incentive stock option under the Code, and (vi) the vesting schedule. Each Company Option Award has an exercise price per share that is at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying shares on the date of grant.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company is duly organized, is validly existing and (where applicable) is in good standing (or equivalent concept to the extent applicable) under the laws of its jurisdiction of organization, and has all organizational powers required to own, lease and operate its properties and assets and carry on its business as now conducted, except where the failure of such has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) All of the outstanding capital stock and other voting securities of, and ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and is owned by the Company, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws). Except for shares of capital stock or voting securities of or ownership interests in the Company’s Subsidiaries that are owned by the Company or a Wholly-Owned Subsidiary of the Company, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, or securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) subscriptions, warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in or any securities convertible into or exchangeable or exercisable for, any capital stock or other voting securities of or ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding agreements, commitments or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Subsidiary Securities. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other Person other than the Subsidiaries of the Company. There are no outstanding agreements, commitments or obligations of the Company or any Company Subsidiary to purchase, subscribe for or otherwise acquire equity or similar interests, or make any investment (in the form of loan, capital contribution or similar transaction) in, any corporation, partnership, joint venture or other Person other than any Wholly-Owned Subsidiary of the Company.

(c) All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.06(c) of the Company Disclosure Schedule.

(d) Each certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company is in full force and effect and the Company has made available to Parent prior to the date hereof a true and complete copy, in all material respects, of each of the foregoing, as in effect as of the date of this Agreement. None of the Subsidiaries of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, prospectuses, registration statements and other documents required to be filed or furnished to the SEC by the Company since January 1, 2021. None of the Subsidiaries of the Company is, or at any time since January 1, 2021 has been, required to file any reports, schedules, forms, statements or other documents with the SEC.

(b) As of its filing date (or if amended, supplemented or superseded by a filing following the date hereof, then on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Document was filed or furnished.

(c) As of its filing date (or if amended, supplemented or superseded by a filing following the date hereof, then on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document filed pursuant to the 1933 Act, as of the date such Company SEC Document was filed (or if amended, supplemented or superseded by a filing following the date hereof, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company, in material compliance with Rule 13a-15 under the 1934 Act, (i) has designed and at all times since January 1, 2021, has maintained (A) internal control over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements (“Internal Controls”) and (B) disclosure controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in Internal Controls which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. The Company has made available to Parent true and complete copies of all such disclosures as described in Section 4.07(e)(ii) made by management to the Company’s auditors and the audit committee of the Board of Directors of the Company since January 1, 2021 and prior to the date hereof.

(f) Since January 1, 2021, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or any auditor of the Company or any of its Subsidiaries has identified, or otherwise been made aware of, any material written complaint, allegation, assertion or claim regarding improper accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in fraudulent accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of applicable securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries, or by any of their respective officers, directors, employees or agents, to the Board of Directors of the Company or any committee thereof or to the general counsel of the Company.

(g) As of the date of this Agreement, there are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or, to the knowledge of the Company, its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

(h) Since January 1, 2021, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(i) Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference in any Company SEC Document filed after the date hereof that is based on information supplied by or on behalf of Parent or Merger Subsidiary specifically for inclusion or incorporation by reference in such Company SEC Document.

Section 4.08. Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes to such financial statements), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited financial statements, for the absence of footnote disclosure and subject to normal year-end audit adjustments not material in amount in the case of any unaudited interim financial statements).

(b) Neither the Company nor any of its Subsidiaries is a party to or is otherwise subject to (or subject to any commitment to enter into) any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.09. Proxy Statement.

(a) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and first made available to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the 1934 Act.

(b) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and made available to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Subsidiary specifically for inclusion or incorporation by reference in the Proxy Statement.

(c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent or Merger Subsidiary or any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (“Representatives”) specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. From December 31, 2022, through the date of this Agreement, (a) (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business (except for matters relating to the transactions contemplated hereby and this Agreement and discussions, negotiations and transactions related thereto) and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(d), (e), (n) or (s) (to the extent relating to the foregoing clauses); and (b) there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be set forth on the financial statements of the Company or the notes thereto other than: (a) liabilities to the extent disclosed, reflected or reserved against, and provided for in the Company Balance Sheet (or in the notes thereto); (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities incurred under executory Contracts to which the Company or any of its Subsidiaries is a party (other than as a result of any breach or default thereof); (d) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (e) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

Section 4.12. Compliance with Laws; Anti-Corruption.

(a) The Company and each of its Subsidiaries is, and since January 1, 2021, have been, in compliance with, and conduct their respective businesses in conformity with, all Applicable Laws, except where the failure to so comply or conform has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since January 1, 2019, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company, any of its Subsidiaries nor any director, officer or any employee thereof nor, to the Company’s knowledge, any other Representative of the Company or any of its Subsidiaries in each case, acting on behalf of the Company or any of its Subsidiaries, has (i) violated or is violating any Applicable Laws applicable to the Company and its Subsidiaries concerning or relating to bribery, corruption, fraud or improper payments, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and any Applicable Laws enacted in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “Anti-Corruption Laws”), (ii) made any false, fictitious or misleading entries in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund or has maintained, or is maintaining, any illegal secret or unrecorded fund, (iii) directly or indirectly made, given, offered, facilitated, promised or authorized any payment, contribution, gift, entertainment, bribe, rebate, payoff, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Person employed by a Governmental Authority for the purpose of securing an unlawful advantage, inducing the recipient to violate an official or lawful duty, reward the recipient for an unlawful advantage already given, or for any other improper purpose, (iv) been or is, to the Company’s knowledge, under administrative, civil or criminal investigation, indictment, information, suspension, debarment or audit by any Governmental Authority, in connection with alleged or possible violations of any Anti-Corruption Laws, or (v) received written notice or inquiry from, or made a voluntary or involuntary disclosure to, the United States Department of Justice, the Securities and Exchange Commission, the UK Serious Fraud Office, or any other Governmental Authority, received a whistleblower report or conducted any internal investigation or audit, regarding alleged or possible violations of any Anti-Corruption Laws. The Company and its Subsidiaries have in place controls and systems designed to monitor and reasonably ensure compliance with Anti-Corruption Laws.

(c) The Company and its Subsidiaries have, in the past five (5) years: (i) materially complied with applicable Trade Controls and Sanctions; (ii) not engaged in a transaction or dealing with or involving a

Sanctioned Country or Sanctioned Person; (iii) reasonably designed, maintained in place and implemented controls and systems to comply with applicable Trade Controls and Sanctions; (iv) not submitted a voluntary or directed disclosure to any Governmental Authority or, to the Company’s knowledge, been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified of any such pending or threatened actions; and (v) not identified any material violations of any applicable Trade Controls and Sanctions.

(d) Neither the Company nor any of its Subsidiaries, nor any director or officer, or, to the knowledge of the Company, agent, employee or affiliate of the Company or any of its Subsidiaries is: (i) a Sanctioned Person; (ii) subject to disbarment, any list-based designations or other sanctions or restrictions under any Trade Controls; or (iii) engaged in transactions, dealings or other activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

Section 4.13. Suppliers and Customers.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) suppliers measured by the aggregate amounts paid by the Company and its Subsidiaries to such supplier and its Affiliates during the nine (9) months ended September 30, 2023 (collectively, the “Top Suppliers”). Since September 30, 2023, and as of the date hereof, (i) there has been no termination of any business relationship of the Company or any of its Subsidiaries with any Top Supplier, (ii) there has been no change in the terms of its business relationship with any Top Supplier in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iii) no Top Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate or materially reduce its business relationship with the Company or its Subsidiaries .

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) end customers as measured by the aggregate revenue recognized for such customer and its Affiliates to the Company or any of its Subsidiaries during the nine (9) months ended September 30, 2023 (collectively, the “Top Customers”). As of the date hereof, no Top Customer has cancelled or otherwise terminated or, to the knowledge of the Company, threatened in writing to cancel or terminate, or otherwise materially reduce, its business relationship with the Company.

Section 4.14. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by, or order of, any Governmental Authority, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15. Properties.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case free and clear of all Liens, except Permitted Liens.

(b) Section 4.15(b)(i) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or a Subsidiary of the Company owns good and valid title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. There is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property. Section 4.15(b)(ii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all Leases with annual base rent payments by the Company or any Subsidiary of the Company of $3,000,000 or more in 2023 or 2024, as applicable (each, a “Material Lease”), true and complete copies of which have been made available to Parent prior to the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Material Lease under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid, with respect to the Company and, to the knowledge of the Company, the other party, binding, and in full force and effect and enforceable in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) since January 1, 2021, neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Material Lease.

Section 4.16. Intellectual Property Rights; Company Products.

(a) As of the date hereof, Section 4.16(a) of the Company Disclosure Schedule sets forth a true in all material respects and complete list of all Registered Company IP (excluding Internet domain names that are not material to the provision or promotion of the Company Products)), indicating for each item of Registered Company IP, as applicable, the (i) title/mark/identifier, (ii) application number, (iii) with respect to any pending applications only, the filing date, (iv) jurisdiction, (v) with respect to registered or issued Registered Company IP, the registration, issuance or grant date, (vi) registration, issuance or grant number, and (vii) owner(s) (and, if different from the legal owner(s), the record owner(s)). All Registered Company IP material to the business of the Company and its Subsidiaries is (x) subsisting and, to the knowledge of the Company, excluding any pending applications included in Registered Company IP, valid, in full force and effect and enforceable, and (y) to the knowledge of the Company, not subject to any order, ruling or determination of any Governmental Authority that impairs or limits the validity, scope, registrability, duration or enforceability of, or the Company’s or its Subsidiaries’ ownership of or ability to use or exploit, any such Registered Company IP. To the knowledge of the Company, as of the date hereof, except as would not result in the lapse or abandonment of any material Registered Company IP, all fees and filings due with respect to Registered Company IP have been timely and accurately made.

(b) To the knowledge of the Company, (i) the Company and its Subsidiaries together exclusively own all material Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (except for the right, title and interest of any owner or co-owner disclosed on Section 4.16(a) of the Company Disclosure Schedule) free and clear of all Liens (other than Permitted Liens), and (ii) as of the date hereof there is no action, suit, investigation or proceeding pending or, since January 1, 2021, threatened, challenging the legality, validity, enforceability, registration, use or ownership of any such Registered Company IP or Intellectual Property Rights.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own or have a valid right to use and practice all Intellectual Property Rights used in, practiced by or necessary for the current (other than described herein) conduct of their respective businesses, including for the development, manufacturing, having developed or manufactured, sale, provision, marketing, distribution, commercialization and other exploitation of Company Products, together with any products and services expected to be launched within the next three (3) months and that are expected to be material to the business of the Company and its Subsidiaries, but excluding other future products in development, all of which rights shall survive the consummation of the transactions contemplated by this Agreement (including the Merger) on substantially the same terms, without termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit.

(d) Section 4.16(d) of the Company Disclosure Schedule includes a true and complete list of all Contracts that, at or following the Closing, alter, encumber, extinguish, or otherwise impair, or purport to alter, encumber, or extinguish, in a manner that could reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the right of Parent or any of its Subsidiaries to develop, use, sell, license, or otherwise dispose of any Intellectual Property Rights of Parent or any of its Subsidiaries, or any products or services of Parent or any of its Subsidiaries, or to bring any action for the infringement, misappropriation or other violation of, any material Intellectual Property Rights owned or controlled by Parent or any of its Subsidiaries (excluding the Company and its Subsidiaries), and the Company or any of its Subsidiaries has made available to Parent all such Contracts.

(e) Except as would not reasonably be expected to, individually or in the aggregate, result in material liability or material disruption, or otherwise be materially adverse to the businesses of the Company or its Subsidiaries, since January 1, 2021, (i) neither Company nor any of its Subsidiaries, nor the development, manufacture, having developed or manufactured, sale, provision, marketing, distribution or commercialization by or on behalf of the Company or its Subsidiaries, or, to the knowledge of the Company, the use or other exploitation by customers of the Company or its Subsidiaries, of the Company Products in connection with their business, have infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, (ii) no claim, action, suit, investigation or proceeding has been asserted or threatened in writing or, to the knowledge of the Company, otherwise threatened, alleging any such infringement, misappropriation or other violation as described in the immediately foregoing clause (i), and (iii) to the knowledge of the Company, no Trademark included in the Registered Company IP (“Company Trademark”) conflicts or interferes with any Trademark of any other Person and the Company and its Subsidiaries have taken commercially reasonable steps to protect and enforce each of the Company Trademarks in each jurisdiction where such Company Trademarks have been used or registered.

(f) Except for actual or alleged infringement, misappropriation or other violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, (i) neither the Company nor any of its Subsidiaries has asserted or threatened any action, suit, investigation or proceeding against any other Person alleging any infringement, misappropriation or other violation with respect to Company IP, and (ii) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company IP.

(g) To the knowledge of the Company, all Persons who have contributed to the creation, invention or development of any material Intellectual Property Rights within the scope of their work for or on behalf of the Company or its Subsidiaries, have assigned to the Company or a Subsidiary, as applicable, all of their right, title and interest therein to the extent permitted by Applicable Law (other than such rights that vest with the Company or its Subsidiaries by operation of law) and no such Person retains or, to the knowledge of the Company, claims to retain, any right, title or interest in or to any such material Intellectual Property Rights or any other material Company IP.

(h) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, (i) the Company and its Subsidiaries have taken commercially reasonable actions, in a manner substantially consistent with applicable industry practices, to maintain and protect the confidentiality of all confidential information material to the business of the Company and its Subsidiaries, including any trade secrets (including source code with respect to any Company Products), and (ii) no Person has accessed any such material confidential information other than pursuant to written and valid contracts reasonably restricting the use and disclosure of such information, that have not, to the knowledge of the Company, been breached in any material respect.

(i) To the knowledge of the Company, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create material Company Products or any material Company IP, in each case, except for any such funding or use of facilities or personnel that has not and would not reasonably be expected to result in such Governmental Authority or institution obtaining any ownership rights to (or the right to obtain any ownership rights to) such material Company Products or material Company IP, or any rights to receive royalties or other rights to commercially exploit any material Company Products or material Company IP.

(j) To the knowledge of the Company, the Company has not used, incorporated, combined, linked, made available for remote access or distributed any Open Source Materials in a manner that requires that any material proprietary Software included in Company Products be (i) disclosed or distributed or otherwise made available in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or minimal charge or (iv) licensed under the same license as such Open Source Materials. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, the Company and its Subsidiaries have complied with their respective obligations and all terms and conditions of their licenses in Open Source Materials, and neither the Company nor any of its Subsidiaries has received any written notice or complaint alleging that it has failed to comply with the terms and conditions of any license to any Open Source Materials.

(k) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, standards-setting organizations, multi-party special interest industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future copyrights or patents to any Person or to refrain from asserting any existing or future copyrights or patents against any Person in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, no proprietary source code of any Software used in any Company Product has been disclosed by the Company or any of its Subsidiaries to any Person, except for disclosure to employees or individual independent contractors of the Company or such Subsidiaries who are bound by confidentiality agreements with respect to such disclosure.

(m) To the knowledge of the Company, (i) Section 4.16(m) of the Company Disclosure Schedule includes a true and complete list of all escrow agreements with respect to source code constituting material Company IP, and the Company or any of its Subsidiaries has made available to Parent all such agreements, and (ii) (A) no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or any Subsidiary has deposited any such material source code to require release of such material source code from escrow and (B) the consummation of the transactions contemplated hereby (including the Merger) will not constitute a source code escrow release condition to require release of such material source code from escrow.

(n) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, since January 1, 2021, there have been no (i) defects or malfunctions with respect to any Company Products, or (ii) claims threatened in writing or asserted against the Company or any of its Subsidiaries alleging any such defects or malfunctions, including with respect to any contractual obligation or warranty provided by or on behalf of the Company or its Subsidiaries. Since January 1, 2021, no Company Product has been subject to any recall.

(o) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.16, Section 4.22(a)(vi) and Section 4.22(a)(vii) are the only representations and warranties made by the Company or its Subsidiaries in this Agreement with respect to the validity of, the right to register, or the infringement, misappropriation, dilution or other violation of, a third party’s Intellectual Property Rights.

Section 4.17. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns required by Applicable Law to be filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries have been filed when due (taking into account applicable valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, complete and correct in all respects.

(b) The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) to the appropriate Governmental Authority all Taxes due and payable by it (whether or not shown on any Tax Return). Each of the Company and its Subsidiaries has (i) timely withheld, deducted and collected all Taxes required to have been withheld, deducted or collected in connection with amounts paid, received or owing to or from any employee, creditor, stockholder, independent contractor, customer or other third party; (ii) timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Authority; and (iii) otherwise complied with all Applicable Law relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(c) The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) in accordance with GAAP.

(d) There is no claim, audit, action, suit, dispute, examination, investigation or other proceeding ongoing, pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Taxes or Tax Returns.

(e) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Applicable Law).

(f) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(g) No jurisdiction in which the Company or a Subsidiary of the Company does not file Tax Returns of a particular type has made a claim in writing that the Company or such Subsidiary is or may be liable for Tax, or required to file Tax Returns, of such type in that jurisdiction. None of the Company or any of its Subsidiaries (i) is or has been resident for Tax purposes in a country outside of its country of organization or incorporation; (ii) has, or has ever had, a permanent establishment or other taxable presence in any country other than its country of organization or incorporation; or (iii) is, or has ever been, subject to income Tax in any country outside its country of incorporation or organization.

(h) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any modification, waiver or extension of time within which to file any Tax Return, and no request for any such modification, waiver or extension is currently pending. Neither the Company nor any of its Subsidiaries has granted any extension, modification or waiver of the limitation period applicable to any Tax or Tax Return (including with respect to the payment, assessment or collection of any Tax) that remains in effect and no request for any such extension, modification or waiver is currently pending.

(i) No adjustment with respect to any Tax Return, claim for any additional Tax, or deficiency for Taxes has been received by the Company or any of its Subsidiaries, which adjustment, claim or deficiency has not been fully resolved or paid.

(j) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or any of its Subsidiaries), (ii) is a party to or bound by, or has any obligation under, any agreement or arrangement relating to the apportionment, sharing, assignment, allocation or indemnification of or for any Tax or Tax asset (other than (A) an agreement solely between or among the Company and/or any of its Subsidiaries or (B) a commercial agreement entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters) or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax law), as transferee or successor, by Contract or otherwise. None of the Company or its Subsidiaries has made an election under Section 965(h) of the Code.

(k) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law).

Section 4.18. Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of each material Employee Plan sponsored or maintained in those jurisdictions set forth on Section 4.18(a)(i) of the Company Disclosure Schedule and as soon as practicable after the date of this Agreement, but no later than sixty (60) days thereafter, a correct and complete list of each material Employee Plan sponsored or maintained in any jurisdiction other than those set forth in Section 4.18(a)(i) of the Company Disclosure Schedule shall be set forth on Section 4.18(a)(ii) of the Company Disclosure Schedule. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance or similar contract, plan, practice, arrangement or policy and each other plan, agreement, program, practice or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to, or required to be maintained, administered or contributed to, by the Company or any ERISA Affiliate and covers or is for the benefit of any employee or former employee or other individual service provider of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, in each case, other than any plan, program or arrangement maintained by a Governmental Authority to which the Company or any of its Subsidiaries is required to contribute pursuant to Applicable Law. The Company has made available to Parent, as of the date hereof for Employee Plans sponsored or maintained in the United States, and as soon as practicable after the date of this Agreement, but no later than sixty (60) days thereafter, for Employee Plans sponsored or maintained outside the United States, true and correct and complete copies, to the extent applicable, of (i) all material Employee Plans (and, if applicable, all related trust or funding agreements or insurance policies) and all material amendments thereto (in the case of unwritten Employee Plans, written summaries of the terms thereof), (ii) the most recent annual report (Form 5500 including all schedules thereto) and tax return (Form 990), if any, prepared in connection with any material Employee Plan or trust provided pursuant to clause (i), (iii) the most recent summary plan description and material modifications thereto with respect to any material Employee Plan provided pursuant to clause (i), (iv) the most recent financial statements and actuarial reports for each material Employee Plan, (v) the most recent IRS determination letter or opinion letter upon which the Company may rely regarding its qualified status under the Code for each material Employee Plan, and (vi) all material non-routine correspondence received by the Company from any Governmental Authority with respect to each material Employee Plan in the last three (3) years.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Effective Time, and (ii) without limiting the generality of the foregoing, neither the Company nor any of its their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six (6) years contributed to or been obligated to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate nor any predecessor thereof has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(d) Each Employee Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Employee Plan has been established, administered and maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Employee Plan, and (ii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Employee Plan in respect of current or prior plan years have been paid or, to the extent not required to be paid, accrued to the extent required to be accrued in accordance with GAAP. No Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(e) Except as provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (whether alone or together with any subsequent event) (i) entitle any employee or other individual service provider of the Company or any of its Subsidiaries to any severance pay, any increase in severance pay or any other compensatory payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Employee Plan or otherwise, (iii) increase any benefits under any Employee Plan or otherwise, or (iv) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust, other than, in each case of clauses (i)—(iv), immaterial compensatory payments or benefits to employees or other individual service providers located outside the United States. Without limiting the generality of the foregoing, there is no Employee Plan, contract, plan or arrangement (written or otherwise) covering any current or former employee or other individual service provider of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(f) No Employee Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise, except for reimbursements unrelated to Section 4999 or 409A that would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Employee Plan provides health, medical, life insurance or other welfare benefits to current or former employees or other individual service providers of the Company or its Subsidiaries beyond their retirement or other termination of employment, except as required by Section 4980B of the Code.

(h) Except as has not had (other than with respect to threatened actions, suits, investigations, audits or proceedings, claims, lawsuits or arbitrations covered under clauses (i) and (ii) of this Section 4.18(h)) and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no action, suit, investigation, audit or proceeding pending against or involving or threatened against or involving, any Employee Plan, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plan before any Governmental Authority or otherwise and (ii) there are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and no set of circumstances exists that may be reasonably likely to give rise to a claim or lawsuit against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans.

(i) Except as has not had since January 1, 2021, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Employee Plans maintained pursuant to the laws of a jurisdiction other than the United States and all such plans or arrangements applicable to employees outside the United States (i) that are mandated by Applicable Law have been maintained in accordance with all applicable requirements (including Applicable Law), (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions.

Section 4.19. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or similar agreement with a labor union, works council or other labor organization. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, certification or representation proceeding or other organizing effort by a labor union or representative thereof seeking to represent any employees of the Company or any of its Subsidiaries, or (iii) pending lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Each of the Company and its Subsidiaries is in compliance with all Applicable Laws respecting employment and employment practices, including terms and conditions of employment, discrimination in employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours and occupational safety and health, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Since January 1, 2021 through the date of this Agreement, (i) to the knowledge of the Company, no allegations of sexual or other unlawful harassment or discrimination have been made against any current or former employee of the Company or its Subsidiaries at the level of Senior Vice President or above in connection with their employment, (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or other unlawful harassment or discrimination by any current or former employee of the Company or its Subsidiaries at the level of Senior Vice President or above, and (iii) to the knowledge of the Company, there have been no, and there are no proceedings currently pending or threatened, related to any allegations of sexual or other unlawful harassment or discrimination by any current or former employee of the Company or its Subsidiaries at the level of Senior Vice President or above in connection with their employment.

Section 4.20. Data Protection; Company Systems.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, the Company and its Subsidiaries have at all times maintained written information security policies that include commercially reasonable administrative, physical and technical measures to protect the confidentiality, integrity, availability and security of Company Systems and Company Data, which includes any Personal Data or other sensitive confidential information of the Company or its Subsidiaries or their customers or users, and any Company Products against any unauthorized control, use, access, interruption, modification or corruption, and to ensure the continued, uninterrupted and error-free operation of Company Systems and Company Products. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries (i) implements, monitors and improves administrative, technical and physical safeguards to protect against internal and external risks to the security of Company Data, and (ii) maintains notification procedures to ensure that the Company and its Subsidiaries are and will remain in material compliance with all Data Privacy and Security Requirements in the case of any breach of security compromising data containing Company Data. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, the Company has timely and reasonably remediated and addressed all audit or security assessment findings relating to its implementation of administrative, technical and physical safeguards and the Company provides ongoing training regarding information security relating to employees’ access to Company Data and Company Systems.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, to the knowledge of the Company, the Company and its Subsidiaries, and each Third Party to the extent acting on behalf of the Company, (i) has complied with all Data Privacy and Security Requirements, including with respect to the collection, storage, use, sharing, transfer, disposition, protection, processing or other use of Company Data collected or used by the Company or any of its Subsidiaries; (ii) as of the date hereof, has not been subject to any actual or reasonably suspected unauthorized access, acquisition, disclosure or other security breaches with respect to Company Data; and (iii) as of the date hereof, has not received written notice of, or to the knowledge of the Company, otherwise been subject to, any notices from or audits by a Governmental Authority, or proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Authority) regarding any (A) collection, storage, sharing, transfer, disposition, protection, processing or other use of Company Data, or (B) violation of any Data Privacy and Security Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not violate any Data Privacy and Security Requirement applicable to the Company or any of its Subsidiaries.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, to the knowledge of the Company (i) the Company Systems are in good working order and sufficient for the current conduct of the business of the Company and its Subsidiaries, (ii) neither the Company Systems nor any Company Products contain or make available, and since January 1, 2021, have not contained or made available, any disabling codes or instructions, spyware, “time bombs,” “back doors,” “trap doors,” keylogger software, Trojan horses, worms, viruses or other Software routines, faults, malicious code, damaging devices or hardware components that are designed to cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data or other materials, and (iii) the Company and its Subsidiaries have purchased a sufficient number of license seats, and scope of rights, for all third-party Software used by the Company and its Subsidiaries for their respective businesses as currently conducted and are in compliance with the terms of the corresponding agreements.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, since January 1, 2021, there have been no material unauthorized intrusions or other material security breaches, or material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems owned by the Company and its Subsidiaries (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, the Company and its

Subsidiaries have taken commercially reasonable actions designed to protect the security and integrity of the Company Systems owned by the Company and its Subsidiaries, including taking and storing on-site and off-site of back-up copies of material data and information.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) as of the date hereof, the Company and its Subsidiaries own, or otherwise have a valid right to access, use and process all of the Company Data and other similar sensitive data and information, including any databases containing any such data and information, in each case, as accessed, used and otherwise processed in connection with their businesses, and (ii) such data and information will continue to be owned, in the possession and control of, or otherwise available for use by, Parent and its Affiliates (including the Company and its Subsidiaries), without impairment to their continued right to use and process such data and information, immediately following the Effective Time, free and clear of any Liens (other than Permitted Liens).

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, (i) since January 1, 2021, the Company and its Subsidiaries have furnished all notices and obtained all consents and approvals, and fulfilled any other obligations, that are required under Data Privacy and Security Requirements or other Applicable Laws and necessary to collect, process, use and disclose Company Data in their possession, and (ii) there is no unauthorized use by the Company or any of its Subsidiaries or any of their respective third-party service providers, of such Company Data. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities with respect to the Company Systems owned or otherwise controlled by the Company and its Subsidiaries, and, if tested, such plans and procedures have been proven effective upon testing in all material respects.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, (i) the Company has contractually obligated all third-party service providers processing personal data for or on behalf of the Company or its Subsidiaries to appropriate contractual terms relating to the protection and use of Company Data and Company Systems, including obligations to (A) comply with applicable Data Privacy and Security Requirements, (B) implement an appropriate information security program that includes reasonable administrative, technical and physical safeguards, and (C) restrict processing of Company Data and ensure the return or adequate disposal or destruction of Company Data and (ii) the Company has taken reasonable measures to ensure that third-party service providers have complied with their contractual obligations.

Section 4.21. Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2018:

(i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of, or liability under, any Environmental Laws;

(ii) to the knowledge of the Company, the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits;

(iii) there has been no release of any Hazardous Substance at, to, on, under or emanating from any property owned, leased or used by the Company or any of its Subsidiaries in any manner that has or would reasonably be expected to give rise to any material liability, remedial obligation or corrective action requirement under applicable Environmental Laws. There have been no other releases of any Hazardous

Substances, or other handling or management of Hazardous Substances, that would reasonably be expected to result in the Company or any of its Subsidiaries, incurring any material liability under Environmental Laws;

(iv) the Company has complied in all material respects with all Environmental Laws; and

(v) the Company has not assumed by contract or by operation of law any obligation or liability of any other person arising under Environmental Laws, other than customary indemnity obligations in connection with a Lease.

Section 4.22. Material Contracts.

(a) Prior to the date hereof, the Company has made available to Parent, or publicly filed with the SEC, a true and complete copy of each of the following contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement, other than Leases and Employee Plans (such contracts, the “Material Contracts”). A true and complete list of the Material Contracts is set forth on Section 4.22(a) of the Company Disclosure Schedule:

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and not disclosed against another subsection of this Section 4.22(a);

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or any Subsidiary of the Company of $100,000,000 or more in any calendar year;

(iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to Indebtedness or the borrowing of money or extension of credit (including capital and finance leases and reimbursement obligations in respect of letters of credit) of $100,000,000 or more (other than any Contract or arrangement that gives rise to a Lien on the assets of the Company or any of its Subsidiaries);

(iv) any Contract with respect to a material joint venture, partnership, profit-sharing or other similar arrangement;

(v) any Contract with respect to the Company’s capital expenditures or that relates to the Company’s acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) outside of the ordinary course for aggregate consideration under such Contract in excess of $50,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations of the Company remain outstanding;

(vi) any Contract governing the development or ownership of any Intellectual Property Rights or Software developed by or jointly with any other Person at the request or direction of the Company or its Subsidiaries, which Software or Intellectual Property Rights are material to the business of the Company and its Subsidiaries, taken as a whole, but excluding employment, consulting, services or invention assignment agreements entered into in the ordinary course of business with employees, contractors or consultants of the Company or its Subsidiaries, in each case, assigning all rights therein to the Company or one of its Subsidiaries;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries grants to any Person, or receives from any Person, any license, sublicense, covenant not to sue or similar right or interest with respect to any Intellectual Property Rights, in each case, which grant or receipt of any license, sublicense, covenant not to sue or other similar rights or interest is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) non-exclusive licenses granted to the Company or its Subsidiaries on standardized terms for generally available, non-customized Software or information technology services, (B) non-exclusive licenses granted in the ordinary course of business to (1) resellers, distributors or service providers, solely to facilitate their provision of goods or services for or on behalf of the Company or its Subsidiaries, or (2) customers of the Company or its Subsidiaries solely to facilitate their use of Company Products, or (C) grants of non-exclusive rights to use Intellectual Property Rights, which grants of rights are incidental to performance under the applicable Contract, and are not material to the business of the Company and its Subsidiaries;

(viii) any Contract (other than an Employee Plan) with an Affiliate, director, executive officer (as such term is defined in the 1934 Act), holder of 5% or more of the Shares, or any of their immediate family members, or, to the knowledge of the Company, any of their Affiliates (other than the Company);

(ix) any Contract with any Governmental Authority under which payments in excess of $100,000,000 were received by the Company in fiscal year 2022;

(x) any Contract that is a settlement, conciliation or similar Contract (A) with any Governmental Authority for an amount in excess of $50,000,000, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date hereof to make any payments to any Governmental Authority for an amount in excess of $50,000,000 in the aggregate or (C) that would otherwise limit the operation of the Company or any of its Subsidiaries (or Parent or any of its Affiliates after the Closing) in any material respect after the Closing;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries has contingent obligations or is entitled to contingent benefits that upon satisfaction of certain conditions precedent will result in a payment or receipt by the Company and its Subsidiaries collectively of more than $50,000,000 in the aggregate over a twelve (12)-month period, in either milestone payments or royalties;

(xii) any Contract that (A) materially restricts the ability of the Company or any of its Subsidiaries to compete with any business or in any geographical area or to solicit customers, (B) materially restricts the right of the Company or any of its Subsidiaries to sell to or purchase from any specific person or category of persons or any specific industry or market, (C) materially restricts the right of the Company or any of its Subsidiaries to hire any person, other than non-solicitation provisions restricting the hiring of employees of or other persons engaged by the counterparty contained in non-material vendor, customer, confidentiality, recruiting, outsourcing or supply agreements entered into in the ordinary course of business, or (D) grants any counterparty thereto or any other person “most favored nation” or “preferred” customer status;

(xiii) any Contract (other than contracts of the type described in the subclauses above) that requires or expressly provides for aggregate payments by or to the Company or any Subsidiary of the Company in excess of $100,000,000 per calendar year; and

(xiv) any Contract not described in any other subsection of this Section 4.22(a) which, if breached, terminated or not renewed, would have a Material Adverse Effect.

(b) Except for breaches, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid and binding, with respect to the Company and, to the knowledge of the Company, the other party, and in full force and effect and, to the Company’s knowledge, enforceable by the Company or its applicable Subsidiary in accordance with its terms (subject, with respect to such enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, result in a right of termination, modification or renegotiation for the other party to such Material Contract, or cause or permit acceleration of or other changes to any right of the other party thereto or obligations of the Company or its applicable Subsidiary thereunder, and, since January 1, 2021, through the date hereof, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract. Neither the Company nor any of its Subsidiaries has waived in writing any rights under any Material Contract, the waiver of which has had or would reasonably be expected to have, individually or the aggregate, a Material Adverse Effect on the Company.

Section 4.23. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each of the Company and the Subsidiaries of the Company maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (c) neither the Company nor any Subsidiary of the Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any such policy, and (d) no notice of cancellation or termination has been received with respect to any such insurance policy.

Section 4.24. Finders’ Fees. Except for Goldman Sachs & Co. LLC, there is no investment banker, broker, finder or other financial advisor entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true, correct and complete copy of the Company’s engagement letter with Goldman Sachs & Co. LLC has been made available to Parent as of the date hereof.

Section 4.25. Opinion of Financial Advisor. The Board of Directors has received the opinion of Goldman Sachs & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and other matters and limitations set forth therein, the $40.00 per Share cash consideration to be paid to the holders of Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.26. Antitakeover Statutes. Assuming the representations and warranties of Parent set forth in Section 5.10 are true and correct, the Board of Directors has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other Takeover Statute.

Section 4.27. No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Section 4.28. No Reliance. Except as expressly addressed or included in the representations or warranties made by Parent and Merger Subsidiary in Article 5, the Company acknowledges that neither Parent nor Merger Subsidiary nor any other Person makes, and that the Company has not relied upon, any representation or warranty with respect to any forecasts, budgets, projections or estimates (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such forecasts, budgets, projections or estimates) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations. Notwithstanding the foregoing provisions of this Section 4.28, nothing in this Section 4.28 or Section 5.11 shall limit the ability of the Company to bring a claim or cause of action against any Person in the case of fraud by such Person.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any reports, schedules, forms, prospectuses, registration statements and other documents publicly filed by Parent with the SEC (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) after January 1, 2021, and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to own, lease and operate its properties and assets and carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent beneficially owns all outstanding capital stock of Merger Subsidiary.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action and except for the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of the Delaware pursuant to the DGCL and the adoption of this Agreement by Parent, as the sole stockholder of Merger Subsidiary (which adoption shall be obtained promptly after the date hereof), no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent and Merger Subsidiary have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, notification to or approval or consent of, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or the Company is qualified to do business, (b) compliance with any applicable requirements of Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. No Foreign Person. Parent is not a foreign person, as defined in CFIUS Regulations (31 C.F.R. Part 800).

Section 5.05. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law; (c) require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any material Contract of Parent or its Subsidiaries; or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property or asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.06. Information Supplied. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing and mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting.

Section 5.07. Finders’ Fees. There is no investment banker, broker, finder or other financial advisor that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.08. Financing. Parent has delivered to the Company (i) a correct and complete fully executed copy of the commitment letter, dated as of the date hereof, among Parent, Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd., including all exhibits, schedules and annexes to such letter in effect as of the date of this Agreement and (ii) a correct and complete fully executed copy of the fee letters referenced therein (together, the “Debt Commitment Letter”) (it being understood that each such fee letter has been redacted to remove the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing). Pursuant to, and subject to the terms and conditions of, the Debt Commitment Letter, the commitment parties thereunder have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Debt Financing”) for the purposes set forth in such Debt Commitment Letter. The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement and, to the knowledge of Parent, no withdrawal, rescission, amendment, restatement or other modification in any respect is contemplated (except as contemplated or as permitted as of the date hereof in the Debt Commitment Letter). As of the execution and delivery of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms against Parent and, to the knowledge of Parent, each of the other parties thereto, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. There are no conditions precedent related to the funding of the full amount of the Debt Financing pursuant to the Debt Commitment Letter, other than as expressly set forth in the Debt Commitment Letter. Subject to the terms and conditions of the Debt Commitment Letter, and assuming the accuracy of the Company’s representations and warranties contained in Article 4 and compliance by the Company with its covenants contained in Article 6 and Article 8, in each case, in all material respects, the net proceeds contemplated from the Debt Financing, together with other financial resources of Parent and its Subsidiaries, will, in the aggregate, be sufficient for the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article 2 and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby. As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent or, to the knowledge of Parent, any other party to the Debt Commitment Letter, under the Debt Commitment Letter, and (ii) Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing or any other funds necessary for the satisfaction of all of Parent’s and its Subsidiaries’ obligations under this Agreement will not be available to Parent on the Closing Date, in each of clauses (i) and (ii), assuming the accuracy of the Company’s representations and warranties contained in Article 4 and compliance by the Company with its covenants contained in Article 6 and Article 8, in each case, in all material respects. Parent and/or its Subsidiaries have fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Debt Financing. As of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding of the Debt Financing. The obligations of Parent and the Merger Subsidiary hereunder are not subject to any condition regarding Parent’s or any other Person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Section 5.09. Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened in writing against, Parent or Merger Subsidiary before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by, or order of, any Governmental Authority, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.10. Ownership of Shares. None of Parent, Merger Subsidiary or any of their Subsidiaries has at any time in the three (3) years preceding the date of this Agreement been an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 5.11. No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries to Parent or Merger Subsidiary, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of the Company or any of its Subsidiaries, and notwithstanding the delivery or disclosure to Parent, Merger Subsidiary or any of its or their Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

Section 5.12. No Reliance. Except as expressly addressed or included in the representations or warranties made by the Company in Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any other Person makes, and that neither Parent nor Merger Subsidiary has relied upon, any representation or warranty with respect to forecasts, budgets, projections or estimates (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such forecasts, budgets, projections or estimates) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations. Notwithstanding the foregoing provisions of this Section 5.12, nothing in Section 4.27 or this Section 5.12 shall limit the ability of Parent or Merger Subsidiary to bring a claim or cause of action against any Person in the case of fraud by such Person.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (x) conduct in all material respects its business in the ordinary course of business, and (y) preserve intact the material components of its current business organizations and relationships and goodwill with material suppliers, material customers, Governmental Authorities and other material business relations and to keep available the services of its present executive officers. Without limiting the generality of the foregoing, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to:

(a) (i) amend the Company Certificate or the bylaws of the Company or (ii) amend in any manner that would reasonably be expected to be materially adverse to Parent, the certificate or articles of incorporation, bylaws or other similar organizational documents of any Subsidiary of the Company;

(b) (i) split, combine or reclassify any shares of its capital stock or other equity or voting interests, (ii) establish a record date for, declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof or otherwise) in respect of its capital stock or other equity or voting interests or Company Securities or Company Subsidiary Securities, except for (A) dividends and distributions by any of the Company’s Wholly-Owned Subsidiaries to the Company or any other Wholly-Owned Subsidiary of the Company and (B) the declaration and payment by the Company of regular quarterly dividends, paid quarterly substantially in accordance with past practice (including with respect to record and payment dates), at a quarterly rate not to exceed $0.22 per Share, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities (other than the securities of Wholly-Owned Subsidiaries of the Company), other than (A) the withholding or reacquisition of Shares to satisfy Tax withholding obligations or payment of the applicable exercise price with respect to Company Equity Awards and (B) the acquisition by the Company of Company Securities in connection with the forfeiture of such Company Securities pursuant to the terms of any Company Equity Award;

(c) (i) issue, deliver, encumber, pledge, grant, transfer or sell, or authorize the issuance, delivery, encumbrance, pledge, grant, transfer or sale of, any shares of its capital stock or other equity or voting interests or any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares issued upon the exercise or settlement of Company Equity Awards that are outstanding on the date of this Agreement in accordance with the Company Stock Plan and the applicable award agreement as in effect on the date hereof and any Shares issued upon the settlement of Company Equity Awards that are granted after the date hereof (including in connection with acquisitions permitted under Section 6.01(d)) as permitted by Section 6.01(l) of this Agreement in accordance with the terms thereof, (B) Shares issued upon the exercise of purchase rights under the Company ESPP in accordance with this Agreement, or (C) any Company Subsidiary Securities to the Company or any other Wholly-Owned Subsidiary of the Company; or (ii) materially amend any Company Security or any Company Subsidiary Security (other than any Company Subsidiary Security held by the Company or by a Wholly-Owned Subsidiary of the Company);

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, businesses, except as set forth in Section 6.01(d) of the Company Disclosure Schedule;

(e) sell, lease, license, sublicense or otherwise transfer or dispose of, waive or subject to any Lien (other than any Permitted Lien) any of its material rights, assets, securities, properties (but in each case, excluding Intellectual Property Rights), interests or businesses, except, in the case of any of the foregoing, (i) in the ordinary course of business, or (ii) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and its Subsidiaries;

(f) sell, lease, license, sublicense, or otherwise transfer to any Third Party, or waive or subject to any Lien in favor of a Third Party (other than any Permitted Lien), any patent or patent application, or any other material Intellectual Property Rights (other than patents and patent applications), except for licenses granted in the ordinary course of business that do not constitute a sale or transfer, in whole or in part, of such Intellectual Property Rights, and are either (i) non-exclusive or (ii) exclusive solely with respect to Intellectual Property Rights that (A) are not Registered Company IP and (B) do not constitute and are not necessary for the provision or exploitation of Company Products;

(g) abandon, allow to lapse, fail to renew or otherwise dispose of any Registered Company IP (including any granted or issued patents or patent applications), other than (i) with respect to patent applications, in the ordinary course of business pursuant to the reasonable business judgment of the Company, but only if there remains pending another patent application (A) to which such application sought to be abandoned claims priority, (B) which claims priority to such patent application sought to be abandoned, or (C) which claims priority to the same patent application as the patent application sought to be abandoned, and (ii) with respect to Intellectual Property Rights other than any patents and patent applications pursuant to the reasonable business judgment of the Company;

(h) make any loans, advances or capital contributions to, or investments in, any other Person other than (i) investments in emerging companies whether structured as purchases of equity, loans, simple agreements for future equity, or otherwise, not exceeding $40,000,000 per calendar year; (ii) advances for reimbursable employee expenses in the ordinary course of business; and (iii) transactions among the Company and any of its Wholly-Owned Subsidiaries or among Wholly-Owned Subsidiaries of the Company and other Wholly-Owned Subsidiaries of the Company;

(i) enter into any new line of business that would materially change the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof, or abandon or discontinue any material existing line of business;

(j) (1) redeem, prepay or satisfy and discharge any Indebtedness that has a “make whole” amount, prepayment penalty or similar obligation triggered by such redemption, prepayment, or satisfaction and discharge (including any Indebtedness set forth on Section 6.01(j)(1)(A) of the Company Disclosure Schedule), other than satisfaction and discharge of any Indebtedness at maturity pursuant to the terms of such Indebtedness; or (2) incur any Indebtedness (that constitutes Indebtedness as defined in clause (i) or (ii) of the definition of “Indebtedness”) or guarantees thereof, other than any borrowings incurred under the Existing Credit Agreement as in effect as of the date hereof in an amount not in excess of $40,000,000;

(k) make or authorize, or make any commitment with respect to, capital expenditures that, in the aggregate, exceed $200,000,000 per calendar year or $55,000,000 per calendar quarter;

(l) enter into, terminate or amend any Material Contract of the type set forth in clauses (iv), (viii) or (xii) of the definition thereof, or any Contract that, if entered into prior to the date of this Agreement, would be a Material Contract of the type set forth in clauses (iv), (viii) or (xii) of the definition thereof;

(m) except to the extent required by the terms of the Employee Plans (each as in effect as of the date hereof), or any collective bargaining agreement or other labor agreement with a union, works council or other labor organization or employee representative body, (i) except in the ordinary course of business, increase the compensation, bonus, incentive compensation, severance, termination pay or other benefits payable to any current or former employee or other individual service provider of the Company or any of its Subsidiaries, provided that, to the extent any action is expressly addressed in Section 6.01(m) of the Company Disclosure Schedule, such action shall be subject to the limitations set forth therein, (ii) except in the ordinary course of business, enter into, establish, adopt, amend or terminate any Employee Plan (or any arrangement that would be an Employee Plan if in effect on the date of this Agreement), provided that, to the extent any action is expressly addressed in Section 6.01(m) of the Company Disclosure Schedule, such action shall be subject to the limitations set forth therein, (iii) except in the ordinary course of business, make any contributions or payments to any trust or other funding vehicle with respect to any Employee Plan, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (v) pay, grant or award any Company Equity Awards or other incentive awards, (vi) (A) accelerate the payment or vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of any Company Equity Award, or (B) accelerate the payment or vesting of any other compensatory payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider, (vii) loan or advance any money or other property to any current or former employee or other service provider of the Company or its Subsidiaries, (viii) hire or engage a Key Employee (as defined in Section 6.01(m) of the Company Disclosure Schedule), or (ix) terminate (other than for cause) the employment or services of a Key Employee;

(n) change the Company’s financial accounting methods, principles or practices, except as required by changes in GAAP, Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(o) settle, release, waive or compromise, or offer or propose to settle, release, waive or compromise, any litigation or arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, except for any such settlement, release, waiver or compromise requiring payment of not more than the amount set forth on Section 6.01(o)(i) of the Company Disclosure Schedule individually and that does not (A) impose any restrictions on the business or operations of the Company and its Subsidiaries (other than those restrictions as set forth on Section 6.01(o)(ii) of the Company Disclosure Schedule) or (B) require the grant of injunctive or other non-monetary relief (other than as contemplated in the preceding clause (A));

(p) adopt a plan or agreement of, or effect any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its significant Subsidiaries;

(q) except as required by any existing collective bargaining agreement or other labor agreement with a union, works council or other labor organization or employee representative body as in effect on the date hereof, enter into any collective bargaining agreement or other agreement with any labor organization or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(r) make, change or revoke any material Tax election, adopt or change any material Tax accounting method, change any Tax accounting period, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, request any material Tax ruling, settle, abandon or compromise any material Tax proceeding, extend or waive any statute of limitations with respect to a material amount of Taxes, or surrender any claim for a material refund of Taxes, except, in each case, in the ordinary course of business; or

(s) agree, resolve or commit to do any of the foregoing.

Nothing contained herein shall give to Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time in violation of Applicable Law, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s operations in violation of Applicable Law. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with and subject to the terms and conditions hereof, complete control and supervision of its and its respective Subsidiaries’ respective operations.

Section 6.02. Access to Information. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, and subject to Applicable Law, Data Privacy and Security Requirements, the terms of the Confidentiality Agreement, dated as of October 2, 2023, between the Company and Parent, as amended on the date hereof (the “Confidentiality Agreement”), the terms of the Clean Team Confidentiality Agreement, dated as of December 11, 2023, between the Company and Parent (the “Clean Team Agreement”), the Common Interest Agreement, dated as of December 21, 2023, between the Company and Parent (the “Common Interest Agreement”), and the Data Transfer Agreement, dated as of December 20, 2023, between the Company and Parent (the “Data Transfer Agreement”), upon reasonable advance notice, the Company shall, at Parent’s sole cost and expense (with respect to the Company’s reasonable, documented, out-of-pocket costs and expenses incurred in connection herewith): (a) give Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours of the Company to the offices, properties, books and records of the Company and its Subsidiaries; (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data, personnel records, human resources data and other information as Parent may reasonably request; and (c) cause the employees, and direct counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing or inspection. No investigation pursuant to this Section 6.02 shall cure any breach of, or non-compliance with, any other provision of this Agreement or limit the remedies available to any party. Notwithstanding the foregoing provisions of this Section 6.02, and without limiting Section 6.03, nothing in this Section 6.02 shall require the Company to grant access to, or to disclose or make available, any documents or information to Parent or any other Person if such access or disclosure would (w) relate to an Acquisition Proposal, an Adverse Recommendation Change, a Superior Proposal or an Intervening Event (except to the extent required pursuant to Section 6.03), (x) jeopardize any attorney-client privilege, work-product doctrine or other applicable legal privilege (so long as the Company has reasonably cooperated with Parent to permit access to or disclosure of such information on a basis that does not waive such privilege or protection with respect thereto), (y) contravene or result in a violation, default or breach of any Applicable Law or (z) such access or disclosure would result in the disclosure of any trade secret to a third party. Information disclosed pursuant to this Section 6.02 may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent the Company determines doing so may be reasonably required for the purpose of complying with Applicable Law. With respect to the information disclosed pursuant to this Section 6.02, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, the Clean Team Agreement, the Common Interest Agreement and the Data Transfer Agreement.

Section 6.03. No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions (except solely to notify a Person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.03 and to clarify the terms and conditions of any Acquisition Proposal) or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal; (iii) (A) fail to make, withdraw or qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) approve, adopt or recommend an Acquisition Proposal, (D) fail to (I) publicly and without qualification recommend against any Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Company Stockholders’ Meeting so long as such Acquisition Proposal is made at least one (1) Business Day prior to the Company Stockholders’ Meeting), or (II) fail to reaffirm the Company Board Recommendation within ten (10) Business Days after any request by Parent to do so (or such fewer number of days as remains prior to the Company Stockholders’ Meeting so long as such request is made at least one (1) Business Day prior to the Company Stockholders’ Meeting), it being understood and agreed that Parent shall be entitled to request a reaffirmation of the Company Board Recommendation on a maximum of one (1) occasion in respect of any Acquisition Proposal, except that Parent shall be entitled to make an additional request upon any material change in the terms of such Acquisition Proposal or (E) publicly propose to do any of the foregoing in clauses (A) through (D) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); or (iv) authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining Company Stockholder Approval:

(i) the Company may, after giving Parent prior notice of its intention to do so, (A) engage in negotiations or discussions with any Third Party or Third Parties that after the execution of this Agreement has made a bona fide Acquisition Proposal, and (B) furnish to such Third Party or Third Parties non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party or Third Parties with terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously made available to Parent) is made available to Parent prior to or concurrently with the time such information is provided to such Third Party or Third Parties; and provided, further, in the case of each of clause (A) and clause (B), that (1) such Acquisition Proposal did not result from a material breach of this Section 6.03 and (2) the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law;

(ii) if the Company receives a bona fide Acquisition Proposal on or after the date of this Agreement that did not result from a material breach of this Section 6.03 and that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, subject to compliance with this Section 6.03 and the procedures set forth in Section 10.01(d)(i), if applicable, (x) the Board of Directors may make an Adverse Recommendation Change or (y) the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, in each case, if (A) the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law, (B) prior to effecting such Adverse Recommendation Change or terminating this Agreement, (1) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i) (which notice shall not, in and of itself, constitute an Adverse Recommendation Change), and (2) the Company has provided Parent with the identity of the Third Party making the Acquisition Proposal, the terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection with such Acquisition Proposal, in accordance with Section 6.03(d), (C) if requested to do so by Parent, during the period of four (4) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives any proposed amendments or modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such four (4) Business Day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement reflected in a written and binding offer by Parent, and after consultation with its financial advisor and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and that the failure to either effect an Adverse Recommendation Change or terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal would still reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require an additional notice to Parent and the four (4) Business Day period shall be reduced to three (3) Business Days after the time that Parent receives such additional notice); and

(iii) if an Intervening Event occurs, the Board of Directors may make an Adverse Recommendation Change in respect of such Intervening Event; provided that (A) the Board of Directors determines, in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law and (B) prior to effecting such Adverse Recommendation Change, (1) the Company shall have given Parent at least four (4) Business Days’ prior written notice of its intention to affect an Adverse Recommendation Change (which notice shall not, in and of itself, constitute an Adverse Recommendation Change), which notice shall include a reasonably detailed description of such Intervening Event, (2) if requested to do so by Parent, during the period of four (4) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any proposed amendments or modifications to the terms and conditions of this Agreement and (3) no earlier than the end of such four (4) Business Day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement reflected in a written and binding offer by Parent during such period, and after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change in respect of such Intervening Event would still reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law (it being understood and agreed that any material change to the changes, events, circumstances or developments constituting the Intervening Event that was previously the subject of a notice hereunder shall require an additional notice to Parent and the four (4) Business Day period shall be reduced to three (3) Business Days after the time that Parent receives such additional notice).

(c) Nothing contained in this Agreement, including in this Section 6.03, shall restrict the Board of Directors or the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the 1934 Act or (iii) making any disclosure to the Company’s stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Board of Directors, after consultation with outside counsel, has determined in good faith is required by Applicable Law; provided that this clause (c) shall not be deemed to affect whether any such disclosure in the foregoing clauses (i), (ii) or (iii), other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, in and of itself, would otherwise be deemed to be an any “Adverse Recommendation Change”. In addition, so long as the Board of Directors expressly publicly reaffirms the Company Board Recommendation in such disclosure, then it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Board of Directors solely that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto, will not be deemed an Adverse Recommendation Change.

(d) Required Notices. The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt by the Company of any bona fide Acquisition Proposal or any offers, proposals, inquiries or indications of interest with respect thereto or that the Company believes is or that would reasonably be expected to lead to an Acquisition Proposal, including (i) the identity of the Third Party making the Acquisition Proposal or offer, proposal, inquiry or indication of interest, (ii) a summary of the material terms and conditions thereof (it being agreed that such summary will only be required to be provided to the extent such information is not included in the information and materials provided to Parent under clause (iii) hereof) and (iii) an unredacted copy of any written proposal, written offer or other written material received from such Third Party or its Representatives in connection with an Acquisition Proposal, and shall keep Parent reasonably informed as to the status (including changes to the material terms or other material developments) of such Acquisition Proposal, offer, proposal, inquiry or indication of interest on a reasonably prompt basis and within forty-eight (48) hours of (i) any such material changes or material developments or (ii) any written request of Parent for such information. The Company shall also notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt by the Company of any initial request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, may be considering making, or has made, an Acquisition Proposal.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account the financial, legal, regulatory and other aspects of such proposal and any revisions to this Agreement made or offered in writing by Parent prior to the time of such determination, would be more favorable to the Company’s stockholders from a financial point of view than the Merger; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed references to “80%.”

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or offer, proposal, inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal and shall promptly (and in any event within one (1) Business Day of the date hereof) terminate access by any such Third Party and its Representatives to any physical or electronic data room relating to any such discussions or negotiations and request the return or destruction of all information furnished by the Company or on its behalf to any such Third Party and its Representatives, and shall enforce and not waive, amend or release any Third Party from the provisions of its confidentiality agreements with such Third Parties; provided, however, that the Board of Directors may, or may authorize the Company to, waive any standstill agreement with any Third Party, or any standstill provision included in a confidentiality agreement with any Third Party, in each case, subject to compliance with this Section 6.03, in response to an unsolicited request from a Third Party in the event that the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law.

Section 6.04. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, and no later than twenty (20) Business Days, after the date hereof the Company shall prepare (and Parent shall reasonably and in good faith cooperate in such preparation) and file with the SEC the preliminary Proxy Statement. Unless the Board of Directors has made an Adverse Recommendation Change in compliance with Section 6.03, the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent shall provide the Company such assistance and cooperation as may be reasonably requested by the Company in the preparation of the information related to Parent or Merger Subsidiary to be included in the Proxy Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and correct such information, and the Company shall file with the SEC an appropriate amendment or supplement describing such information.

(b) Unless this Agreement is terminated in accordance with its terms the Company shall, as promptly as reasonably practicable (and in accordance with Applicable Law, the Company Certificate and bylaws of the Company) after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), and, subject to Section 6.03(b), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval; provided, however, that the Company may (on no more than two occasions without the prior written consent of Parent in the case of Section 6.04(b)(i)), and, if so requested by Parent in the case of Section 6.04(b)(i)), the Company will (on no more than two occasions), postpone or adjourn the Company Stockholders’ Meeting for no longer than ten (10) Business Days at a time from the prior scheduled date and, subject to compliance with Applicable Law, to a date no later than the third (3rd) Business Day preceding the End Date:

(i) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval to be received at the Company Stockholders’ Meeting, whether or not a quorum is present; or

(ii) after consultation with Parent, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Board of Directors has determined in good faith after consultation with outside legal counsel is reasonably likely to be required by Applicable Law or is requested by the SEC or its staff and (B) for such supplemental or amended disclosure to be disseminated in a manner suitable under Applicable Law and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting.

(c) Notwithstanding any Adverse Recommendation Change, unless this Agreement has been validly terminated in accordance with its terms, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for adoption or approval by the stockholders of the Company.

Section 6.05. Financing Assistance. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, provide cooperation, to the extent reasonably requested by Parent in writing, in connection with the Debt Financing or any other debt, equity, equity-linked or other financing of Parent or any of its Subsidiaries in connection with the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing sentence, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to:

(a) furnish, or cause to be furnished, to Parent (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity of the Company for each of the three most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited condensed consolidated balance sheets and related unaudited condensed consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity of the Company for each subsequent fiscal quarter of the Company ended at least forty (40) days before the Closing Date (other than the fourth quarter of any fiscal year) prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and reviewed (AS 4105) by the Company’s independent public accountants; it being understood and agreed that any such financial statements that have been filed with the SEC shall be deemed to have been furnished to Parent for purposes of this clause (a);

(b) (i) provide to Parent or any of its Subsidiaries ,such other historical financial data and other historical financial information regarding the Company and its Subsidiaries reasonably necessary for Parent’s or any of its Subsidiaries’ preparation of any pro forma financial information of the type required by Regulation S-X or Regulation S-K under the 1933 Act for a registered public offering of debt or equity (or equity-linked) securities and (ii) use reasonable best efforts to promptly provide information (financial or otherwise) relating to the Company or any of its Subsidiaries to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company customary or reasonably necessary for the completion of such financing) to the extent reasonably requested by Parent in writing to prepare customary offering or information documents to be used for the completion of such financing (it being understood that the Company, its Subsidiaries and its and their respective Representatives shall not be responsible for preparing (A) any pro forma financial statements or (B) any other financial statements (other than as set forth in Section 6.05(a)) that are not readily available or prepared in the ordinary course of its or their respective financial reporting practices);

(c) use reasonable best efforts to cooperate with the marketing efforts of Parent and the Financing Sources, including by using reasonable best efforts to cause its management with appropriate experience and expertise to assist, to the extent permitted under Antitrust Laws, in preparation for and to participate in a reasonable number of meetings, due diligence sessions (including accounting due diligence), road shows and sessions with ratings agencies at times and at locations reasonably acceptable to the Company, which times and locations shall be presented to the Company in writing reasonably in advance of such meetings, road shows and sessions;

(d) use reasonable best efforts to provide reasonable and customary assistance to Parent in the preparation of customary offering memoranda, rating agency presentations, lender presentations, private placement memoranda, prospectuses and other similar documents;

(e) use reasonable best efforts to obtain and deliver any required consent of the independent accountants of the Company and its Subsidiaries to use their audit reports with respect to the financial statements furnished pursuant to this Section 6.05 in any registration statement of Parent or any of its Subsidiaries filed with the SEC relating to such financing or otherwise in connection with any such financing consisting of an offering of securities;

(f) use reasonable best efforts to cause the Company’s and its Subsidiaries’ independent accountants to (A) participate in a manner consistent with their customary practice in accounting due diligence sessions in connection with such financing and (B) provide customary comfort letters (including “negative assurance” comfort) with respect to financial information related to the Company and its Subsidiaries included in any offering document, to the extent such comfort letters are customarily delivered to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of securities in a capital markets transaction comprising part of such financing;

(g) use reasonable best efforts to inform Parent promptly in writing if any member of the Board of Directors of the Company, the Company’s chief financial officer or any other executive officer of the Company (i) concludes that any previously issued financial statement of the Company or any of Subsidiaries included or intended to be used in connection with such financing should no longer be relied upon as per Item 4.02 of Form 8-K under the Exchange Act or (ii) shall have knowledge of any facts as a result of which a restatement of any of the Company’s or any of its Subsidiaries’ financial statements is required or reasonably likely; and

(h) provide customary authorization letters to Parent’s or any of its Subsidiaries’ Financing Sources, authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries (only to the extent such authorization letters contain customary disclaimers for the Company, its Affiliates and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof).

In connection with this Section 6.05, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any liability or expense in connection with any financing to be obtained by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement or any Existing Debt Modification, except such expenses for which Parent or one of its Subsidiaries is obligated to reimburse the Company or, if reasonably requested by the Company, for which funds that are actually necessary to pay such expenses are provided in advance by Parent or one of its Subsidiaries to the Company, (ii) the Company and its Subsidiaries and any persons who are officers or directors of such entities shall not be required to pass resolutions or consents to approve or authorize the execution of such financing to be obtained by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement, (iii) no director or officer of the Company or any of its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to such financing to be obtained by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement or any Existing Debt Modification, in each case, that would be effective prior to the Closing (other than customary authorization letters and as expressly provided for in Section 6.06), (iv) any required cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (v) neither the Company nor any of its Subsidiaries or any of their respective Representatives shall be required to take or cause to be taken any action pursuant to this Section 6.05 that (1) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries; (2) would conflict with (A) the organizational documents of the Company or its Subsidiaries or any material laws or (B) obligations of confidentiality from a third party (not created in contemplation hereof) binding on the Company or its Subsidiaries (provided; that in the event that the Company or its Subsidiaries do not provide information in reliance on the exclusion in this clause (B), the Company and its Subsidiaries shall provide notice to Parent promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)); (3) would require providing access to or disclosing information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries (provided; that the Company shall use reasonable best efforts to allow for such access to the maximum extent that does not jeopardize attorney-client privilege); (4) would require its legal counsel to provide any legal opinions or 10b-5 letters; (5) would require the Company or its Subsidiaries to prepare any projections or forecasts; (6) would require the Company or any of its Subsidiaries to disclose (if not previously publicly disclosed by the Company) any preliminary financial results or “flash numbers”; (7) would reasonably be expected to result in a breach of or a default (with or without notice, lapse of time, or both) under, any Material Contract; (8) would require the Company to file or furnish any reports or information with the SEC in connection with such financing, except, after consultation between Parent and the Company and their Representatives, the furnishing on Current Reports on Form 8-K by the Company of information included in documents with respect to such financing to the extent required in order to satisfy the Company’s Regulation FD disclosure obligations; or (9) would cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability. Parent and its Subsidiaries shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any cooperation under this Section 6.05 and Section 6.06 to the fullest extent permitted by law, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of (x) the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or its or their respective Representatives, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment, (y) such Person’s material breach of this Agreement or (z) any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with any financing or Existing Debt Modification. Parent shall promptly, upon written request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in connection with the cooperation provided under this Section 6.05 or Section 6.06, whether or not the Merger is consummated or this Agreement is terminated.

Section 6.06. Existing Debt Modifications. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions required to facilitate the termination of commitments in respect of the Existing Credit Agreement and, to the extent requested in writing by Parent, any other Indebtedness for borrowed money incurred by any of the Company or its Subsidiaries after the date hereof (it being understood that the Company shall promptly and in any event no later than ten (10) days prior to the Closing Date notify Parent of the amount of any such Indebtedness for borrowed money incurred or to be incurred and expected to be outstanding on the Closing Date), the repayment in full of all obligations in respect of such Indebtedness and the release of any Liens securing such Indebtedness and guarantees in connection therewith on the Closing Date (such terminations, repayments and releases, the “Existing Debt Modification”). In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent (A) at least five (5) Business Days prior to the Closing Date draft payoff letters and (B) on the Closing Date, executed payoff letters, in each case, with respect to the Existing Credit Agreement and, to the extent requested in writing by Parent, any Indebtedness for borrowed money incurred by any of the Company and its Subsidiaries after the date hereof (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters, together with any related release documentation, shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time in their capacity as an officer or director of the Company or its Subsidiaries (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the same extent as such Indemnified Persons are entitled to indemnification as of the Effective Time as provided (i) under the Company Certificate or bylaws of the Company or the articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries or (ii) in any indemnification agreement of the Company or a Company Subsidiary in existence as of the Effective Time and set forth on Section 7.02(a) of the Company Disclosure Schedule (except to the extent such agreement provides for an earlier termination), in each case as in effect as of the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. The Surviving Corporation shall advance the reasonable and documented fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification pursuant to this Section 7.02 to the same extent as such Indemnified Persons are entitled to advancement of expenses as of the Effective Time as provided (i) under the Company Certificate or bylaws of the Company or the articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries or (ii) in any indemnification agreement of the Company or a Company Subsidiary in existence as of the Effective Time and set forth on Section 7.02(a) of the Company Disclosure Schedule; provided that such advancement shall be subject to such Indemnified Person providing an appropriate undertaking to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s and its Subsidiaries’ then existing directors’ and officers’ liability insurance policies as selected by the Company (collectively, “D&O Tail Policy”), in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policies in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 400% of the annual premium amount paid or payable by the Company or its Subsidiaries with respect to their existing directors’ and officers’ liability insurance policies as in effect as of the Effective Time (the “Premium Cap”), and if the aggregate premium amount of such insurance coverage would exceed such Premium Cap, Parent or the Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost equal to or not to exceed the Premium Cap. From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain in effect (and Parent shall cause the Surviving Corporation to maintain in effect) the D&O Tail Policy.

(c) The rights of each Indemnified Person under this Section 7.02 shall survive consummation of the Merger and from and after the Effective Time are intended to benefit, and shall be enforceable by, each Indemnified Person (and, with respect to the D&O Tail Policy, any natural Person insured thereunder). The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified from and after the Effective Time in such manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person (and, with respect to the D&O Tail Policy, any natural Person insured thereunder). If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation, as applicable, set forth in this Section 7.02.

Section 7.03. Employee Matters.

(a) Subject to the requirements imposed by Applicable Law, for a period of twelve (12) months after the Effective Time, Parent or the Surviving Corporation shall provide the employees of the Company or its Subsidiaries as of immediately prior to the Effective Time during the period they continue to be employed by Parent, the Surviving Corporation and/or its or Parent’s Subsidiaries on and after the Effective Time (the “Covered Employees”) with (i) annual base salary or base wages, target cash bonus opportunity and severance benefits that are, in each case, no less favorable than those in effect prior to the Effective Time, and (ii) other employee benefits that are substantially comparable in the aggregate to the greater of those provided by the Company to such employee prior to the Effective Time and those provided to similarly situated employees of Parent or its Subsidiaries.

(b) Parent shall provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Corporation and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Parent Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries on and after the Effective Time; provided that the foregoing shall not apply (A) for any purpose under any defined benefit pension plan or retiree welfare plan or equity incentive plan or award agreement thereunder, (B) for purposes of any Parent Plan that is grandfathered or frozen to new participants, either with respect to level of benefits or participation or (C) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time, and (ii) to the extent not prohibited by the terms and which terms may not be amended without material cost to the Company, or by any third party administrator, of any fully insured medical, dental, pharmaceutical or vision benefit plan of Parent or the Surviving Corporation, credit each Covered Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Covered Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Covered Employee has satisfied the deductible, co-payments or maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Parent or its Affiliates, as if such amounts had been paid in accordance with such plan (to the extent such credit would have been given under comparable Employee Plans prior to the Closing).

(c) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Employee Plans that are United States Tax-qualified defined contribution plans (collectively, the “Company DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions approved in connection with the foregoing termination shall be subject to the reasonable prior review of Parent. Upon the distribution of the assets in the accounts under the Company DC Plan to the participants, Parent shall permit the Covered Employees who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including rollovers of outstanding plan loans, in the form of cash, from the Company DC Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.

(d) Prior to making any broad-based communications to the employees of the Company or any of its Subsidiaries (other than any communications consistent in all material respects with the substance of prior communications made by the Company or Parent) pertaining to the terms and conditions of employment, including any compensation or benefit matters, that relate to such employees following the Merger, the Company or Parent, as applicable, shall provide any such communication to the other party for its prior review and the reviewing party shall have the right to provide timely and reasonable comments to such communication, which will be considered in good faith.

(e) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith (including any dependent or beneficiary thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be the establishment of or an amendment or modification to any Employee Plan, Parent Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose; (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate or discharge any employee or other service provider of the Company or any of its Subsidiaries, including any Covered Employee, at any time for any reason whatsoever, with or without cause; or (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan, Parent Plan or employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and Applicable Law.

(f) Parent and the Company hereby agree to cooperate in good faith to comply in all material respects with all information, consultation and other processes, if any, relating to any works councils (including Parent’s

European Works Council), union and any employee representative bodies in connection with the transactions contemplated by this Agreement which, for avoidance of doubt, shall include any required information and consultation and other processes with respect to any labor union, works council or other organized employee representative body as required to: (i) comply with any applicable information and consultation requirement or practice, including obtaining any required opinion, advice or approval from such labor union, works council or other organized employee representative body in accordance with Applicable Law; or (ii) establish that such information, consultation, opinion or approval is not required by Applicable Law or otherwise a precondition to the Closing. In particular, for the purposes of any information or consultation process as is required with Parent’s European Works Council, the Company agrees to provide Parent with all reasonable and necessary information requested by Parent and cooperate in good faith with all reasonable requests made by Parent in relation to the same.

Section 7.04. Financing.

(a) Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Debt Financing or any Substitute Financing in an amount sufficient, together with cash on hand or other sources of funds of Parent, to consummate the Merger and the other transactions contemplated hereby no later than the Closing, including, to the extent necessary to consummate the Merger and such other transactions, using reasonable best efforts to (i) (A) maintain in effect the Debt Commitment Letter and in all material respects comply with all of their respective obligations thereunder and (B) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms contained in the Debt Commitment Letter (or with other terms agreed by Parent and the Financing Sources, subject to the restrictions on amendments of the Debt Commitment Letter set forth below), so that such agreements are in effect no later than the Closing and (ii) satisfy on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are in Parent’s (or its Subsidiaries’) control. In the event that all conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived or, upon funding of the Debt Financing, shall have been satisfied or waived, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the Persons providing the Debt Financing to fund on the Closing Date the Debt Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Debt Commitment Letter.

(b) Parent shall keep the Company reasonably informed on a timely basis of the status of Parent’s and its Subsidiaries’ efforts to obtain the Debt Financing and to satisfy the conditions thereof, including providing copies of any amendment, modification or replacement of the Debt Commitment Letter (provided, that any fee letter may be redacted to remove the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing) and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely, individually or in the aggregate, to have a material adverse impact on the Debt Financing necessary to satisfy all of Parent’s and its Subsidiaries’ obligations under this Agreement, including, promptly after obtaining knowledge thereof, providing the Company written notice of any (A) material breach or default by a Financing Source or any party to any definitive document related to the Debt Financing of the Debt Commitment Letter or any definitive document related to the Debt Financing, (B) actual or threatened withdrawal, repudiation or termination in writing of the Debt Commitment Letter or the Debt Financing by the Financing Sources or (C) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document related to the Debt Financing with respect to the obligations to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing; provided that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney-client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any law or any obligation of confidentiality. Parent may amend, modify, replace, terminate, assign or agree to any waiver under the Debt Commitment Letter without the prior written approval of the

Company; provided that Parent shall not, without the Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Commitment Letter which would (i) reduce the aggregate cash amounts of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) unless the aggregate amount of the Debt Financing following such reduction, together with cash on hand and other sources of funds of Parent on the Closing Date, would be sufficient to consummate the Merger and the other transactions contemplated hereby (it being understood that any such reduction in such amounts in accordance with the terms of such Debt Commitment Letter shall be permitted), (ii) impose new or additional conditions to the Debt Financing or otherwise expand, amend, modify or waive any of the conditions to the Debt Financing or (iii) otherwise expand, amend, modify or waive any provision of the Debt Commitment Letter in a manner that in any such case would reasonably be expected to (A) materially delay or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, (B) materially adversely impact the ability of Parent to enforce its rights against the Financing Sources or any other parties to the Debt Commitment Letter or the definitive agreements with respect thereto or (C) materially adversely affect the ability of Parent or any of its Subsidiaries to timely consummate the Merger and the other transactions contemplated hereby; provided that notwithstanding the foregoing, Parent may modify, supplement or amend the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and (2) implement or exercise any “market flex” provisions contained in the Debt Commitment Letter. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Commitment Letter permitted pursuant to this Section 7.04(b), such new commitment letters and/or fee letters shall be deemed to be the “Debt Commitment Letter” for all purposes of this Agreement and references to “Debt Financing” herein shall include and mean the financing contemplated by the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified, as applicable. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Commitment Letter.

(c) If funds in the amounts set forth in the Debt Commitment Letter, or any portion thereof, become unavailable (other than in accordance with the terms of the Debt Commitment Letter), Parent shall, and shall cause its Subsidiaries to, as promptly as practicable following the occurrence of such event (x) notify the Company in writing thereof and (y) use reasonable best efforts to obtain substitute financing, including, as applicable, a commitment to provide such substitute financing (on terms that are not materially less favorable to Parent, taken as a whole, than the terms as set forth in the Debt Commitment Letter, taking into account any “market flex” provisions thereof, and which does not include any conditions to the consummation of such substitute financing that are more onerous than the conditions set forth in the Debt Financing) sufficient, together with cash on hand and other sources of funds of Parent on the Closing Date, to enable Parent and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof (the “Substitute Financing”) and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form removing the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing) or related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Financing shall be deemed to be the “Debt Commitment Letter” for all purposes of this Agreement.

(d) The foregoing notwithstanding, compliance by Parent and its Subsidiaries with this Section 7.04 shall not limit or modify Company’s right to seek specific performance to cause Parent to consummate the Merger in accordance with Section 11.13, whether or not the Debt Financing is available.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Antitrust Laws or other Applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including using reasonable best efforts to (i) obtain the Required Regulatory Approvals and make all necessary registrations and filings and take all steps as may be reasonably necessary to obtain the Required Regulatory Approvals from, or to avoid an action or proceeding by, any Governmental Authority in connection with any Antitrust Law; (ii) obtain all other approvals, consents, ratifications, permissions, waivers or authorizations from Governmental Authorities or other Third Parties necessary, proper or advisable in connection with the transactions contemplated by this Agreement; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided that, in connection with any of the foregoing clauses (i) through (iii), the Company shall not agree to (x) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payment) or concede anything of material monetary or economic value or (y) amend, supplement or modify any Contract in any manner that would be materially adverse to the interest of the Company or, after the Merger, Parent and its Subsidiaries, in each case, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The parties agree to use their reasonable best efforts to promptly take, and cause their Affiliates to take, all actions and steps requested or required by any Governmental Authority as a condition to granting any Required Regulatory Approval, including causing the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the U.S. Federal Trade Commission (the “FTC”) or U.S. Department of Justice (“DOJ”), or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the transactions contemplated hereby, so as to obtain such Required Regulatory Approvals, and to avoid the entry of, or to effect the dissolution of, any order in any action or legal proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date, including defending through litigation, contending or appealing, any claim asserted in any court with respect to the proposed transaction by any person (including the FTC, the DOJ, or any other Governmental Authority). Such reasonable best efforts by the parties and/or their Affiliates shall include (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, lease, license, transfer or other disposition of such businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries, (2) terminating, modifying or assigning existing relationships, contracts or obligations of Parent or any of its Subsidiaries or those relating to any assets, properties or businesses of the Company or any of its Subsidiaries, (3) agreeing to other structural, behavioral or conduct relief, or changing or modifying any course of conduct regarding future operations of the Company, Parent or any of their respective Subsidiaries or the assets, properties or businesses of the Company or any of its Subsidiaries, and (4) otherwise taking or committing to take any other action that would limit Parent’s or any of its Subsidiaries’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties or businesses of the Company or any of its Subsidiaries, in each case, as may be required in order to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably practicable (and in any event no later than the End Date) (the actions referred to in clauses (1), (2), (3) and (4), “Remedy Actions”); provided, however, that neither Parent nor any of its Affiliates shall be required to propose, negotiate, commit to or effect any Remedy Action with respect to (A) any assets, categories of assets or portions of any business of Parent, the Company or any of their respective Subsidiaries if any such Remedy Action would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent and its Subsidiaries and the Company and its Subsidiaries, taken as a whole as a combined company (provided that for both of these purposes, a material adverse effect shall be measured relative to the size of the Company and its Subsidiaries, taken as a whole, regardless of whether such actions are imposed on, or affect Parent, the Company or any of their respective Subsidiaries) (a “Burdensome Condition”); and provided, that the Company shall only be permitted to propose, negotiate, commit to or effect any Remedy Action with the prior written consent of Parent; provided, further, that in no event shall Parent, the Company or their respective Subsidiaries be required to propose, negotiate, commit to or effect any Remedy Action unless such Remedy Action is conditioned upon the consummation of the Merger. Each of Parent and the Company shall not undertake any acquisition, joint venture or other business combination transaction, whether by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any Person or portion thereof or otherwise, if such actions would reasonably be expected to (i) materially delay or make materially more difficult the obtaining of any Required Regulatory Approvals or (ii) otherwise materially delay, impede or prevent the consummation of the Merger.

(c) Subject to the terms and conditions of this Agreement, each of the parties shall (and shall cause their respective Affiliates, if applicable, to) promptly, (i) make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated by this Agreement and (ii) make appropriate filings in respect of the other Required Regulatory Approvals, formally or in draft form (where pre-filing consultation is required).

(d) Without limiting the generality of anything contained in this Section 8.01, from the date of hereof until the Effective Time or the termination or this Agreement in accordance with its terms, each of the Company and Parent (on its and Merger Subsidiary’s behalf) shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a Governmental Authority or brought by a Third Party before any Governmental Authority, in each case, with respect to the transactions contemplated by this Agreement, (iii) keep the other party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other party of any substantive communication to or from the FTC, DOJ or any other Governmental Authority in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Authority in connection with any such request, inquiry, investigation, action or legal proceeding, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other party and consider in good faith the views of the other party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by this Agreement, each party shall provide advance notice of and permit authorized Representatives of the other party to be present at each material meeting or conference, including any virtual or telephonic meetings, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding; provided, however, that materials required to provided pursuant to this Section 8.01(d) may be redacted (A) to remove references concerning the valuation of Parent, Merger Subsidiary, the Company, or any of their respective Subsidiaries or assets, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings for the transactions contemplated by this Agreement. Parent shall pay all filing fees under the HSR Act and other Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings.

(e) Parent and the Company shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the timing, form and content of any filing, analyses, appearances, communications, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with efforts to obtain the Required Regulatory Approvals; provided, however that in the event of a dispute over strategy, the final determination as to the appropriate course of action shall be made by Parent after consulting and considering in good faith the views of the Company and subject to the terms of Section 8.01. Notwithstanding anything in this Agreement to the contrary, no party shall (or shall permit any of its Affiliates to) enter into any timing agreement with a Governmental Authority regarding the timing of the Closing, without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 8.02. Certain Filings. Without limiting Section 8.01 (including Section 8.01(e)) the Company and Parent shall cooperate with one another regarding any action in respect of or filing with, any Governmental Authority (including any Required Regulatory Approvals), or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Unless there has been an Adverse Recommendation Change made in connection with an Intervening Event, Parent and the Company shall consult with each other before issuing, and give each the opportunity to review and comment upon, any press releases, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts, in each case, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any public statement without the other party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each of Parent and the Company may, without such consultation or consent, issue a press release and make any public statement (including in response to questions from the press, analysts, investors or those attending industry conferences), so long as such press release or statements include only such information contained in, and consistent with, previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the applicable other party); (b) subject to any other applicable terms of this Agreement, each of Parent and the Company may, without the other party’s prior written consent (but with prior notice and, to the extent reasonably practicable, prior consultation), make any disclosures in any documents to be filed with or furnished to the SEC as may be required by applicable federal securities laws or any listing agreement with or rule of any national securities exchange or association; and (c) for the avoidance of doubt, each of Parent and the Company may, without such consultation or consent, make internal communications to employees of Parent or the Company and their respective Subsidiaries, as applicable, that in the good faith assessment of Parent or the Company, as applicable, would not need to be publicly filed pursuant to Applicable Law. The restrictions of this Section 8.03 do not apply to a public announcement or press release issued in connection with an Adverse Recommendation Change made in connection with a Superior Proposal made in compliance with Section 6.03, and Parent shall not be required by this Section 8.03 to consult with or obtain the prior consent of the Company with respect to any public announcement or press release responsive to any public announcement or press release issued by the Company pursuant to this sentence.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger

Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors shall take appropriate action as may be required to cause any dispositions of Shares, Company Option Awards, Company RSU Awards or other derivative securities, in connection with the transactions contemplated by this Agreement, by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (except with respect to the matters covered by, and subject to, Section 8.01); and

(c) any material actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against in writing, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 8.06 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 8.07. Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, the Clean Team Agreement, the Common Interest Agreement and the Data Transfer Agreement, which Confidentiality Agreement, Clean Team Agreement, Common Interest Agreement and Data Transfer Agreement will continue in full force and effect in accordance with their respective terms.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares and the suspension of the Company’s reporting obligations under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.09. Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Statute on the transactions contemplated hereby.

Section 8.10. Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 8.11. Stockholder Litigation. The Company shall give Parent prompt written notice and the opportunity to participate in the defense (at Parent’s sole cost) of any litigation, action, suit, claim, demand or proceeding brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such action, suit, claim, demand or proceeding, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments from Parent into account, and, no such settlement shall be offered or agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company will keep Parent reasonably informed with respect to any such action, suit, claim, demand or proceeding.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company and Parent of the following conditions:

(a) There shall not have been issued by any court of competent jurisdiction and remain in effect any restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any applicable Law or order been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority which directly or indirectly prohibits, or makes illegal the consummation of the Merger.

(b) The Company Stockholder Approval shall have been obtained.

(c) (i) The waiting period (and any extension thereof), and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority, applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and (ii) the other Required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, in each case, without the imposition, individually or in the aggregate, of a Burdensome Condition.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or (where permitted by Applicable Law) written waiver by Parent of the following conditions:

(a) (i) Each of the representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.05(a), Section 4.05(b), Section 4.06(a), Section 4.10(b), Section 4.24, and Section 4.25 shall be true and correct in all respects (except for Section 4.05(a) and Section 4.05(b) which shall be true and correct in all respects except for any de minimis inaccuracy) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct in all respects (except for Section 4.05(a) and Section 4.05(b), which shall be true and correct in all respects except for any de minimis inaccuracy) as of such specified time); and (ii) each of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company described in clause (a)(ii) of the definition of Material Adverse Effect that is continuing.

(d) The Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c).

Section 9.03. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company of the following conditions:

(a) (i) Each of the representations and warranties of Parent and Merger Subsidiary set forth in Section 5.01, Section 5.02 and Section 5.07 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (ii) each of the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and Merger Subsidiary shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before January 9, 2025 (the “End Date”); provided that if on January 9, 2025 any of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to April 9, 2025 and such date shall become the End Date for purposes of this Agreement; provided, further, that if on April 9, 2025 any of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to July 9, 2025 and such date shall become the End Date for purposes of this Agreement; provided, further, that if on July 9, 2025 any of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to October 9, 2025 and such date shall become the End Date for purposes of this Agreement; provided, further, that (x) if all of the conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the End Date but (y) the Closing would thereafter occur in accordance with Section 2.01(b) on a date (the “Specified Date”) that occurs within three (3) Business Days after such End Date, then the End Date shall automatically be extended to such Specified Date and the Specified Date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement shall have been the primary cause the failure of the Merger to be consummated by such time; or

(ii) if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which order, decree, ruling or other action shall be final and nonappealable or any Governmental Authority that must grant an approval specified in Section 9.01(c) has denied such approval, and such denial has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose material breach of any provision of this Agreement shall have been the primary cause of any of the events specified in this Section 10.01(b)(ii) occurring; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken; or

(c) by Parent:

(i) prior to obtaining the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or

(ii) if a breach or failure to be true of any representation or warranty of the Company set forth in Article 4 or breach or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company shall have occurred such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied and cannot be cured by the Company prior to the End Date or, if capable of being cured, shall not have been cured, following receipt by the Company from Parent of written notice of such breach or failure, by the earlier of (x) thirty (30) days after receipt of such notice from Parent and (y) the date that is two (2) days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if either Parent or Merger Subsidiary is then in material breach of any representation, warranty, covenant or obligation under this Agreement; or

(d) by the Company:

(i) prior to obtaining the Company Stockholder Approval, if (A) the Board of Directors has determined that an Acquisition Proposal constitutes a Superior Proposal, (B) the Company has complied with its obligations set forth in Section 6.03(b)(ii), (C) the Company, substantially concurrently with and as a condition to such termination, pays the Company Termination Fee payable pursuant to Section 11.04 and (D) substantially concurrently with such termination, the Company enters into a definitive agreement in respect of a Superior Proposal in accordance with Section 6.03; or

(ii) if a breach or failure to be true of any representation or warranty of Parent or Merger Subsidiary set forth in Article 5 or breach or failure to perform any covenant or agreement set forth in this Agreement on the part of Parent or Merger Subsidiary shall have occurred such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied and cannot be cured by Parent prior to the End Date or, if capable of being cured, shall not have been cured, following receipt by Parent from the Company of written notice of such breach or failure, by the earlier of (x) thirty (30) days after receipt of such notice from the Company and (y) the date that is two (2) days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if the Company is then in material breach of any representation, warranty, covenant or obligation under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of termination to the other party specifying the reasons for such termination.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that such termination shall not relieve any party for any and all liabilities and damages incurred or suffered by the other party as a result of intentional fraud by such first party; provided, further, that the provisions of the last sentence of Section 6.05, Section 8.07, this Section 10.02 and Article 11 (including, for the avoidance of doubt, Section 11.04) shall survive any termination hereof pursuant to Section 10.01 (and in the case of the last sentence of Section 6.05, including upon the consummation of the Merger) and remain in full force and effect. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 11.13 in lieu of terminating this Agreement pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by electronic mail (“e-mail”) transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Hewlett Packard Enterprise Company

1701 E Mossy Oaks Rd

Spring, Texas 77389

Attention:	John F. Schultz, Chief Operating and Legal Officer
Email:	legal.department@hpe.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Benjamin M. Roth
Raaj S. Narayan
Steven R. Green

E-mail:	BMRoth@wlrk.com
RSNarayan@wlrk.com
SRGreen@wlrk.com

if to the Company, to:

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, California 94089

Attention:	Robert Mobassaly
E-mail:	rmobassaly@juniper.net

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:	Amr Razzak
E-mail:	Amr.Razzak@skadden.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) on the next Business Day after being sent by courier or express delivery service (with confirmation of delivery), (c) if sent by e-mail transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof or (d) if sent by e-mail transmission after 5:00 p.m. recipient’s local time, the day following the date of transmission thereof; provided that no “bounce back” or similar message of non-delivery is received with respect thereto.

Section 11.02. Non-Survival. None of the representations, warranties, covenants or agreements contained herein or in any certificate, instrument, document or other writing delivered pursuant hereto shall survive the Effective Time, except for those covenants and agreements of the parties contained herein that by their terms expressly apply or are to be performed in whole or in part after the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval, no amendment shall be made that would require the approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

(b) Company Termination Fee.

(i) If this Agreement is validly terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay or cause to be paid to Parent in immediately available cash $407,500,000 (the “Company Termination Fee”), in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, substantially concurrently with and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced and such Acquisition Proposal shall not have been publicly withdrawn at least two (2) Business Days prior to the Company Stockholders’ Meeting, and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated) or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)); provided that, for purposes of clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%,” then the Company shall pay to Parent the Company Termination Fee in immediately available funds, within two (2) Business Days after the consummation of the Acquisition Proposal referred to in clause (C).

(iii) In the event that this Agreement is validly terminated under circumstances where the Company Termination Fee is due and payable and Parent or its designee shall have received full payment of the Company Termination Fee pursuant to this Section 11.04(b) and any other amounts due pursuant to the second sentence of Section 11.04(d), the receipt of the Company Termination Fee and such other amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subsidiary, any of their respective Affiliates and Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company Related Parties arising out of, relating to, or in connection with, this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided, however, that nothing in this Section 11.04(b)(iii) or Section 11.04(b)(iv) below shall limit the rights of Parent in the case of intentional fraud.

(iv) Subject to the proviso in Section 11.04(b)(iii), Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to this Section 11.04(b) and any other amounts due pursuant to the second sentence of Section 11.04(d) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which the Company Termination Fee becomes due and payable, and upon payment of the Company Termination Fee and such other amounts, none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Merger in accordance with Section 11.13 or the payment of the Company Termination Fee pursuant to this Section 11.04(b), but in no event shall Parent be entitled to both (A) equitable relief ordering the Company to consummate the Merger in accordance with Section 11.13 and (B) the payment of the Company Termination Fee pursuant to this Section 11.04(b).

(v) Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c) Parent Termination Fee.

(i) If this Agreement is validly terminated by (A) either party pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) (only if such order, decree, ruling or other action is in respect of the matters set forth in Section 9.01(c)) and, in each case, at the time of such termination, one or both of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions to Closing set forth in Article 9 shall have been satisfied or waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing; provided that such conditions would be satisfied if the Closing were to take place on such date) or (B) by the Company pursuant to Section 10.01(d)(ii) as a result of a material breach by Parent of Section 8.01, then Parent shall pay or cause to be paid to the Company in immediately available cash $815,000,000 (the “Parent Termination Fee”) within two (2) Business Days after such termination.

(ii) In the event that this Agreement is validly terminated under circumstances where the Parent Termination Fee is due and payable and the Company or its designee shall have received full payment of the Parent Termination Fee pursuant to this Section 11.04(c) and any other amounts due pursuant to the second sentence of Section 11.04(d), the receipt of the Parent Termination Fee and such other amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Affiliates and Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and no Company Related Party or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Parent Related Parties arising out of, relating to, or in connection with, this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided, however, that nothing in this Section 11.04(c)(ii) or Section 11.04(c)(iii) below shall limit the rights of the Company in the case of intentional fraud.

(iii) Subject to the proviso in Section 11.04(c)(ii), the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to this Section 11.04(c) and any other amounts due pursuant to the second sentence of Section 11.04(d) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties in any circumstance in which the Parent Termination Fee becomes due and payable, and upon payment of the Parent Termination Fee and such other amounts, none of the Parent Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, the Company may seek specific performance to cause Parent to consummate the Merger in accordance with Section 11.13 or the payment of the Parent Termination Fee pursuant to this Section 11.04(c), but in no event shall the Company be entitled to both (A) equitable relief ordering Parent to consummate the Merger in accordance with Section 11.13 and (B) the payment of the Parent Termination Fee pursuant to this Section 11.04(c).

(iv) Notwithstanding anything to the contrary contained herein, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Other Costs and Expenses. The Company and Parent acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Company, Parent or Merger Subsidiary would enter into this Agreement. Accordingly, if the Company or Parent fail promptly to pay any amount due (such party, as applicable, the “Defaulting Party”) to the other party (such party, as applicable, the “Non-Defaulting Party”) pursuant to this Section 11.04, (i) the Defaulting Party shall also pay any reasonable costs and expenses incurred by the Non-Defaulting Party in connection with a legal action to enforce this Agreement that results in a judgment against the Defaulting Party for such amount payable pursuant to this Section 11.04 and (ii) the Defaulting Party shall pay to the Non-Defaulting Party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid pursuant to this Section 11.04 and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus five percent (5%), or such lesser rate per annum that is the maximum permitted under Applicable Law.

(e) Transfer Taxes. Except as otherwise set forth in Section 2.03(c), all transfer, documentary, stamp, registration and other similar Taxes imposed with respect to the Merger shall be borne by the Company.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be readily apparent on the face of such references. The inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (or covenants, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except with respect to: (i) the rights of each Indemnified Person pursuant to Section 7.02, (ii) if the Effective Time occurs, the right of the Company’s stockholders and holders of Company Equity Awards to receive the Merger Consideration pursuant to Article 2 and (iii) that the right of the Company, on behalf of the holders of Shares, Company Option Awards and Company RSU Awards (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 11.13 or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which may include the benefit of the bargain lost by such holders) in the event of a breach hereof by Parent of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Subsidiary’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and that, in some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other parties hereto and any attempted assignment, delegation or transfer of this Agreement or any such rights or obligations without such consent shall be void ab initio and of no effect.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a Contract and each party hereto forever waives any such defense.

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement, the Clean Team Agreement, the Common Interest Agreement and the Data Transfer Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in accordance with Section 11.08 (without proof of damages), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree (a) that the right of specific performance is an integral part of the transactions contemplated hereby and, without that right, neither the Company nor Parent nor Merger Subsidiary would have entered into this Agreement, (b) not to raise any objections to the granting of an injunction, specific performance or any other equitable relief on the basis that the other parties have an adequate remedy at law or equitable relief is not an appropriate remedy for any reason at law or equity, and (c) that no other party or Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.14. Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement or the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any such legal action brought against the Financing Sources in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 11.14), and (e) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.14 and that this Section 11.14 and the definition of “Financing Sources” may not be amended in any manner materially adverse to the Financing Sources without the written consent of the Financing Entities. Notwithstanding the foregoing, nothing in this Section 11.14 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Source’s obligations to Parent under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Financing Sources or Parent with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

JUNIPER NETWORKS, INC.

By:	/s/ Rami Rahim
Name: Rami Rahim
Title: Chief Executive Officer

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ John F. Schultz
Name: John F. Schultz
Title: Executive Vice President & Chief Operating & Legal Officer

JASMINE ACQUISITION SUB, INC.

By:	/s/ Jonathan Sturz
Name: Jonathan Sturz
Title: President and Secretary

[Signature Page to Agreement and Plan of Merger]

ANNEX B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

January 9, 2024

Board of Directors

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Hewlett Packard Enterprise Company (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Juniper Networks, Inc. (the “Company”) of the $40.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 9, 2024 (the “Agreement”), among Parent, Jasmine Acquisition Sub, Inc., a wholly owned subsidiary of Parent and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as co-manager with respect to the public offering of Parent’s notes in March 2023 and co-manager with respect to the public offering of Parent’s notes in June 2023. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for

B-1

Board of Directors

Juniper Networks, Inc.

January 9, 2024

certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the networking and telecommunications technology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $40.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $40.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent, or the Transaction, or as to the impact of the Transaction on Board of Directors the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $40.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

B-2

Board of Directors

Juniper Networks, Inc.

January 9, 2024

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

B-3

ANNEX C

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

ANNEX D

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

JUNIPER NETWORKS, INC.

Juniper Networks, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Juniper Networks, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 1997. A Restated Certificate of Incorporation was filed on February 24, 2014. An amendment to the Restated Certificate of Incorporation was filed on May 25, 2017.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Restated Certificate of Incorporation further amends the provisions of the Restated Certificate of Incorporation of the Corporation, as amended.

4. The terms and provisions of this Certificate of Amendment to the Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

5. Sections A and B of Article EIGHTH of the Restated Certificate of Incorporation of the Corporation, as amended, are hereby amended to read in their entirety as follows:

A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director or officer of the Corporation or any subsidiary of the Corporation shall be personally liable to the Corporation or its stockholders and each director or officer shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the directors or officers of the Corporation and its subsidiaries shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

IN WITNESS WHEREOF, Juniper Networks, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this [   ] day of [   ], 202[  ].

JUNIPER NETWORKS, INC.

By:
Rami Rahim
Chief Executive Officer

D-1

JUNIPER NETWORKS, INC. ATTN: INVESTOR RELATIONS 1133 INNOVATION WAY SUNNYVALE, CA 94089

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JNPR2024SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V29435-S83091	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

JUNIPER NETWORKS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4.		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of January 9, 2024 (the “Merger Agreement”), by and among Juniper Networks, Inc. (“Juniper”), Hewlett Packard Enterprise Company and Jasmine Acquisition Sub, Inc. a wholly owned subsidiary of Hewlett Packard Enterprise Company.	☐	☐	☐

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Juniper’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.	☐	☐	☐

3.	To approve an amendment to the Restated Certificate of Incorporation of Juniper, as amended, to reflect new Delaware law provisions regarding officer exculpation.	☐	☐	☐

4.	To adjourn the Juniper Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Juniper Special Meeting.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SPECIAL MEETING OF STOCKHOLDERS OF

JUNIPER NETWORKS, INC.

April 2, 2024

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

of Stockholders to be held April 2, 2024:

The Notice of Special Meeting of Stockholders and Proxy Statement is available at

www.proxyvote.com

Please sign, date and mail

your proxy card in the envelope provided as soon as possible.

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V29436-S83091

JUNIPER NETWORKS, INC.

SPECIAL MEETING OF STOCKHOLDERS

April 2, 2024 9:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert Mobassaly and Kenneth Miller, as the proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of JUNIPER NETWORKS, INC. held of record by the undersigned at the close of business on February 23, 2024 at the Special Meeting of Stockholders to be held virtually at 9:00 a.m. Pacific Time on April 2, 2024, via webcast at www.virtualshareholdermeeting.com/JNPR2024SM and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” Proposal 1, Proposal 2, Proposal 3 and Proposal 4.

Continued and to be signed on reverse side